Exhibit 10.1

EXECUTION

AGREEMENT OF LEASE

Between

400 ATLANTIC JOINT VENTURE LLC AND

SLJ ATLANTIC STAMFORD LLC (tenants-in-common)

as Landlord

- and -

CARA THERAPEUTICS, INC.,

as Tenant

400 ATLANTIC STREET,

STAMFORD, CONNECTICUT

Dated as of May 11, 2023

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EXHIBITS

EXHIBIT A	The Premises
EXHIBIT B	The Land
EXHIBIT C	Rules and Regulations
EXHIBIT D	Cleaning Specifications
EXHIBIT E	HVAC Specifications
EXHIBIT F	Landlord's Base Building Work
EXHIBIT G	Tenant's Work Letter
EXHIBIT H	Intentionally Omitted
EXHIBIT I	Form of Letter of Credit

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THIS AGREEMENT OF LEASE (this “Lease”), is dated as of May 11, 2023 (“Effective Date”), between 400 ATLANTIC JOINT VENTURE LLC AND SLJ ATLANTIC STAMFORD LLC (tenants-in-common), each a Delaware limited liability company, with an office at c/o George Comfort & Sons, Inc., 200 Madison Avenue, New York, New York 10016 (“Landlord”), and CARA THERAPEUTICS, INC., a Delaware corporation, with an office at 4 Stamford Plaza, 107 Elm Street, 9th Floor, Stamford, Connecticut 06902 (“Tenant”).

WI T N E S S E T H:

Landlord and Tenant hereby covenant and agree as follows:

ARTICLE 1

Definitions

Section 1.01.Definitions.  For the purposes of this Lease, unless the context otherwise requires:

(a)“Alterations” shall mean alterations, installments, improvements, additions or other changes (other than temporary partition walls and decorations), in the Premises (hereinafter defined), or, to the extent expressly permitted pursuant to the terms of this Lease, outside of the Premises, including, without limitation, Tenant’s Alterations (hereinafter defined).

(b)“Building” shall mean, collectively, the building(s) and improvements constituting the office complex located at and known as 400 Atlantic Street, Stamford, Connecticut.

(c)“Building Common Areas” shall mean all of the non-rentable areas in the interior and exterior of the Building designated by Landlord as available in common for or for the common benefit of, the tenants of the Building, including, without limitation, restrooms on multitenant floors, fire stairs, common space on the ground floor of the Building (the “Plaza”), any common loading docks, and the Garage.

(d)“Building Systems” shall mean the base Building mechanical, gas, electrical, sanitary, heating, air-conditioning, ventilating, elevator, plumbing, life-safety, roof and balcony drainage and other service systems of the Building (other than any horizontal distribution of the Building Systems within and exclusively serving the Premises following the main point of connection thereof).

(e)“City” shall mean Stamford, Connecticut.

(f)“Complex” shall mean the office building(s) and the related facilities, parking areas, interconnected garages, terraces and roadways and any other improvements constructed on the Land and currently known as and having an address at 400 Atlantic Street, Stamford, Connecticut.  Landlord and Tenant have agreed that for the purpose of this Lease, as of the date hereof, the rentable square footage of the Complex is deemed to be 491,420 rentable square feet.  Said Complex rentable square footage shall be subject to change, from time to time, based solely on any actual, physical additions or deletions of rentable square footage to the Complex, or pursuant to the terms of this Lease.

(g)“Complex Common Areas” shall mean all of the areas in and around the building(s) comprising the Complex which are designated by Landlord as being available for common use by or the common benefit of all tenants of the Complex, subject to such commercially reasonable access restrictions which Landlord may impose, including, without limitation, the Complex Garages (hereinafter defined); any exterior parking areas located at and being a part of the Complex; any Complex common parking spaces; any Complex annexes and/or common terraces; landscaped areas of the Land; any Complex common loading and unloading areas; any common facilities which are designated for the use of tenants of the Complex; and the Land and the roadways and sidewalks located adjacent to the building(s) in the Complex.

(h)“Complex Garages” shall mean all of the motor vehicle parking garages which are located adjacent to the building(s) comprising the Complex.

(i)“Control” shall mean ownership of more than fifty percent (50%) of the outstanding voting stock of a corporation or other majority equity and/or control interest if not a corporation and/or the possession of power to direct or cause the direction of the management and policy of such corporation or other entity, whether through the ownership of voting securities or interests or by statute.

(j)“Environmental Laws” shall mean all applicable Federal, state, county, and local statutes, laws, regulations, rules, ordinances, codes, standards, guidelines, orders, licenses and permits of any Governmental Authorities relating to environmental, health or safety matters, including by way of illustration and not by way of limitation, the Clean Air Act, the Federal Water Pollution Control Act of 1972, the Solid Waste Disposal Act of 1970, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1970, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Toxic Substances Control Act and any state and local equivalents of all for the preceding laws, including, but not limited to Connecticut General Statutes §22a-1 et seq., including any amendments or extensions thereof and all future similar statutes, laws, rules, regulations, and directives and any rules, regulations, standards or guidelines issued pursuant to any of said Environmental Laws.

(k)“Garage” shall mean that portion of the Complex Garages located directly under and around the Building.

(l)“Governmental Authorities” or a “Governmental Authority” shall mean any federal, state, county, municipal or local government or any quasi-governmental authority, now or hereafter created and all departments, commissions, boards, bureaus and offices thereof having or claiming jurisdiction over the Building or Complex or any portion thereof.

(m)“Hazardous Materials” shall mean any hazardous or toxic chemical, waste, byproduct, pollutant, contaminant, compound, product or substance, including, without limitation, asbestos, polychlorinated biphenyl’s, lead, petroleum (including crude oil or any fraction thereof), and any material the exposure to, or manufacture, possession, presence, use, generation, storage, transportation, treatment, release, disposal, abatement, cleanup, removal, remediation or handling of which is now, or may in the future be, prohibited, controlled or regulated by any of the Environmental Laws.

(n)“Land” shall mean the parcel or parcels of land situated in the County of Fairfield, State of Connecticut and the City upon which the Complex stands.

(o)“Lease Year” shall mean every period of twelve (12) consecutive months during the Term of this Lease commencing on the Rent Commencement Date (as hereinafter defined), provided that if the Rent Commencement Date does not occur on the first day of a month, then the first Lease Year shall commence on the Rent Commencement Date and end on the last day of the month in which shall occur the day immediately preceding the first anniversary of the Rent Commencement Date and provided further that the last Lease Year shall end on the Expiration Date (as hereinafter defined).

(p)“Requirements” shall mean all present and future laws, rules, orders, ordinances, regulations, statutes, requirements, codes and executive orders, extraordinary as well as ordinary, of all Governmental Authorities now existing or hereafter created, and of any and all of their departments and bureaus affecting the Complex or any portion thereof, or any street, avenue or sidewalk comprising a part of or in front thereof.

(q)“Superior Lease” shall mean any and all ground or underlying leases of the Land, Complex or the Building and all renewals, extensions, supplements, amendments and modifications thereof.

(r)“Superior Mortgages” shall mean any trust indenture or mortgage which may now or hereafter affect the Land, the Complex or the Building or any Superior Lease and the leasehold interest created thereby or any condominium declaration or similar common interest ownership structure, and all renewals, extensions, supplements, amendments, modifications, consolidations and replacements thereof or thereto, substitutions therefor and advances made thereunder.

(s)“Tenant’s Alterations” shall mean the fit-up improvements and Alterations made by Tenant to the Premises, excluding Tenant’s Property, during the Term of this Lease, including, without limitation, improvements to the First Offer Space (as hereinafter defined), if any.

(t)“Tenant’s Property” shall mean Tenant’s (i) moveable trade fixtures and partitions, (ii) telephones, computers, printers and other business office machines, and (iii) furniture, furnishings, work stations, decorations and other items of moveable personal property.

(u)“Unavoidable Delays” shall mean any and all delays beyond the reasonable control of a party, including, without limitation, delays caused by the other party hereto, governmental restrictions, governmental regulations, governmental controls, order of civil, military or naval authority, governmental preemption, governmental mandated pandemic shut-downs, strikes, labor disputes, lock-outs, shortage of labor materials, inability to obtain materials or reasonable substitutes therefor, default of any building or construction contractor or subcontractor, Acts of God, pandemics, epidemics, fire, earthquake, floods, explosions, actions of the elements, extreme weather conditions, enemy action, civil commotion, riot or insurrection, fire or other unavoidable casualty or any other cause beyond such party’s reasonable control.  Notwithstanding the foregoing, (i) lack of funds shall not be deemed a cause beyond either party’s reasonable control, and (ii) the provisions of this Section 1.01(u) shall not excuse Tenant from its obligation to pay Fixed Rent and/or Additional Rent as and when due hereunder, nor Landlord from its obligation to reimburse Tenant any funds or make any other payments due hereunder.

ARTICLE 2

Demise; Premises; Term; Renewal Option

Section 2.01.Demise; Premises; Term.  Landlord hereby leases to Tenant, and Tenant hereby hires from Landlord, the interior rentable area located on the fifth (5th) floor of the Building, as more particularly outlined on Exhibit A attached hereto and made a part hereof (the “Premises”), in the Building situated on a portion of the Land as more particularly described on Exhibit B attached hereto and made a part hereof, for the Term hereinafter stated, and for the rents, covenants and conditions (including limitations, restrictions and reservations) hereinafter provided.

Section 2.02.Rentable Area.  Landlord and Tenant hereby stipulate that, as of the date hereof, the rentable square footage of the Premises shall be deemed to be 26,374 rentable square feet (“Tenant’s Area”).  Such Premises rentable area shall be subject to change, from time to time, based solely on any actual, physical additions or deletions of rentable square footage to the Premises pursuant to the terms of this Lease (including Articles 12, 13, or 36) or by written agreement between the parties.

Section 2.03.Term.  The Premises are leased for a term (the “Term”) of approximately eleven (11) years, commencing on the earlier to occur of (a) the date that Tenant first occupies the Premises for the regular conduct of its business therein, and (b) the date Landlord delivers the Premises to Tenant in the condition required hereunder with Landlord’s Critical Path Work substantially completed, provided that such date shall be no sooner than November 1, 2023 (the “Commencement Date”), and expiring at 11:59 p.m. (Eastern Time) on the last day of the calendar month in which occurs the tenth (10th) anniversary of the Rent Commencement Date (the “Expiration Date”), unless the Term shall sooner terminate pursuant to any of the terms, covenants or conditions of this Lease or pursuant to law.  If Tenant validly exercises any option to renew pursuant to the terms of this Lease, the Term shall include any such exercised renewal period.  Upon substantial completion of Landlord’s Critical Path Work, the Premises shall be turned over to Tenant in the following condition (the “Delivery Condition”): vacant, broom-clean condition, ready for Tenant to commence Tenant’s Work, fully demised, utilities separately metered, with all construction debris removed.

Section 2.04.Inability to Deliver Premises.  If Landlord fails to substantially complete Landlord’s Critical Path Work on or prior to any target substantial completion date, this Lease shall not be void or voidable, nor shall Landlord be liable for any damages or penalties in connection therewith, except as expressly set forth herein.  Notwithstanding the foregoing and provided that Tenant has received all permits necessary to begin construction of Tenant’s Work on or before the date Landlord actually substantially competes Landlord’s Critical Path Work: (i) subject to any Tenant Delays and Unavoidable Delays, if Landlord does not substantially complete Landlord’s Critical Path Work on or before June 30, 2023, then Tenant shall be entitled to a credit, in the amount of one and one-half (1.5) days of Base Rent for every day after such date that Landlord has not so substantially completed Landlord’s Critical Path Work, and, subject to any

Tenant Delays and Unavoidable Delays, if Landlord does not substantially complete Landlord’s Critical Path Work on or before August 31, 2023, then Tenant shall have the right to terminate the Lease by providing ten (10) Business Days’ prior written notice of termination within ten (10) Business Days after such date (time being of the essence), provided that if Landlord substantially completes Landlord’s Critical Path Work prior to the expiration of such ten (10) Business Day period, then such termination notice shall be deemed null and void and of no further force or effect, and (ii) subject to any Tenant Delays and Unavoidable Delays, if Landlord does not substantially complete Landlord’s Base Building Work on or before October 31, 2023, then Tenant shall be entitled to a credit, in the amount of one and one half (1.5) days of Base Rent for every day after such date that Landlord has not so substantially completed Landlord’s Base Building Work.

Section 2.05.Option to Renew.  Landlord hereby grants to Tenant and Tenant shall have the option (the “Option”) to extend the Term of this Lease for one (1) five (5) year period (the “Extended Term”) after the Expiration Date, subject to and in accordance with all of the following terms and conditions:

(a)Tenant shall exercise the Option by giving written notice to Landlord at least twelve (12) months prior to the Expiration Date, time being of the essence;

(b)The Extended Term shall be under the then applicable terms and conditions contained in this Lease, except that the annual Fixed Rent shall be at the annual fair market rental rate (as hereinafter defined) of the Premises as of the Expiration Date;

(c)Tenant shall not be in default of any terms and/or conditions of this Lease beyond any applicable notice and cure periods;

(d)Tenant’s failure to give Landlord written notice exercising the Option to extend within the stipulated time shall result in the automatic forfeiture of the Option.  Landlord shall have no obligation to solicit such notice, or to remind Tenant of its obligations hereunder;

(e)Except as modified herein, all terms and conditions applicable as of the Expiration Date of this Lease shall be in full force and effect during the Extended Term without any further options to extend; and

(f)The Option to extend is offered exclusively to the named Tenant herein (i.e., Cara Therapeutics, Inc.) and may not be assigned, pledged or otherwise transferred (except pursuant to a permitted assignment of the Tenant’s leasehold to related or affiliated companies as defined in and pursuant to Article 19 of this Lease).

(g)The “annual fair market rental rate” for the Extended Term shall be determined as follows: Upon Landlord’s receipt of Tenant’s timely notice of Tenant’s exercise of the Option, and commencing on or about the date which is eleven (11) months before the end of the Lease Term, Landlord shall deliver to Tenant, in writing, Landlord’s good faith determination of the then annual fair market rental rate of the Premises as of the Expiration Date, which shall be based on the annual fair market rental rate for comparable, first-class commercial office space (including any available in the Complex) on comparable renewal terms and conditions in the Complex or in the Stamford, Connecticut commercial office rental market.  Tenant shall have ten (10) Business Days following receipt of Landlord’s determination to either accept or reject same, by written notice given to Landlord, time being of the essence.  If the parties are unable to so agree on the annual fair market rental rate for the Extended Term, then such figure shall be determined as follows: Each party shall, within ten (10) Business Days after the expiration of such ten (10) Business Day period, appoint a reputable, independent, commercial MAI appraiser, commercial real estate broker, commercial real estate appraiser or commercial real estate consultant, which, as to any such selected party, has had not less than ten (10) years’ experience appraising and/or leasing comparable, first-class commercial premises in the Stamford, Connecticut, area (an “advisor”).  The advisor shall not have the power to add to, modify or change any of the provisions of this Lease.  On the failure of either party to appoint such advisor within ten (10) days after notification of the appointment by the other party, the person appointed as an advisor shall appoint an advisor to represent the party who has not so appointed an advisor.  The two (2) advisors appointed in either manner above provided shall then proceed to act to determine such figure equaling such annual fair market rental rate as of such applicable date, in accordance with the above definition.  In the event of their inability to reach an agreement between them within ten (10) days, they shall, within ten (10) days, appoint a third similarly qualified advisor who has had not less than ten (10) years’ experience appraising comparable, first-class commercial premises in the Stamford, Connecticut, area.  If the three (3) advisors are then unable to reach an agreement within ten (10) days thereafter, the decision of the third advisor shall determine such figure equaling such annual fair market rental rate, in accordance with the above definition (which decision shall be made by the third advisor picking one of the two such submitted figures by the other advisor(s)).  The final decision of the advisors shall be delivered to the parties in writing not later than nine (9) months before the expiration of the Lease Term (the “Decision Date”), time being of the essence.  Landlord and Tenant agree to each pay the expenses and fees of their own advisor and one-half (1/2) the expenses and fees of any third advisor and to be bound by their final decision.

(h)If for any reason by the commencement of the Extended Term, the annual Fixed Rent for such period shall not have been finally determined, Tenant shall, until such determination, pay the annual Fixed Rent at the last applicable annual Fixed Rent rate per rentable square foot of the Premises during the Lease Term.  Upon such final determination, Tenant shall thereafter pay such annual Fixed Rent at a rate which is based upon the annual Fixed Rent for the Extended Term as so determined and shall pay Landlord the balance, if any, which shall be owing for the period preceding such determination.  Whenever the annual Fixed Rent for the Extended Term shall have been determined, the parties hereto, on request of either of them, shall enter into a stipulation with respect to the annual Fixed Rent rate for the Extended Term.

ARTICLE 3

As-is Condition of the Premises

Section 3.01.As-is Condition.  Except as hereinafter specifically provided, Tenant hereby acknowledges that it shall take the Premises, the Building and the Complex in their “AS-IS,” “WHERE-IS” condition as of the date of this Lease, and (except as expressly specified pursuant to the terms of this Lease) Landlord shall have no obligation to alter, repair or perform any work to prepare the Premises, the Building, the Complex or any portion thereof for Tenant’s occupancy.  Notwithstanding the foregoing, Tenant shall, at its sole cost and expense (subject to the Tenant Improvement Allowance), be responsible for the completion of the work identified in Exhibit G hereto (collectively, “Tenant’s Work”).  In addition, Landlord shall cause Landlord’s Base Building Work to be substantially completed, subject to the terms of this Lease and Exhibit

F (collectively, “Landlord’s Base Building Work”).  Notwithstanding the foregoing, Landlord hereby warrants to Tenant that, as of the Commencement Date, the roof and all structural elements of the Building, as well as all Building Systems (including, without limitation, HVAC, mechanical, electrical, lighting, plumbing and life safety systems) serving the Premises shall be delivered in good working order, and the Premises, the Building and Common Areas (and paths of travel to and from the Building) shall be in compliance with applicable Requirements (including, without limitation, applicable zoning regulations (including, for the Permitted Use), environmental laws and ADA).

Section 3.02.Tenant Improvement Allowance.  Landlord has agreed to contribute a one-time tenant improvement allowance (the “Tenant Improvement Allowance”) in the amount of up to $2,901,140.00 (based on a rate of $110.00/rentable square foot of the Premises) to reimburse Tenant for (a) the actual hard and soft costs (but subject to the last sentence of this Section 3.02) of completing, constructing or installing the Tenant’s Work to the Premises, (b) government permit fees relating to such Tenant’s Work, and (c) Tenant’s actual costs for computer cabling, furniture, fixtures and equipment in connection with Tenant’s Work.  The Tenant Improvement Allowance, or a portion thereof, will be disbursed by Landlord to Tenant no less frequently than monthly (the “Monthly Draws”) within twenty (20) days (such period, the “Disbursement Date”) after Tenant submits all of the following to Landlord: (i) a written certification from Tenant’s architect stating that the improvements (to the extent completed during the period covered by the Monthly Draw) were completed in accordance with the Landlord-approved plans and specifications therefor, (ii) partial lien releases from all contractors and materialmen providing services or supplies, through the date of the pertinent Monthly Draw, in connection with the improvements covered by such Monthly Draw, (iii) invoices or other reasonable evidence of the costs incurred in connection with the improvements covered by the Monthly Draw, through the date of the pertinent Monthly Draw, and (iv) a certificate of completion or certificate of occupancy (but, only with respect to the final Monthly Draw, or sooner, if the pertinent improvements are completed sooner than the month of the final Monthly Draw) for the Premises (if required by applicable Requirements and if necessary pursuant to such Requirements, Landlord shall reasonably cooperate, at no expense to Landlord, with respect thereto).  If Tenant timely submits to Landlord each of the foregoing and Landlord fails to disburse the applicable portion of the Tenant Improvement Allowance when due and payable hereunder, then Landlord shall pay interest on the undisbursed portion of any such due and unpaid portion of the Tenant Improvement Allowance at the Default Rate, until paid by Landlord.  If Landlord in good faith disputes any Monthly Draw request and/or asserts that the required supporting documentation for such Monthly Draw was not duly submitted, it shall pay any undisputed portion of the Monthly Draw and provide, in writing, to Tenant the basis for not paying the balance within the above-referenced thirty (30) day timeframe for payment, with Tenant entitled to interest at the Default Rate hereunder only with respect to unpaid portions of the Tenant Improvement Allowance to the extent Landlord’s non-payment continues after same is due and payable hereunder.  Tenant shall be solely responsible for any and all costs of designing and constructing improvements to the Premises in excess of the Tenant Improvement Allowance.  Tenant shall have until the date which is the last day of the month in which the second (2nd) anniversary of the Commencement Date occurs to perform work in the Premises that is reimbursed by the Tenant Improvement Allowance.  In the event that Tenant does not use the entire Tenant Improvement Allowance on or before second (2nd) anniversary of the Commencement Date, the unused portion of the Tenant Improvement Allowance (up to twenty percent (20%), or $580,228.00, of the Tenant Improvement

Allowance) shall be applied as a credit against Fixed Rent next coming due and payable under this Lease.  Notwithstanding anything contained herein to the contrary, up to $580,228.00 (or twenty percent (20%)) of the Tenant Improvement Allowance may be used to reimburse Tenant’s reasonable, out-of-pocket architectural and engineering costs incurred for Tenant’s Work, pursuant to Monthly Draw requirements, accompanied with Tenant’s relevant invoices and paid receipts.

Section 3.03.Tenant shall cause to be performed, at Tenant’s sole cost and expense (except for the Tenant Improvement Allowance due and payable hereunder), subject to and in accordance with the provisions of the Work Letter attached hereto as Exhibit G, any and all alterations to the Premises necessary for Tenant to conduct its business in the Premises (collectively, the “Tenant’s Work” or “Initial Alterations”).  Subject to Landlord’s reasonable prior approval (which approval shall not be unreasonably withheld, conditioned or delayed) and Tenant’s compliance with all applicable terms, conditions and requirements of this Lease (including, without limitation, Exhibit G hereof), Tenant may, at its election and expense, include the following items as part of Tenant’s Work: (a) a commercially reasonable computer room in the Premises; (b) two (2) commercially reasonable office pantries (with associated seating) in the Premises; and (c) a commercially reasonable Supplemental HVAC system in the Premises.

Section 3.04.Tenant’s Installations.  Tenant shall cause to be installed, at Tenant’s sole cost and expense, any and all furniture, fixtures, business equipment, cabling, wiring and technology installations in and to the Premises necessary (in Tenant’s discretion and otherwise in accordance with the terms of this Lease) for Tenant to conduct its business therein.

Section 3.05.If Landlord fails, after satisfaction of all required conditions under Section 3.02, to pay all or any installment of the Tenant Improvement Allowance on or before the due date therefor, and such failure continues for thirty (30) days after Tenant notifies Landlord of such failure and no monetary or material non-monetary default by Tenant shall have occurred and be continuing beyond applicable notice and cure periods, then Tenant shall have the right to deliver to Landlord a written notice (a “Second Allowance Notice”) stating that Landlord has failed to pay all or any installment of the Tenant Improvement Allowance in accordance with Section 3.02.  If Landlord fails to pay all or any portion of the Tenant Improvement Allowance covered by the Second Allowance Notice within ten (10) Business Days after Tenant gives the Second Allowance Notice to Landlord, then, subject to the provisions of this Section 3.05, Tenant shall be entitled to offset such amount against the next installments of Rent coming due until fully paid.  Notwithstanding anything herein to the contrary, if Landlord disputes that Tenant is entitled to the amount covered by the Second Allowance Notice by notice given to Tenant within such ten (10) Business Day period (which notice sets forth in reasonable detail the reason(s) for why Landlord believes Tenant is not entitled to the disputed amount), then Tenant shall not be entitled to offset the disputed amount unless and until Tenant obtains the determination of the Arbitrator pursuant to Article 25 that Tenant is entitled to the disputed amount.  If Tenant obtains such determination, then Tenant may offset the disputed amount against the next installments of Rent coming due until fully paid, together with interest thereon from the date the disputed amount was due until the date that the disputed amount has been fully offset at the Base Rate.  The obligations of Landlord and Tenant under the provisions of this Section 3.05 shall survive the expiration or earlier termination of the Term.

Section 3.06.Disputes.  Any dispute under this Article 3 shall be determined by arbitration pursuant to Article 25 hereof initiated by either party.

ARTICLE 4

Rent

Section 4.01.Fixed and Additional Rent.  Commencing on the date which is the later to occur of (a) the date which is twelve (12) months after the Commencement Date and (b) November 1, 2024 (the “Rent Commencement Date”), Tenant shall pay to Landlord, without notice or demand, in lawful money of the United States of America, at the office of Landlord or at such other place as Landlord may designate by written notice, without any set-off, offset, abatement or deduction, except as otherwise provided herein, annual fixed rent (“Fixed Rent”) as follows:

Lease Years/Period	Annual Fixed Rent Rate Per RSF	Monthly Fixed Rent Rate	Annual Fixed Rent Rate
1	$49.00	$107,693.83	$1,292,326.00
2	$50.23	$110,397.17	$1,324,766.02
3	$51.48	$113,144.46	$1,357,733.52
4	$52.77	$115,979.67	$1,391,755.98
5	$54.09	$118,880.81	$1,426,569.66
6	$55.44	$121,847.88	$1,462,174.56
7	$56.82	$124,880.89	$1,498,570.68
8	$58.25	$128,023.79	$1,536,285.50
9	$59.70	$131,210.65	$1,574,527.80
10	$61.19	$134,485.42	$1,613,825.06

payable in advance on the first day of each and every calendar month thereafter occurring during the Term, except Tenant’s first monthly installment of Fixed Rent shall be paid in advance on Tenant’s execution of this Lease; and

(a)In addition, commencing on the Commencement Date, and continuing during the Term, Tenant shall pay Landlord additional rent (“Additional Rent”) consisting of all other sums of money as shall become due and payable by Tenant under this Lease (for default in the payment of which Landlord shall have the same rights and remedies as for a default in the payment of Fixed Rent).  Unless otherwise expressly set forth in this Lease, all items of Additional Rent shall be due and payable not later than twenty-five (25) days after receipt of a statement therefor.  For purposes of this Lease, the term “Rent” shall mean Fixed Rent and Additional Rent.

(b)There shall be no abatement of, deduction from, counterclaim or set off against Fixed Rent or Additional Rent except as otherwise expressly provided herein.

(c)Notwithstanding anything to the contrary contained in this Lease, as long as Tenant is not in default of any of its Lease obligations beyond any applicable notice and cure periods, Tenant shall be entitled to a full Fixed Rent abatement (the “Abated Rent”) for the twelve (12)-month period from the Commencement Date through the date preceding the Rent Commencement Date (such twelve (12) month Fixed Rent abatement period, the “Abatement

Period”).  Notwithstanding the foregoing, in the event Tenant defaults in any of its monetary or material non-monetary Lease obligations beyond any applicable notice and cure periods at any time during the Abatement Period, all of the previously Abated Rent shall become due and payable within ten (10) days after Landlord’s written demand therefor and Tenant shall not be entitled to any further rent abatement during the remainder of the Abatement Period.  Payment by Tenant of any Abated Rent in the event of such default shall not limit or affect any Landlord’s rights, claims or remedies pursuant to the Lease or available at law or in equity, as a result of any such default.  During the Abatement Period, only the applicable Fixed Rent specified therefor shall be abated, and except as expressly set forth herein, all Additional Rent and other costs and charges specified in this Lease shall remain due and payable pursuant to the provisions of this Lease.

Section 4.02.Interest.  If Tenant shall fail to pay when due any installment of Fixed Rent or any Additional Rent more than once in any 12-month period during the Term, then Tenant shall pay interest thereon at an annual rate of interest equal to three percent (3%) above the Base Rate (said rate or the maximum rate permitted by applicable usury laws, if any, whichever is less, is referred to herein as the “Default Rate”) from the date when such installment or payment shall have become due to the date of the payment thereof, and such interest shall be deemed Additional Rent.  For purposes of this Lease, the term “Base Rate” shall mean the annual rate of interest publicly announced from time to time by Citibank, N.A., or its successor, as its “prime lending rate” (or such other term as may be used by Citibank, N.A., or its successor, from time to time, for the rate presently referred to as its “prime lending rate”).

ARTICLE 5

Use

Section 5.01.Use.  Tenant shall use and occupy the Premises solely for executive, general and administrative offices for Tenant’s business (and lawful related uses) (the “Permitted Use”) and for no other purpose without the prior written consent of Landlord, which consent shall be determined by Landlord within its sole discretion.  Tenant shall not use or occupy or suffer or permit the use or occupancy of the Premises or any part thereof in any manner which in Landlord’s reasonable judgment shall adversely affect or interfere with any services required to be furnished by Landlord to Tenant or to any other tenant or occupant of any part of the Complex, or with the proper and economical rendition of any such service or with the use or enjoyment of any part of the Complex by any other tenant or occupant.

Section 5.02.Restrictions on Use.  Tenant’s specific manner of use or occupancy of the Premises (as opposed to the general use of the Premises for the Permitted Use) shall not suffer or permit the Premises or any part thereof to be used in any manner, or anything to be done therein, or suffer or permit anything to be brought into or kept therein, which would in any way: (a) violate any applicable Requirements of any Governmental Authority; (b) make void or voidable any insurance policy then in force with respect to the Building or the Premises; (c) make unobtainable from reputable insurance companies authorized to do business in the State of Connecticut at standard rates any fire insurance with extended coverage, or liability, elevator, boiler or other insurance required to be furnished by Landlord under the terms of the Superior Mortgages or Superior Leases, if any; (d) cause, or be likely to cause, physical damage to the Building or Complex or any part thereof (except for permitted Alterations performed and/or installed in accordance with the terms and conditions of this Lease); (e) constitute a public or private nuisance; (f) materially or unreasonably impair the appearance or reputation of the Building; (g) discharge noxious fumes, vapors or odors into the Building’s air conditioning system or into Building’s flues or vents or otherwise in such a manner as may unreasonably offend other occupants; (h) cause substantial or objectionable noise or vibrations; (i) violate any of the exclusive use restrictions applicable to all or any portion of the Complex in effect on the date hereof; (j) permit any uses of governmental agencies and/or excessively high density businesses, such as call centers, staffing centers, or medical offices with regular patient visitations; or (k) impair or interfere with any of the Building’s or Complex’s services or operations, including, without limitation, the furnishing of electrical energy, or the proper and economic cleaning, air conditioning or other servicing of the Building or the Premises or impair or interfere with the use of any of the other areas of the Building or the Complex, or occasion material or unreasonable discomfort, annoyance or inconvenience to Landlord or any of the other tenants or occupants of the Building or of the Complex.  The provisions of this Section, and the application thereof, shall not be deemed to be limited in any way to or by the provisions of any other Section of this Article or any of the Rules and Regulations referred to in Article 27 or set forth in Exhibit C attached hereto and made a part hereof.

Section 5.03.Certificate of Occupancy.  Tenant shall not at any time use or occupy, or suffer or permit to use or occupy the Premises in violation of the certificate of occupancy issued for the Premises or the Building or any applicable zoning ordinances of the City and in the event that any department of the City or State of Connecticut shall hereafter contend or declare by notice, violation, order or in any other manner whatsoever that the Premises are used for a purpose which is a violation of such certificate of occupancy, Tenant shall immediately notify Landlord and discontinue such use of the Premises.  Landlord represents to Tenant, to Landlord’s actual knowledge, as of the date hereof, that Tenant’s Permitted Use of the Premises set forth in this Lease does not violate the current certificate of occupancy for the Building, and Landlord hereby agrees not to amend the certificate of occupancy to prevent the use of the Premises by Tenant for the Permitted Use.

Section 5.04.Floor Load.  Tenant shall not place a load upon any floor of the Premises that exceeds the floor load per square foot that such floor was designed to carry fifty (50) pounds per square foot (live load)) and which is allowed by certificate, rule, regulation, permit or law.  Subject to the terms of the next preceding sentence, if Tenant wishes to place any safes, vaults or other structural reinforcements in the Premises, it may do so at its own expense, in accordance with the provisions of Article 9 hereof.  Landlord reserves the right to prescribe their weight and position.  Business machines and mechanical equipment in the Premises shall be placed and maintained by Tenant, at Tenant’s expense, in such manner as shall be sufficient in Landlord’s reasonable judgment to absorb vibration and noise and prevent annoyance or inconvenience to Landlord or to any of the other tenants or occupants of the Building.

Section 5.05.Names.  Neither Tenant nor any occupant of the Premises shall use the name “400 Atlantic Street”, or any combination or simulation thereof, for any purpose whatsoever including, but not limited to, or as for any corporate, firm or trade name, trademark or designation or description of merchandise or services except that the foregoing shall not prevent the use of such name as part of Tenant’s business address.

Section 5.06.Use of Hazardous Materials.

(a)Tenant shall not install, use, generate, store or dispose of in or about the Premises any Hazardous Materials, except for immaterial quantities of lawful Hazardous Materials customarily used in business office operations, provided Tenant uses such Hazardous Materials in accordance with all applicable Environmental Laws.

(b)Landlord shall not use, generate, store or dispose of in or about the Building any Hazardous Materials, except for immaterial quantities of Hazardous Materials customarily used in the operation or management of office buildings, provided that such Hazardous Materials are used in accordance with all applicable Environmental Laws.

(c)Landlord hereby represents to Tenant that, to Landlord’s actual knowledge, as of the date hereof, that there are no Hazardous Materials in violation of applicable Environmental Laws at the Building.  If any such Hazardous Materials in violation of applicable Environmental Laws are discovered at the Building, Landlord shall remove, remediate and/or encapsulate same in compliance with applicable Environmental Laws, with commercially reasonable diligence to completion, subject to Tenant Delays and conditions beyond Landlord’s reasonable control.  To the extent that any such removal (i) requires Tenant to vacate all or a portion of the Premises for a period of five (5) consecutive Business Days or more, then thereafter Fixed Rent and Tenant’s obligation to pay Tenant’s Projected Share and Tenant’s Proportionate Share of any increase in Taxes shall abate for the portion of the Premises which have thus been vacated until the earlier of completion of Landlord’s removal work or reoccupation of such part of the Premises by Tenant or (ii) causes an actual delay in the performance of Tenant’s Work, then the Rent Commencement Date shall be delayed on a per diem basis for each day of such delay, provided that such delay in the Rent Commencement Date shall not accrue until Tenant has provided written notice to Landlord of the actual delay in the performance of Tenant’s Work caused by such removal.  Following the completion of such work, Landlord shall provide Tenant with an appropriate report from Landlord’s environmental consultant certifying the completion of such work.

(d)Anything herein to the contrary notwithstanding, Landlord shall indemnify, defend with counsel reasonably acceptable to Tenant, and hold harmless Tenant and shareholders, members, principals, partners, officers, directors, managers, employees, representatives, and agents (collectively, the “Tenant Parties”) from and against any and all Losses (as defined in Section 17.01 below), directly resulting from, or directly attributable to the presence or removal of Hazardous Materials from all or any portion of the Complex, to the extent such Losses are actually suffered or incurred by Tenant and/or Tenant Parties as a result of the release or presence of Hazardous Materials in, on, at, to or under all or any portion of the Complex where (i) such release or presence is actually caused by, or the direct result of, any negligent or intentional acts or omissions of Landlord, or (ii) Landlord is actually compensated by a third party for the Losses suffered or incurred by Tenant (in which case Landlord shall indemnity the Tenant Parties hereunder up to the amount of such compensation).  The undertakings, covenants and obligations imposed under this Section 5.06 shall survive the termination or expiration of this Lease.

ARTICLE 6

Escalations

Section 6.01.Taxes; Cost of Operation and Maintenance.  As used herein:

(a)The term “Taxes” shall mean all real estate taxes, assessments, special or otherwise, sewer rents, rates and charges, water rents, rates and charges, personal property taxes, or any other charge of Governmental Authority of a similar or dissimilar nature which may be levied or assessed upon or with respect to the portion of the Land on which the Building stands and/or the Building and all taxes or charges levied or assessed upon or with respect to the Fixed Rent or Additional Rent or the gross receipts from the Building, or charges levied on Landlord’s receipts from the Building which are in lieu of or a substitute for, any other tax or assessment or charge upon or with respect to the Building.  Taxes shall also include the “Building’s Share” (as described in paragraph (f) below) of the Taxes, if any, assessed against any real estate shared by the Complex (such as any common landscaped terraces) with other properties.  Taxes shall not be deemed to include:

(i)franchise or similar taxes of Landlord,

(ii)income, revenue or profit taxes of Landlord,

(iii)any real estate taxes or water or sewer rents exclusively chargeable to and reimbursable by another tenant,

(iv)excise, inheritance, estate, margin, capital stock, gift, gains, transfer, conveyance, capital levy or other taxes not limited to real property or the revenues therefrom, as provided above, or

(v)penalties or interest on Taxes if caused solely by Landlord’s failure to submit such Taxes on a timely basis.

(b)The term “Tax Year” shall mean the period of twelve (12) months commencing on July 1st of each year.

(c)The term “Landlord’s Statement” shall mean an instrument containing a computation of any Additional Rent due pursuant to the provisions of this Article, together with, if requested by Tenant in writing and available to Landlord, reasonable back-up data, billings and other written materials sufficient to evidence the computation of such Additional Rent.

(d)The term “Base Taxes” shall mean the Taxes for the fiscal tax year commencing on July 1, 2023 and ending on June 30, 2024 (the “Tax Base Year”).

(e)The term “Tenant’s Proportionate Share” shall be 5.37%.

(f)The term “Building’s Share” shall be 100%.

(g)Subject to the provisions of Section 6.08 hereof, the term “Cost of Operation and Maintenance” shall mean any and all actual costs incurred by Landlord with respect to the operation, maintenance, replacement and repair of the Building and the improvements thereto and the Building Common Areas, including, without limitation, the cost incurred for air conditioning; mechanical ventilation; heating; cleaning of the Building; rubbish removal; window washing (interior and exterior, including inside partitions); repair and maintenance of the elevators; porter and matron service; metered or unmetered (if or to the extent not separately metered and paid directly by tenants for tenant space in the Complex) cost of electric current, oil and gas used throughout the Building Common Areas; steam; protection and security service; utility consultant’s fees; repairs; maintenance; fire, extended coverage, boiler, sprinkler, apparatus, public liability and property damage insurance; supplies, wages, salaries, disability benefits, pensions, hospitalization, retirement plans and group insurance respecting service and maintenance employees; uniforms and working clothes for such employees and the cleaning thereof; expenses imposed pursuant to any collective bargaining agreement with respect to such employees; payroll, social security, unemployment and other similar taxes with respect to such employees’ sales, use and other similar taxes; water rates; structural and/or capital repairs, improvements, alterations, additions or replacements (i) incurred or performed for the purpose of reducing or stabilizing Cost of Operation and Maintenance, or (ii) which are necessary to comply with applicable Requirements or insurance rating standards or recommendations enacted after the date hereof, to the extent such repairs, improvements, alterations, additions or replacements are capitalized under generally accepted accounting principles (provided that only the annual amortization of any such expenditure shall be included in the Cost of Operation and Maintenance or Complex Operating Expenses, as applicable (such amortization to be calculated on a straight-line basis over the useful life thereof, as reasonably determined by Landlord in accordance with generally accepted accounting principles, together with interest at the Base Rate plus three percent (3%)); all materials, supplies and equipment, purchased or hired therefor; replacement of tools and machinery and equipment which are not capital expenses; maintenance and repairs in and to Building Systems; repairing all rooftops, facades and foundations and all parts thereof (but excluding any such repairs that would be considered capital expenditures under generally accepted accounting principles, in which case same would be subject to the other terms and conditions of this Article 6); painting, whether decorative or otherwise; removal of snow, ice, trash, garbage or other refuse; extermination; sewer rents and competitive management fees not to exceed prevailing management fees then charged at comparable first-class office complexes located in the City, based on fully-occupied properties.  The Cost of Operation and Maintenance shall also include the “Building’s Share” of the Complex Operating Expenses (hereinafter defined).

(h)The term “Complex Operating Expenses” shall include, but not be limited to, all costs and expenses incurred by Landlord with respect to the operation, maintenance, replacement and repair of the Complex Common Areas, including the Complex Garages, and the property manager’s office for the Complex including, without limitation, the following: maintenance and repair of grounds; all materials, supplies and equipment, purchased or hired therefor; service contracts for any of the foregoing; removal of snow, ice, trash, garbage and other refuse; all oil or gas used in connection with heating the Complex Garages; all electricity consumed by reason of the operation of the Complex Garages; the cost of lighting exterior Complex Common Areas; the cost of personnel engaged in the operation, maintenance or repair of the Complex Common Areas, including the Complex Garages, including all wages, salaries, disability benefits, pensions, hospitalization, retirement plans and group insurance(including the property manager’s telephone charges pertaining to the operation of the Complex and Complex Common Areas); the property manager’s office utilities; all taxes, charges and assessments levied or assessed against the personal property of Landlord used in the operation of the Complex Common Areas, including the Complex Garages; all insurance carried by Landlord applicable to Complex Common Areas, including the Complex Garages (including, without limitation, liability insurance for Complex Common Areas, including the Complex Garages and extended coverage replacement cost property damage insurance); Complex Garage and Complex management fees (to the extent same do not include Building management fees otherwise charged to and paid for by Tenant); reasonable legal fees and accounting fees; taxes (including, without limitation, sales and use taxes); structural and/or capital repairs, improvements, alterations, additions or replacements (i) incurred or performed for the purpose of reducing or stabilizing Complex Operating Expenses, or (ii) which are necessary to comply with Requirements or insurance rating standards or recommendations enacted after the date hereof, to the extent such repairs, improvements, alterations, additions or replacements are capitalized under generally accepted accounting principles (provided that only the annual amortization of any such expenditure shall be included in Complex Operating Expenses, as applicable (such amortization to be calculated on a straight-line basis over the useful life thereof, as reasonably determined by Landlord in accordance with generally accepted accounting principles, together with interest at the Base Rate plus three percent (3%)); energy; and any systems, measures, procedures and personnel which Landlord may provide to control access to Complex Common Areas; and any other reasonable costs and expenses in connection with the operation, maintenance and repair of the Complex Common Areas; line painting; repaving; traffic systems, and traffic personnel; the costs of maintaining and repairing all private roads forming a part of the Complex and used for access through the Complex and Complex Garages and/or to and from the Building.  Costs and expenses incurred in connection with the operation, maintenance and repair of Complex Common Areas, including the Complex Garages shall be included in Complex Operating Expenses notwithstanding the fact that Tenant or other Complex tenants may have the controlled or designated use of portions of same.

Anything herein to the contrary notwithstanding, there shall be excluded from the Cost of Operation and Maintenance and from Complex Operating Expenses the following:

(i)Taxes;

(ii)debt service on mortgages, deeds of trust or other encumbrances upon the Complex or any part thereof and all interest on and amortization or depreciation of any other debts of Landlord;

(iii)any cost or expense for which Landlord is reimbursed or otherwise compensated through insurance or condemnation awards (to the extent such insurance proceeds or condemnation awards are actually received by Landlord, with Landlord being obligated to use commercially reasonable, good faith efforts to collect such insurance proceeds or condemnation awards), or is otherwise compensated or reimbursed by any tenant (including Tenant) of the Complex, under a warranty or from any other source, other than through an operating expense provision such as the one contained in this Article 6;

(iv)salaries and other compensation (such as benefits and other expenses for employees of Landlord or Landlord’s affiliates) of personnel above the grade of manager of the Complex;

(v)any fee or expenditure paid to any person or entity which shall Control, be under the Control of, or be under common Control with Landlord, in each case in excess of the amount which would be paid in the absence of such relationship;

(vi)the cost of any other tenant improvement work in any space leased to an existing tenant or prospective tenant of the Building (including installations and other tenant improvements for tenants (including Tenant)) and all costs of obtaining new tenants or extending or renegotiating leases with existing tenants, including without limitation, brokerage commissions and other professional fees, including, without limitation, any legal, architectural and engineering fees, and relocation costs;

(vii)depreciation and amortization;

(viii)rent paid under Superior Leases (other than in the nature of rent consisting of taxes or operating expenses or other “pass-through” escalations as permitted herein);

(ix)leasing commissions, advertising, promotion costs and other fees and expenses, including, without limitation, legal fees, relating to procuring tenants to rent space in the Complex and lease takeover costs;

(x)Landlord’s advertising and promotional costs;

(xi)legal fees and arbitration expenses, together with other similar professional fees, incurred in connection with any Superior Lease, Superior Mortgage, or procuring or leasing to other tenants in the Building or Complex;

(xii)franchise, income, gains, estate, inheritance, transfer, margin, conveyance, corporate, unincorporated business, succession, gift, capital stock, mortgage recording or other taxes imposed upon Landlord except that the amount of occupancy, rent or other similar tax attributable to the offices of the management for the Complex shall be includible in the Cost of Operation and Maintenance;

(xiii)to the extent any costs that are otherwise includible in the Cost of Operation and Maintenance are incurred with respect to both the Complex and other properties (including, without limitation, salaries, fringe benefits and other compensation of Landlord’s personnel who provide services to both the Complex and such other properties), there shall be excluded from the cost of Operation and Maintenance and Complex Operating Expenses a fair and reasonable percentage thereof that is properly allocable to such other properties;

(xiv)any increased insurance costs reimbursed directly to Landlord by a tenant, including, without limitation, Tenant, pursuant to their respective leases;

(xv)any interest, late charge or penalties incurred or payable by Landlord or any increase in insurance premium resulting from Landlord’s violation of any Requirements or insurance requirement;

(xvi)all costs and expenses, and taxes and impositions, whatsoever, incurred in connection with a sale or transfer, financing or refinancing, of all or any portion of the

Land and/or Building, and/or the Complex, or any interest therein or in any party of whatever tier owning an interest therein;

(xvii)all costs and expenses (including, without limitation, attorneys’ fees and overtime pay) incurred in curing a default by Landlord under this Lease or any other lease at the Complex;

(xviii)the cost of performing special or exclusive services for any particular tenant (including Tenant) to the extent that such services exceed those provided or available to other tenants in the Complex;

(xix)the cost of Landlord’s Base Building Work;

(xx)charitable or political contributions;

(xxi)expenses incurred by Landlord to resolve disputes, enforce or negotiate lease terms with prospective or existing tenants or in connection with any financing, sale or syndication of the Property;

(xxii)cost of alterations, capital improvements, equipment replacement and other items which under generally accepted accounting principles are properly classified as capital expenditures, except those expressly permitted to be included under either Section 6.01(g) or (h) above;

(xxiii)cost of repairs necessitated by Landlord’s negligence or willful misconduct, or of correcting any latent defects or original design defects in the Building construction, materials, or equipment;

(xxiv)a property management fee for the Complex in excess of three percent (3%) of the gross rents of the Complex exclusive of taxes, utilities, capital expenditures, tenant reimbursements and ancillary income from other tenants (e.g., income from antennae or satellite dishes, paid parking, security deposits and interest thereon, etc.) applicable to the Complex for the relevant calendar year, based on a fully-occupied property;

(xxv)Landlord’s general corporate overhead and administrative expenses except if it is solely for the Building;

(xxvi)business interruption insurance or rental value insurance;

(xxvii)expenses incurred by Landlord in order to comply with Requirements and environmental obligations hereunder, including, without limitation, removal, remediation or other handling of Hazardous Materials, compliance with or certification under so-called “green” initiatives and/or emissions reduction efforts or requirements;

(xxviii)reserves;

(xxix)any additional operating expenses incurred by Landlord relative to any declaration of covenants or restrictions to which the Complex or Land may be subject; and

(xxx)the operating expenses incurred by Landlord relative to retail stores and hotels in the Complex.

(xxxi)“Operational Year” shall mean each calendar year after the calendar year 2024 (such 2024 calendar year, the “Operational Base Year”).

(i)“Tenant’s Projected Share” shall mean Tenant’s Proportionate Share multiplied by Landlord’s written estimate of the reasonable increase of Cost of Operation and Maintenance for the ensuing calendar year over the Base Expenses (as hereinafter defined), said written estimate to be delivered by Landlord to Tenant during December of each year.  Tenant’s Projected Share shall be divided by twelve (12) and shall be payable on the first of each month, starting January 1 of the ensuing year, by Tenant to Landlord as Additional Rent.

(j)The term “Base Expenses” shall mean the Cost of Operation and Maintenance for the Operational Base Year (i.e., the calendar year 2024).

Section 6.02.Tax Increases; Contest.

(a)(i)Commencing on the first (1st) anniversary of the Rent Commencement Date, if Taxes payable by Landlord in any Tax Year, falling wholly or partially within the Term shall be greater than the Base Taxes, Tenant shall pay as Additional Rent for such Tax Year a sum equal to Tenant’s Proportionate Share of the amount by which the Taxes for such Tax Year (or portion thereof) exceed the Base Taxes.  Promptly after receipt of a tax bill, Landlord shall submit to Tenant a copy of a bill issued by the City or other applicable Governmental Authority for Taxes, together with Landlord’s Statement consistent with the proportionate share allocation provided herein, and Tenant shall pay the Additional Rent set forth on such Statement within twenty-five (25) days after the date of receipt of such Statement by Landlord.

(i)The foregoing notwithstanding, in the event a Mortgagee (hereinafter defined) of Landlord shall require Taxes be paid in monthly installments, then Landlord shall render to Tenant a Landlord’s Statement or Statements showing (i) a comparison and/or good faith estimate of the Taxes for the Tax Year with the Base Taxes, and (ii) the amount of Tenant’s payment for the Taxes (“Tax Payment”) resulting from such comparison and/or good faith estimate.  On the first day of the month following the furnishing to Tenant of a Landlord’s Statement or estimate, Tenant shall pay to Landlord a sum equal to 1/12th of the Tax Payment shown thereon to be due for such Tax Year multiplied by the number of months of the Term then elapsed since the commencement of such Tax Year.  Tenant shall continue to pay to Landlord a sum equal to one-twelfth (1/12th) of the Tax Payment shown on such Statement or estimate on the first day of each succeeding month until the first day of the month following the month in which Landlord shall deliver to Tenant a new Landlord’s Statement or estimate.  If Landlord furnishes a Landlord’s Statement for a new Tax Year subsequent to the commencement thereof, promptly after the new Landlord’s Statement is furnished to Tenant, Landlord shall give notice to Tenant stating whether the amount previously paid by Tenant to Landlord for the current Tax Year was greater or less than the installments of the Tax Payment for the current tax year in accordance with the Landlord’s Statement, and (a) if there shall be a deficiency, Tenant shall pay the amount thereof within twenty-five (25) days after demand therefor, or (b) if there shall have been an overpayment, Landlord shall credit the amount thereof against the next monthly installments of the Additional

Rent payable under this Lease (or refund to Tenant within thirty (30) days after the Expiration Date). Tax Payments shall be collectible by Landlord in the same manner as Fixed Rent. Landlord’s failure to render a Tax Statement shall not prejudice Landlord’s right to render a Landlord’s Statement during or with respect to any subsequent Tax Year, and shall not eliminate or reduce Tenant’s obligation to make Tax Payments for such Tax Year.  Notwithstanding the foregoing, failure of Landlord to bill Tenant for any Tax Payment within twenty-four (24) months after the end of the Tax Year in which the same are due shall be deemed a waiver of Landlord to collect such Tax Payment from Tenant.

(ii)If as a result of any application or proceeding brought by or on behalf of Landlord, the Base Taxes actually paid by Landlord shall be decreased, Landlord’s Statement next following such decrease shall include any adjustment for prior Tax Years reflecting such decrease in the Base Taxes (less Tenant’s Proportionate Share of all reasonable out-of-pocket costs and expenses, including counsel fees, incurred by Landlord in connection with such application or proceeding).  After the Term, any such net adjustment in favor of Tenant shall be paid to Tenant withing thirty (30) days after such determination by the taxing authority.  If, as a result of any application or proceeding brought by or on behalf of Landlord for review of the assessed valuation of the Land or Building for any fiscal year, there shall be a decrease in the Taxes actually paid by Landlord for any Tax Year with respect to which Landlord shall have previously rendered a Landlord’s Statement and Tenant shall have paid Additional Rent hereunder, then Landlord’s Statement next following such decrease shall include an adjustment applicable to prior Tax Years.  If Landlord receives a rebate of past Taxes overpaid, Tenant shall receive Tenant’s Proportionate Share of the net rebate for the period during which Tenant paid Additional Rent on account of said Taxes (less Tenant’s Proportionate Share of all reasonable out-of-pocket costs and expenses, including counsel fees, incurred by Landlord in connection with such application or proceeding).  If Landlord receives a credit against future Taxes, that net credit shall be reflected in subsequent Additional Rent payments Tenant is required to make on account of such Taxes; provided with respect to any or all of the foregoing adjustments or credits benefitting Tenant, that Tenant is not in default hereunder beyond applicable notice and cure periods.  If this Lease shall terminate prior to recoupment of the entire net credit due to Tenant, Landlord shall continue to make payments to Tenant as and to the extent that Landlord receives credits against future Taxes until such time as Tenant’s credit is paid in full.

(b)Any payments of Additional Rent or refunds due to Tenant hereunder for any period of less than a full Lease Year or any adjustment required due to the change in the rentable area of the Premises, shall be equitably prorated to reflect any such event.

(c)Following the expiration of this Lease in accordance with the provisions hereof (and provided Tenant is not in default hereunder beyond applicable notice and cure periods), any overpayments by Tenant of any Tax Payment known to Landlord shall be refunded to Tenant within thirty (30) days of such Lease expiration.

(d)Intentionally omitted.

Section 6.03.Operating Expense Increases.

(a)Commencing on the first day of the month after which the first anniversary of the Rent Commencement Date occurs, Tenant shall pay to Landlord, as Additional Rent, Tenant’s Projected Share, as set forth in Section 6.01(j) hereof.  After the expiration of each Operational Year, Landlord shall furnish Tenant a written statement (in commercially reasonable detail) prepared by Landlord’s chief financial officer or Landlord’s independent certified public accountant (in accordance with sound commercial real estate management practices consistently applied in good faith), setting forth the Cost of Operation and Maintenance incurred for such Operational Year.  Within twenty-five (25) days after receipt of such statement for any Operational Year setting forth Tenant’s Proportionate Share of any increase of Cost of Operation and Maintenance during such Operational Year over the amount of the Base Expenses (said increase being referred to herein as the “Cost Increase”), Tenant shall pay same (less the amount of Tenant’s Projected Share paid by Tenant on account thereof) to Landlord as Additional Rent.

(b)If Landlord’s Statement at the end of the then Operational Year shall indicate that Tenant’s Projected Share exceeded Tenant’s Proportionate Share of Cost Increase, Landlord shall permit Tenant to credit the amount of such excess against the subsequent payment(s) of Additional Rent due hereunder.  If Landlord’s Statement shall indicate that Tenant’s Proportionate Share of Cost Increase exceeded Tenant’s Projected Share for the then Operational Year, Tenant shall, within twenty-five (25) days after demand therefor, pay the amount of such excess to Landlord.  If said Landlord’s Statement is furnished to Tenant after the commencement of such Operational Year, there shall be promptly paid by Tenant to Landlord or vice versa, as the case may be, an amount equal to the portion of such payment or credit allocable to the part of such Operational Year which shall have elapsed prior to the first day of the calendar month next succeeding the calendar month in which said Landlord’s Statement is furnished to Tenant.

(c)Following the expiration of this Lease in accordance with the provisions hereof (and provided Tenant is not in default hereunder beyond applicable notice and cure periods), any overpayments by Tenant of any Additional Rent shall be refunded to Tenant within thirty (30) days of such Lease expiration.

Section 6.04.Apportionment.  Additional Rent for the Lease Year in which the Rent Commencement Date or the Expiration Date shall occur shall be apportioned in that percentage which the number of days in the period from January 1st of such Lease Year to such date of expiration, both inclusive, shall bear to the total number of days in the calendar year in which such expiration occurs.

Section 6.05.Landlord’s Statement; Dispute.

(a)Landlord’s failure to render Landlord’s Statement with respect to any Operational Year or Tax Year or Landlord’s delay in rendering said Statement shall not prejudice Landlord’s right to render a Landlord’s Statement with respect to that Year or any subsequent Operational Year or Tax Year, except that notwithstanding the foregoing, failure of Landlord to bill Tenant for the Tenant’s Proportionate Share of Cost Increase within twenty-four (24) months after the end of the calendar year in which the same are due shall be deemed a waiver of Landlord to collect such Tenant’s Proportionate Share of Cost Increase from Tenant.  The obligations of Landlord and Tenant under the provisions of this Article shall survive the expiration or earlier termination of the Term except as expressly provided for herein.

(b)Each Landlord’s Statement shall be conclusive and binding upon Tenant unless within sixty (60) days after receipt of such Landlord’s Statement Tenant shall notify Landlord that it disputes the correctness of Landlord’s Statement, specifying the respects in which Landlord’s Statement is claimed to be incorrect.  Pending the determination of such dispute as hereinafter provided, Tenant shall timely pay Additional Rent in accordance with the applicable Landlord’s Statement, and such payment shall be without prejudice to Tenant’s position.  In the event Tenant disputes Landlord’s Statement, Tenant may use, solely on a confidential basis pursuant to a confidentiality agreement in form and substance reasonably acceptable to Landlord and Tenant, Tenant’s own independent certified public accountant to reasonably inspect Landlord’s records of the material reflected on said Statement, which records shall be maintained in Fairfield County, Westchester County, or Manhattan (and which shall be made available on a confidential basis to Tenant and its certified public accountant and attorneys within a reasonable amount of time after written request by Tenant but not to exceed thirty (30) days); and in the event said independent certified public accountant determines that Landlord’s Statement was in error, the dispute shall be referred to binding arbitration as provided in Article 25 hereof.  If the dispute shall be determined in Tenant’s favor, Tenant shall be entitled to a one-time credit (or prompt payment if the Term has expired) against Additional Rent thereafter payable in the amount of Tenant’s overpayment of Additional Rent resulting from compliance with Landlord’s Statement.  If the arbitrator determines that the amount overcharged to Tenant exceeded the actual, total annual expenses by more than five percent (5%), then Landlord shall reimburse Tenant for its reasonable, out-of-pocket expenses incurred (including its independent certified public accountant) in connection with Tenant’s audit and the arbitration.  If the arbitration determines such overcharges do not exceed such five percent (5%) threshold, Tenant shall be solely responsible for all costs incurred by Landlord and/or Tenant in connection with such audit and arbitration.

Section 6.06.Refunds.  Notwithstanding anything contained herein to the contrary, in no event shall the aggregate amount of the refunds allowable to Tenant in any Operational Year pursuant to this Article 6 exceed the Additional Rent payable by Tenant pursuant to this Article 6 for such Operational Year, it being the intention of Landlord and Tenant that the Fixed Rent payable by Tenant hereunder shall not be reduced by reason of any decrease in the Taxes or Cost of Maintenance and Operation or Complex Operating Expenses; however, any portion of the aggregate refunds to Tenant not allowed in any Operating Year due to this Section 6.06 shall be carried forward and used to offset Additional Rent payable by Tenant in each subsequent Operating Year in the same manner as described in this Section 6.06 until such credits have been exhausted.

Section 6.07.Remedies.  Any Additional Rent payable pursuant to Article 6 or elsewhere in this Lease shall be collectible by Landlord in the same manner as Fixed Rent and Landlord shall have the same rights and remedies for nonpayment thereof as Landlord has hereunder for non-payment of Fixed Rent.

Section 6.08.Gross-Up.  In determining the amount of the Cost of Operation and Maintenance for the Operational Base Year and any Operational Year, if less than one hundred percent (100%) of the Building rentable area shall have been occupied by tenant(s) at any time during the Operational Base Year or any such Operational Year, the Costs of Operation and Maintenance which vary based upon occupancy levels in the Building shall be determined for the Operational Base Year or such Operational Year to be an amount equal to the like expenses which would normally be expected to be incurred if one hundred percent (100%) of such areas had been occupied throughout such Operational Base Year or Operational Year.  If less than one hundred percent (100%) of the rentable area of the Complex shall have been occupied by tenant(s) at any time during any Operational Year, Complex Operating Expenses which vary based upon occupancy levels in the Complex shall be similarly grossed up.  For purposes of computing the Base Taxes or Taxes for subsequent Tax Years, if the Building or Complex is not fully assessed for real estate tax purposes as a completed Building or Complex at any time during the Tax Base Year or subsequent Tax Years, then the Taxes shall be increased to reflect what such costs would have been if they had been calculated on the basis of a fully assessed Building and Complex having a full assessment of Taxes for the entire Tax Base Year or subsequent Tax Years.

Section 6.09.Adjustments for Changes in Complex.  Notwithstanding anything to the contrary contained in this Lease, Landlord may elect to separate or split portions of the Building and/or Complex into distinct ownership, condominium or operating structures.  To the extent such separate structure occurs, Tenant’s Additional Rent charges under this Article 6 thereafter shall be equitably adjusted (without duplicative payments by Tenant) to reasonably reflect the percentage ratios of the then applicable rentable areas of the Premises, the Building and the Complex, based on such applicable structure.  In such event, Tenant’s Proportionate Share, Tenant’s Projected Share, and the Building’s Share shall thereupon be equitably adjusted based on such new rentable areas, and Tenant shall pay its Additional Rent pursuant to Landlord’s revised statements without prejudice to Tenant’s position; however, any disputes between Landlord and Tenant in connection therewith that are not resolved in writing within sixty (60) days following notice of such dispute shall be resolved by binding arbitration pursuant to Article 25 hereof.

ARTICLE 7

Insurance

Section 7.01.Prohibited Acts; Compliance.

(a)Tenant shall not do anything, or suffer or permit anything to be done in or about the Premises, Land or Building by reason of any activity being conducted in the Premises which shall (i) subject Landlord to any liability or responsibility for injury to any person or property, (ii) cause any increase in the fire insurance rates applicable to the Building or equipment or other property located therein, or (iii) be prohibited by any license or other permit required or obtained pursuant to Section 5.03, including the certificate of occupancy for the Building.  Landlord acknowledges that the Permitted Use (as opposed to Tenant’s particular manner of use of the Premises) will not cause any of the foregoing to occur.

(b)Tenant, at Tenant’s expense, shall comply with all rules, regulations or requirements of the Connecticut Board of Fire Underwriters and the Connecticut Fire Insurance Rating Organization or any similar body with respect to Tenant’s particular manner of use of the Premises, provided that such compliance does not require structural changes to the Premises or capital expenditures by Tenant unless such changes are necessitated or occasioned by Tenant’s particular manner of use of the Premises, including, but not limited to, Tenant’s Alterations.

Section 7.02.Rate Increases.  If by reason of any act, omission or negligence on the part of Tenant, the rate of fire insurance with extended coverage on the Building or equipment or other property of Landlord shall be higher than it otherwise would be, Tenant shall reimburse Landlord on demand, for that part of the premiums for fire insurance and extended coverage paid by Landlord due to such act, omission or negligence on the part of Tenant.  Landlord acknowledges that the Permitted Use will not cause any of Landlord’s insurance premiums to increase.

Section 7.03.Tenant’s Insurance Requirements.  Tenant, at its sole cost and expense, shall maintain during the Term:

(a)Commercial general liability insurance (occurrence form), with a contractual liability endorsement covering Tenant’s indemnity obligations under this Lease, and with each location limits of not less than $1,000,000.00 per occurrence/ $2,000,000.00 aggregate per location, combined single limit for personal injury, bodily injury or death, or property damage or destruction (including loss of use thereof) per occurrence;

(b)Workers’ compensation insurance as required by applicable Requirements, and employer’s liability insurance in the amount of at least $1,000,000.00 each accident, each employee for disease, policy limit for disease;

(c)Automobile liability insurance including non-owned & hired auto coverage with a limit of $1,000,000.00 per occurrence;

(d)Umbrella/excess liability insurance with limits of $5,000,000.00 per occurrence and annual aggregate per location;

(e)Special causes of loss property insurance (formerly known as “All-Risk” insurance coverage) covering Tenant’s Property, furniture and fixtures, machinery and equipment, improvements and betterments and all Tenant’s Alterations, with no water damage exclusion.  Coverage shall also include business interruption insurance (including business income and extra expense).

(f)All insurance required under this Section 7.03 shall be provided by responsible state licensed and admitted insurers rated at least “A X” in the current edition of A.M. Best’s Reports Insurance Guide or its successor(s).  Tenant’s property damage insurance shall include full replacement cost coverage and the amount shall satisfy any co-insurance requirements under the applicable policy.  Tenant’s insurance shall be primary, and any insurance maintained by Landlord or any other additional insureds hereunder shall be excess and noncontributory.  All such liability insurance policies listed in this Section 7.03 shall name the Landlord, Managing Agent, George Comfort & Sons, Inc. and Comfort Maintenance Corp. and their respective members, partners, subsidiaries and affiliates, and its/their respective directors, officers, agents, servants, and employees, as additional insureds, with respect to this Lease.  Tenant shall also include any other parties reasonably requested in writing by Landlord from time to time as additional insureds, including, without limitation, Landlord’s Mortgagee(s).

(g)Tenant shall obtain such other insurance and/or coverages and amounts as may from time to time be reasonably required by Landlord against other insurable hazards which at the time are commonly insured against, or resulting from a change in local practice in the case of comparable office buildings and/or in the case of premises similarly situated, due regard being given to the type of building, its location, construction, use and occupancy.

(h)These insurance requirements shall apply to any contractors, subcontractors and/or vendors entering the Premises on the Tenant’s behalf.  In the event any such contractors, subcontractors and/or vendors fail to meet these insurance requirements, Tenant shall, to the fullest extent permitted by law, indemnify, defend and hold harmless Landlord, George Comfort & Sons, Inc., Comfort Maintenance Corp., and any of their respective partners, subsidiaries and affiliates (collectively, “indemnitees”), for any third party claims arising out of the activities of the contractors, subcontractors, and/or vendors while on the insured Premises, except to the extent caused by the negligence or willful misconduct of the indemnitees.

Section 7.04.Certificates, Subrogation and Other Matters.  Tenant shall provide Landlord with evidence of the insurance coverages described in Section 7.03 above in the form of certificate of liability insurance.  Tenant shall provide such certificates prior to the Commencement Date or Tenant’s access to or possession of the Premises or construction of improvements therein (whichever first occurs).  Tenant shall maintain at all times throughout the Term and any extensions thereof, all insurance required of Tenant under this Article 7.  Tenant shall provide renewal certificates to Landlord at least thirty (30) days prior to expiration of such policies.  Tenant shall provide notice to Landlord promptly upon receipt of any notice received by Tenant from its insurance carrier advising of non-renewal or cancelation of the policies required under this Lease, but Tenant’s failure to do so shall not be a default under this Lease.  The parties mutually hereby waive all rights and claims against each other for all losses covered by their respective insurance policies, and waive all rights of subrogation of their respective insurers.  The parties agree that their respective insurance policies are now, or shall be, endorsed so that such waivers of subrogation shall not affect their respective rights to recover thereunder.

Section 7.05.Waiver of Claims.  Notwithstanding anything to the contrary contained in this Lease, except for claims arising from each party’s negligent acts or omissions that are not covered by the other party’s insurance, Landlord and Tenant each waives all claims against the other party for injury or death to persons, damage to property or to any other interest of such waiving party sustained by such waiving party or any party claiming through the waiving party resulting from any occurrence in or upon the Complex.  To the extent that each party is required to or does carry insurance hereunder, Landlord and Tenant each agrees that its property loss risks shall be borne by its own insurance, and agrees to look solely to and seek recovery only from its insurance carriers in the event of such losses.  For purposes hereof, any deductible amount shall be treated as though it were recoverable under such policies.

Section 7.06.Landlord’s Insurance Requirements.  Landlord shall obtain and keep in full force and effect insurance against loss or damage by fire and other casualty to the Building, excluding Tenant’s Alterations, as may be insurable under then available standard forms of property insurance policies, in a commercially reasonable amount which shall include full replacement cost (as reasonably determined by Landlord) (including an “agreed amount” endorsement), sufficient to avoid co-insurance.  In addition, Landlord shall maintain at all times during the Term commercial general liability insurance coverage in amounts not less than $3,000,000.00.  Tenant shall reasonably cooperate with Landlord and Landlord’s insurance companies in the adjustment of any claims for any damage to the Building.

ARTICLE 8

Compliance with Laws

Section 8.01.Tenant’s Compliance Obligations.  Tenant, at Tenant’s sole cost and expense, shall, with respect to its particular manner of use of (as opposed to the Permitted Use) or Alterations to the Premises (and the particular manner of use of or Alterations to the Premises involving any parties claiming by, under or through Tenant) cause the Premises to be in compliance with all Requirements at any time duly issued or in force with respect to the Building and the Complex Common Areas, including without limitation, those applicable to the making of any Alterations therein or the result of the making thereof and those Requirements applicable by reason of the nature or type of business operated by Tenant in the Premises.  The foregoing notwithstanding, Tenant shall not perform any structural changes, repairs or Alterations to the Premises, Building (including the Building Systems), or the Complex required pursuant to any Requirements as set forth above, but rather Landlord shall perform any such work and Tenant shall reimburse Landlord for the reasonable costs thereof, as Additional Rent, within twenty-five (25) days after written demand, if such structural changes, repairs, or Alterations are necessitated or occasioned by Tenant’s particular manner of use of the Premises (as opposed to being necessitated or occasioned merely because the Permitted Use of the Premises is the one specified in Section 5.01) or by Tenant’s Alterations.

Section 8.02.Landlord’s Compliance Obligations.  Landlord, at Landlord’s cost and expense (subject to recoupment as provided for in Article 6 hereof, if permitted), shall comply with all Requirements applicable to the Premises (which are not Tenant’s obligation as set forth in Section 8.01 above) and those portions of the Complex over which Landlord has exclusive control (subject to Landlord’s right of contest the applicability or legality thereof), including, without limitation, the Building Systems and the exterior and structural portions of the Building; provided, the foregoing covenant shall not apply to Requirements with respect to which Tenant or other occupants of the Building shall be required to comply.

ARTICLE 9

Alterations; Improvements

Section 9.01.Restrictions.

(a)Except as hereinafter provided, Tenant shall make no changes or Alterations in or to the Premises of any nature without reasonable prior written notice to Landlord, and without Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, unless the changes or Alterations are of the type described in Section 9.04(e) with respect to which Landlord may withhold its consent in its sole discretion.  Subject to the provisions and limitations of this Article 9, Tenant, at Tenant’s expense, without Landlord’s prior consent, may make Alterations which are non-structural and which are located in or to the interior of the Premises, provided that such Alterations do not violate the following restrictions (the “Alteration Restrictions”): such Alterations do not (i) other than to a de minimis extent, affect any structural portions of the Building, or any Building Systems, or any utility services or plumbing and electrical lines outside of the Premises; (ii) adversely affect the appearance, value or utility of the Building; or (iii) require the issuance of a building permit.  Tenant shall use contractors and/or subcontractors who are first approved by Landlord (other than in the case of painters and carpet installers;

provided, Landlord is notified of the pending work and the identity of such painting or carpeting contractors), which approval shall not be unreasonably withheld, conditioned or delayed, and who are licensed to do business in the State of Connecticut.  Landlord approves the following contractors: Blackwell, C+F, Crate, Andron Construction, AP Construction, Signature Construction, Magna Construction, Olympic Construction and Pavarini.

(b)All fixtures (other than Tenant’s Property) installed in the Premises at any time, either by Tenant or by Landlord on Tenant’s behalf, shall become the property of Landlord and shall remain upon and be surrendered with the Premises.  Upon the Expiration Date, (i) all Tenant’s Property and (ii) Specialty Alterations (as hereinafter defined) designated by Landlord for such removal at the time Landlord issues its consent to the construction thereof, shall be removed from the Premises by Tenant; provided that in no event shall Tenant be required to remove the improvements in the Premises existing as of the date of this Lease of, Tenant’s Work (other than any Specialty Alterations), or any of Landlord’s Base Building Work, including, without limitation, any data, telephone or other wiring or cabling.  Nothing in this Section shall be construed to prevent Tenant’s removal of Tenant’s Property, but upon removal of any of Tenant’s Property from the Premises or upon removal of other installations as may be required or permitted by Landlord, Tenant shall immediately, and at its expense, repair and restore the Premises to the condition existing prior to installation, reasonable wear and tear and damage from casualty excepted, and repair any damage to the Premises or the Building due to such removal.  All Tenant’s Property left in the Premises after expiration or termination of this Lease and unclaimed by Tenant ten (10) days after notice of same by Landlord to Tenant (unless the Premises are sooner being occupied by a third party tenant) may be removed from the Premises and may be stored by Landlord at Tenant’s expense, which costs will be repaid to Landlord on demand together with interest thereon at the Default Rate, or Landlord may dispose of said property at Tenant’s cost and expense.  Tenant’s obligations under this Section 9.01(b) shall survive the Term.

(c)For purposes of this Lease, the term “Specialty Alterations” shall mean any and all alterations installed by or on behalf of Tenant after the date hereof (and not part of Landlord’s Base Building Work) which are not standard, typical and customary for a standard office occupancy as determined by Landlord in its sole but reasonable, good faith judgment, including, without limitation, any such alterations which are part of Tenant’s Alterations, any executive bathrooms, raised computer floors, vaults, internal staircases, office kitchenettes (not customary office pantries), dumbwaiters, pneumatic tubes, rooftop equipment or installations, vertical and horizontal transportation systems and/or internal stairways, any structural Alteration which is made to accommodate additional floor loads, and generator or UPS equipment.  Specialty Alterations shall not include any commercially reasonable computer/IT rooms or any supplemental HVAC installed in accordance with the terms and conditions of this Lease.

Section 9.02.Permits; Mechanic’s Liens.  Tenant shall, before making any Tenant’s Alterations, additions, installations or improvements, at its expense, obtain all permits, approvals and certificates required by any governmental or quasi-governmental bodies and (upon completion) certificates of final approval thereof and shall deliver promptly duplicates of all such permits, approvals and certificates to Landlord, and Tenant agrees to carry and will cause Tenant’s contractors and subcontractors to carry such workmen’s compensation, commercial general liability, personal and property damage insurance as Landlord may reasonably require.  As permitted by law, Tenant agrees to obtain and deliver to Landlord written and unconditional waivers of mechanic’s liens upon the Land, Building and Complex, for all work, labor and services performed to date and all materials to be furnished to date in connection with such work, signed by all contractors and subcontractors involved in such work.  Notwithstanding the foregoing, if any mechanic’s lien is filed against the Premises, Land, Complex or Building, for work claimed to have been done for, or materials furnished to, Tenant, such lien shall be bonded off or discharged by Tenant within thirty (30) days after Tenant receives notice of the filing (or such shorter period if required by the terms of any Superior Lease or Mortgage) at Tenant’s expense.

Section 9.03.Expenses.  Tenant shall pay to Landlord from time to time during the performance of any of the initial Tenant’s Alterations or any subsequent Tenant’s Alterations which cost $100,000.00 or more, within twenty-five (25) days after demand therefor, as Additional Rent, a fee equal to Landlord’s or Landlord’s agent’s reasonable and actual out-of- pocket costs and expenses incurred in connection with any reasonably necessary review of Tenant’s Plans (as hereinafter defined) by third parties engaged by Landlord in connection with any Alterations and any review and inspection of Tenant’s Alterations.  Notwithstanding the foregoing, Landlord shall not charge Tenant any fees in connection with the review of any plans or any inspections that Landlord deems necessary with respect to any Alterations which (i) are non-structural and constitute merely cosmetic changes to the interior of the Premises, (ii) do not violate the Alteration Restrictions, and (iii) cost less than $100,000.00.

Section 9.04.Review of Tenant’s Plans.

(a)Tenant hereby agrees that, prior to Tenant commencing any Alterations for which Landlord’s consent is required pursuant to Section 9.01(a), Tenant shall submit to Landlord four (4) sets of complete working plans (either digitally or on paper, at Tenant’s option), drawings and specifications (collectively, “Tenant’s Plans”), including, but not limited to, all mechanical, electrical and other utility systems and facilities for Tenant’s Alterations, prepared by an architect or engineer selected by Tenant and licensed as such in the State of Connecticut who maintains at least $1,500,000.00 of insurance (“Tenant’s Architect”), and shall not commence any such Alteration without first obtaining Landlord’s approval of such Tenant’s Plans, which approval shall not be unreasonably withheld, conditioned or delayed with respect to the portion of Tenant’s Plans relating to Alterations that would not be covered by Section 9.04(e) below.  Within five (5) days following Landlord’s receipt of Tenant’s Plans, Landlord shall review or cause the same to be reviewed and shall thereupon return to Tenant one (1) set of Tenant’s Plans with Landlord’s approval or disapproval noted thereon, and if same shall be disapproved in any respect, Landlord shall state the reasons for such disapproval.  If Landlord disapproves Tenant’s Plans in any respect, Tenant shall cause Tenant’s Architect to make such changes to Tenant’s Plans as Landlord shall reasonably require and shall thereupon resubmit the same to Landlord for its approval.  If Landlord fails to respond to any request for consent within either five (5) days following written receipt of the request for consent as applies to initial submissions of Tenant’s Plans and five (5) following receipt of the request for consent as applies to submission of revised Tenant’s Plans, Tenant may deliver to Landlord a second notice, which shall have the following written at the top thereof in bold-faced capitalized letters —“THIS IS TENANT’S SECOND NOTICE REQUESTING LANDLORD’S APPROVAL.  LANDLORD’S FAILURE TO RESPOND TO THIS NOTICE WITHIN 5 BUSINESS DAYS SHALL BE DEEMED LANDLORD’S APPROVAL”— and if Landlord fails to respond thereto within five (5) Business Days, Landlord shall be deemed to have approved the work shown on such Tenant’s Plans.  Following the approval of Tenant’s Plans, as aforesaid, the same shall be final and shall not be materially changed by Tenant without the prior approval of Landlord, which approval shall granted or withheld in accordance with the terms of this Section 9.04.  Tenant acknowledges and agrees that Landlord’s approval of Tenant’s Plans shall be conditioned upon Tenant employing licensed persons and firms (where required by law) and such labor for the performance of Tenant’s Alterations so as not to cause any jurisdictional or other labor disputes at the Building or Complex.

(b)Any review or approval by Landlord of any plans and/or specifications or any preparation or design of any plans by Landlord’s architect or engineer (or any preparation or designated by Landlord) with respect to any Alteration is solely for Landlord’s benefit, and without any representation or warranty whatsoever to Tenant or any other person with respect to the compliance thereof with any Requirements, the adequacy, correctness or efficiency thereof or otherwise.

(c)Notwithstanding the provisions of Section 9.01(a), a copy of Tenant’s construction contracts for Tenant’s Alterations which cost $100,000.00 or more (other than carpeting or purely cosmetic work, such as painting) shall be furnished to Landlord prior to the commencement of any such work.

(d)All of Tenant’s Alterations shall be performed in a good and workmanlike manner diligently to completion and so as not to unreasonably interfere with other tenants, occupants or contractors, if any, in the Complex.  Passenger elevators shall not be used by Tenant, its contractors, subcontractors, agents or employees to transport construction material and/or workers to the Premises or any part thereof.  At all times during the progress of Tenant’s Alterations, Tenant shall permit Landlord, upon no less than twenty-four (24) hours’ notice (except in cases of emergency, in which case no notice shall be required) its architect and other representatives of Landlord access to the Premises for the purpose of inspecting same, verifying conformance of Tenant’s Alterations with Tenant’s Plans and otherwise viewing the progress of Tenant’s work.  All such inspections by Landlord, its architect and other representatives (other than during cases of emergency) shall be carried out in a commercially reasonable manner, which minimizes interference with (i) the progress of Tenant’s work and (ii) Tenant’s business operations in the Premises.

(e)The performance of Tenant’s Alterations shall not (i) entail any structural changes to the Building, (ii) adversely affect the certificate of occupancy for the Building or the Premises, or (iii) other than to a de minimis extent, affect any part of the Building other than the Premises or require any Alterations to be performed in or made to any portion of the Building, Complex or the Land other than the Premises (other than those installations permitted under Article 39), or (iv) other than to a de minimis extent, affect utility services or plumbing and electrical lines outside of the Premises (other than those permitted under Section 11.03), or (v) adversely affect the appearance, value or utility of the Building without Landlord’s prior consent (which may be withheld, conditioned, or delayed by Landlord in its sole discretion).  All of Tenant’s Alterations, other than those installations permitted under Article 39, shall be performed within the Premises.  Tenant covenants and agrees that the performance of Tenant’s Alterations shall not interfere with or impair the use, occupancy or operation of any portions of the Complex or its services, including, without limitation, the plumbing, heating, ventilating, air conditioning and electrical systems (other than as may have been approved by Landlord in accordance with this Article 9).

ARTICLE 10

Repairs

Section 10.01.Tenant’s Obligations.  Tenant shall maintain and take good care of the non-structural portions of the Premises and all fixtures, equipment, internal systems, installations, Alterations and appurtenances exclusively serving same, at Tenant’s sole cost and expense, and shall promptly make all non-structural repairs and replacements as and when needed to preserve the Premises and all Building Systems within and exclusively serving the Premises in good working order and condition, reasonable wear and tear and damage by casualty, excepted.

Section 10.02.Landlord’s Obligations.

(a)Landlord, at Landlord’s sole cost and expense (subject to recoupment as provided in Article 6 hereof, if permitted), shall perform all necessary repairs, replacements and maintenance at the Complex (including, without limitation, all Complex Common Areas and the Building’s roof, roof membrane, exterior walls and windows, structural and non-structural elements, the foundations and floor slabs, all load-bearing walls, gutters and downspouts, landscaping, the Building Systems and other Complex facilities serving the Premises) in good working order and condition, reasonable wear and tear and damage by casualty excepted, and shall make such repairs, as and when needed in or to the Building, Building Common Areas or Building Systems, except for (i) those repairs for which Tenant is responsible pursuant to any other provision of this Lease, including but not limited to Section 10.01 above, or (ii) repairs to Tenant’s Property (unless caused by the gross negligence or willful misconduct of Landlord, its agents, employees or contractors).

(b)Tenant shall be required to reimburse Landlord, within twenty-five (25) days after receipt of a bill therefor as Additional Rent for the cost of repairing the following: (i) unless Landlord actually receives insurance proceeds with respect thereto (with Landlord being obligated to use commercially reasonable, good faith efforts to collect such insurance proceeds), any structural repairs or replacements necessitated or occasioned by the negligence or willful misconduct of Tenant, or any of its servants, employees, contractors, agents, guests, invitees or licensees; or (ii) unless covered by Landlord’s insurance, the proceeds of which actually become available to Landlord (with Landlord being obligated to use commercially reasonable, good faith efforts to collect such insurance proceeds), any structural repairs or replacements resulting from the particular manner of use or occupancy of the Premises by Tenant or any such person (as distinct from the Permitted Use permitted by Section 5.01); or (iii) unless covered by Landlord’s insurance, the proceeds of which actually become available to Landlord (with Landlord being obligated to use commercially reasonable, good faith efforts to collect such insurance proceeds), any structural repairs or replacements necessitated or occasioned by or resulting from Tenant’s Alterations; or (iv) unless covered by Landlord’s insurance, the proceeds of which actually become available to Landlord (with Landlord being obligated to use commercially reasonable, good faith efforts to collect such insurance proceeds), any repairs made to the distribution portions of the Building Systems located exclusively within the Premises if such repairs are necessitated by the negligence or willful misconduct of Tenant, or any of its servants, employees, contractors, agents, guests, invitees or licensees.

(c)If Landlord shall default in the performance of Landlord’s repair obligations solely relating to the Premises (as opposed to Landlord’s obligations relating to areas outside of the Premises which may affect other tenancies) (a “Premises Default”), and such Premises Default shall not be cured within twenty-five (25) days after receipt of written notice thereof from Tenant, or, in the case of a Premises Default which cannot with due diligence be cured within a period of twenty-five (25) days, such longer period as may be reasonably necessary so long as Landlord duly institutes such cure and diligently prosecutes same to completion, then, if same remains uncured, Tenant, following fifteen (15) days additional prior written notice to Landlord, shall have the option of reasonably curing such default and, if such default involves the expenditure of money, Landlord shall reimburse Tenant for Tenant’s reasonable, out-of-pocket third party costs and expenses reasonably incurred to cure such Premises Default within thirty (30) days after Tenant’s delivery of paid invoices therefor.

ARTICLE 11

Utilities and Services

Section 11.01.HVAC; Elevators; Supplemental HVAC.

(a)Landlord, at Landlord’s expense, shall furnish and distribute to the Premises heated, cooled and outside air, at reasonable temperatures, pressures and degrees of humidity in accordance with the HVAC performance specifications set forth in Exhibit E hereto (collectively “HVAC”) on a year round basis on Business Days (as hereinafter defined) from 8:00 A.M. to 6:00 P.M.  The term “Business Days” shall mean all days, except Saturdays, Sundays and the following holidays: New Year’s Day, President’s Day, Good Friday, Memorial Day, Independence Day, Labor Day, Columbus Day, Thanksgiving Day, the day after Thanksgiving Day and Christmas Day (or such other Complex-standard Business Days adopted by Landlord for the Complex which constitute legal holidays as declared by the State or Federal governments).  If Tenant shall require HVAC service at any other time (“Overtime”), Landlord shall furnish Overtime HVAC upon reasonable advance notice from Tenant, given between the hours of 9:00 A.M. and 1:00 P.M. on any Business Day, and Tenant shall pay to Landlord Additional Rent for such services, within twenty-five (25) days after being billed therefor, at the standard rates then fixed by Landlord for the Building.  The current hourly rate for overtime HVAC is $450.00.  Landlord may reasonably increase the rates for after-hours HVAC from time to time on a Building-wide basis consistent with other first-class office buildings in Stamford, CT.  If requested by Tenant, in lieu of Landlord providing Overtime HVAC on a Tenant-requested advance notice basis, Landlord may, at Landlord’s option, make arrangements and/or installations, at Tenant’s sole cost and expense, enabling Tenant to operate the Overtime HVAC systems for the Premises on a seven (7) days per week, twenty-four (24) hours per day basis, provided Tenant pays, as Additional Rent, Landlord’s standard after-hours rates for such Overtime HVAC usage.  Whenever said HVAC systems are in operation, Tenant shall cause all windows of the Premises to be kept closed.  Tenant shall also cause all the windows of the Premises to be closed whenever the Premises are not occupied.

(b)Landlord shall maintain in good and safe operating condition and repair not less than two (2) automatic passenger elevators servicing the Premises (which shall be available to Tenant’s employees and invitees on a 24 hour, 7 day per week basis), subject to the terms of this Lease.  Tenant shall have access to the Building on a 24 hour, 7 day per week basis, subject to the terms of this Lease.  Tenant shall receive, on a scheduled basis, an aggregate of up to thirty (30) hours of freight elevator service at the Building for Tenant’s initial move-in to the Premises and during the performance of Tenant’s Work, at no charge.

(c)Any supplemental HVAC systems and equipment that now serve (or is hereafter installed to serve) the Premises (collectively, the “Supplemental HVAC”) is separate and apart from the HVAC referenced in Section 11.01(a).  Tenant may install a commercially reasonable supplemental HVAC system as part of Tenant’s Work subject to Landlord’s reasonable, prior written approval, and provided Tenant complies with all of the applicable terms of this Lease (including, without limitation, Exhibit E hereto).  Tenant shall be billed (and shall timely pay) for all electricity usage for the Supplemental HVAC pursuant to Section 11.03 below.  It shall be Tenant’s obligation (at Tenant’s sole cost and expense) to operate, maintain, repair or replace any and all Supplemental HVAC in compliance with all Requirements and such reasonable rules and procedures as Landlord may impose.  Without limiting the generality of the foregoing, at any time during the Term that Tenant utilizes a Supplemental HVAC system in the Premises, Tenant shall maintain in force a maintenance contract with a reputable HVAC service contractor approved by Landlord (which approval shall not be unreasonably withheld, conditioned or delayed) providing for semi-annual inspection and maintenance of the Supplemental HVAC and reports of any defective conditions, together with any recommendations for maintenance, repair or parts-replacement, and Tenant shall furnish to Landlord a copy of such contract or any such reports issued thereunder, from time to time, upon Landlord’s request.  At any time during the Term that Tenant utilizes a Supplemental HVAC system in the Premises, Tenant shall pay to Landlord each month, within twenty-five (25) days after billing, for Tenant’s usage (as reasonably determined by Landlord) of condenser water provided to the Supplemental HVAC units, at Landlord’s cost therefor.  At Landlord’s election, the condenser water provided to the Supplemental HVAC unit or units may be separately metered by Landlord at Tenant’s expense, in which event Landlord shall bill to Tenant for the condenser water consumption reflected on such meters.

Section 11.02.Cleaning.  Landlord (subject to recoupment pursuant to Article 6 hereof, if permitted) shall cause the Premises to be cleaned five (5) days per week (which may include weekend days) consistent with the cleaning specifications annexed hereto and made a part hereof as Exhibit D.  Tenant shall pay to Landlord, as Additional Rent, within twenty-five (25) days after being billed therefor, Landlord’s extra charges from its cleaning contractor for any special or unusual cleaning work in the Premises, including, without limitation, the cleaning of portions of the Premises with glass partitions, any executive bathrooms, or any areas used for the storage, preparation, service or consumption of food or beverages (if any).

Section 11.03.Electricity.

(a)Commencing on the Commencement Date, Tenant shall pay to Landlord, as Additional Rent for the electricity being furnished to the Premises during the Lease Term (including any Extended Term), an amount (the “Electricity Additional Rent”) equal to one hundred three percent (103%) of the amount Landlord actually pays to the utility company and/or other third parties to provide and administer electricity to the Premises, including, without limitation, all applicable surcharges, demand charges, time of day charges, energy charges, fuel adjustment charges, rate adjustment charges, taxes and other amounts payable in respect thereof, based on Tenant’s demand and/or consumption of electricity (and/or any other commercially reasonable method of quantifying Tenant’s use of or demand for electricity as set forth in the utility company’s tariff) as registered on a meter or submeter for purposes of measuring such demand, consumption or other method of quantifying Tenant’s use of or demand for electricity (it being agreed that such meter or submeter shall measure demand and consumption, and off peak and on peak use, in either case to the extent such factors are relevant in making the determination of Landlord’s cost of electricity consumption for the Premises).  If not presently installed, Landlord shall install the aforesaid meter or submeter on or before the Commencement Date, as part of Landlord’s Base Building Work, at Landlord’s cost and expense.  Tenant shall maintain such meter or submeter in good working order at it sole cost and expense.  Landlord shall render bills (together with, upon Tenant’s request, the underlying submeter readings) for the Electricity Additional Rent at such time as Landlord may elect (but in no event less frequently than quarterly and no more than monthly), and Tenant shall pay the amount shown thereon to Landlord within twenty-five (25) days after Landlord gives such bill to Tenant.  Notwithstanding the foregoing, for any period in which the metering or submetering equipment servicing the Premises is inoperative or otherwise inaccurate in terms of measuring such electricity consumption, Tenant shall pay Landlord, during such period, a monthly electricity charge reasonably reflecting such electricity consumption, based upon historical usage or a reputable engineer’s reasonable estimate, if applicable, with any change(s) in usage or rate taken into account.  Landlord shall provide electricity to the fifth (5th) floor distribution panels serving the Premises equal to six (6) watts per rentable square foot demand load, exclusive of the electricity required to operate the Building’s HVAC system (the “Electrical  Capacity”).  Landlord shall provide electricity from the applicable utility company or provider for operating the Building Systems serving the Building and for lighting the Garage, the Building Common Areas and the Complex Common Areas and the costs of electricity to such systems and common areas shall be included in the Cost of Operation and Maintenance or Complex Operating Expenses, as applicable, or otherwise paid for by Tenant (or other tenants) as Additional Rent.

(b)Tenant, at Tenant’s sole cost and expense, may obtain additional commercially reasonable amounts of electricity for Tenant’s business operations in the Premises directly from the utility company furnishing electricity to the Building, provided same does not adversely affect any utility service to (or utility operations at) the Building or Complex or Landlord’s contractual arrangements with any utility providers or other tenants.  The cost of such additional electric service to the Premises shall be paid by Tenant directly to such utility company or provider.  The installation of any additional meters, panel board, feeders, risers, wiring and other conductors and equipment shall constitute an Alteration subject to Landlord’s reasonable prior approval as provided in Article 9, and any such installation shall be performed by Landlord at Tenant’s sole cost and expense, and shall be chargeable and collectible as Additional Rent and paid within twenty-five (25) days after the rendition of a bill to Tenant therefor.

(c)Tenant covenants that the use of electrical energy in the Premises shall not exceed the Electrical Capacity.  In the event that, in Landlord’s reasonable judgment, Tenant’s electrical requirements necessitate installation or an additional riser, risers, or other proper and necessary equipment, Landlord shall so notify Tenant of same.  Within five (5) Business Days after receipt of such notice, Tenant shall either cease such use of additional electricity or shall request that additional electrical capacity (specifying the amount requested) be made available to Tenant.  If Landlord shall agree to make available additional electrical capacity and the same necessitates installation of an additional riser, risers or other proper and necessary equipment, including, without limitation, any switchgear, the same shall be installed by Landlord.  Any such installation shall be made at Tenant’s sole cost and expense, and shall be chargeable and collectible as Additional Rent and paid within twenty-five (25) days after the rendition of a bill to Tenant therefor.  Tenant shall not, without prior consent of Landlord in each instance, not to be unreasonably withheld, conditioned or delayed, make or perform, or permit the making or performing of, any alteration to wiring installations or other electrical facilities in or serving the Premises or any additions to the electrical fixtures in the Premises which utilize electrical energy (other than commercially reasonable and customary office fixtures).

(d)Landlord may, at any time, elect to supply electricity to the Premises on a Rent inclusion basis if required to do so by Requirements.  In the event of any such change in electric service by Landlord, Landlord agrees to give not less than thirty (30) days advance notice of any such change to Tenant, and this Lease shall remain in full force and effect and such change shall not constitute an actual or constructive eviction, in whole or in part, or entitle Tenant to any abatement or diminution of Rent or except or relieve Tenant from any of its obligations under this Lease, or impose any liability upon Landlord or Landlord’s agents.

(e)Tenant, at Tenant’s expense, shall purchase and install all lamps (including incandescent and fluorescent), starters and ballasts used in the Premises from Landlord, at Landlord’s Complex commercially reasonable standard charges for providing same.

Section 11.04.Water.  Landlord shall supply reasonably adequate quantities of potable warm and cold water to a point or points in the Premises for ordinary office lavatory, kitchen and drinking purposes.  If Tenant requires, uses or consumes water for any purpose in addition to the ordinary lavatory and drinking, Landlord may install a water meter and thereby measure Tenant’s consumption of water for all purposes.  Tenant shall pay to Landlord, as Additional Rent, within twenty-five (25) days after being billed therefor, the cost of any such meter and its installation, and Tenant, at Tenant’s sole cost and expense, shall maintain any such meter and any such installation equipment in good working order and repair.  Tenant shall pay for water consumed as shown on said meter and sewer charges thereon, as Additional Rent, within twenty-five (25) days after being billed therefor.

Section 11.05.Interruption of Service.  Landlord reserves the right to stop the service of the air conditioning, elevator, plumbing, electrical, sanitary, mechanical or other service or utility systems of the Building when reasonably necessary by reason of accident or emergency, or mechanical breakdown, or requirement of law or any cause beyond Landlord’s reasonable control or (upon at least 24 hours’ notice to Tenant, except in the event of an emergency in which case no notice shall be required) for repairs, alterations, replacements or Improvements, which in the reasonable judgment of Landlord, are necessary, until the reason for such stoppage shall have been eliminated. Anything herein to the contrary notwithstanding, and without regard to the effects of Unavoidable Delays, if such stoppage or interruption materially interrupts Tenant’s business and shall result in Tenant not being able to use or occupy all or any part of the Premises and continues for a period of five (5) consecutive Business Days after notice from Tenant, and such stoppage was not attributable to conditions caused by Tenant (or any parties holding by, under or through Tenant), then thereafter Fixed Rent and Tenant’s obligation to pay Tenant’s Projected Share and Tenant’s Proportionate Share of any increase in Taxes shall abate for the portion of the Premises which Tenant has not been able to use or occupy on a per diem basis until the earlier of remediation of such stoppage or interruption or reoccupation of such part of the Premises by Tenant.

Section 11.06.Parking.  Tenant shall have the right to use, on a non-exclusive basis, 79 unreserved parking spaces (3/1,000 rentable square feet of the Premises) in the Garage located adjacent to the Building and in any outdoor parking lot(s) adjacent to and exclusively dedicated to the Building, for itself, its customers, invitees and employees and the loading and unloading of vehicles in connection with and incidental to the business conducted by Tenant in the Premises, all on a Rent-inclusive basis.  Notwithstanding the foregoing, upon Landlord attaining 75% occupancy of the Building, Landlord may reduce Tenant’s on-site parking, for the balance of the Term, to 66 unreserved parking spaces (2.5/1,000 rentable square feet of the Premises), provided that Landlord has arranged, at Tenant’s cost and expense, for at least 13 unreserved parking spaces in an indoor parking facility located at Stamford Town Center, 100 Greyrock Place, the Bell Street Garage, and/or 300 Atlantic Street, Stamford, CT.  Tenant may use the roadways located within the Complex Common Areas for the purposes of egress and ingress.  Tenant covenants to observe the parking rules for the Complex, including, without limitation, the exclusivity of parking spaces designated for other tenants, buildings and/or other areas of the Complex.

Section 11.07.Complex Common Areas.  Landlord agrees to perform or cause performance of the following reasonably consistent with the standards of comparable, first class office complexes in the City: (a) maintain and repair the Complex Common Areas and entrances to the Building, (b) to keep the surface of the parking area, driveways, entrances to the Building and sidewalks located on the Land reasonably free from snow, ice, dirt and rubbish, and (c) to insure, protect and maintain the Complex Common Areas, including the maintenance of shrubbery and grass areas in and around the Building.  Landlord’s expenses in performing such obligations shall be part of the Base Expenses and the Cost of Operation and Maintenance in accordance with the provisions of Article 6, as permitted.

Section 11.08.Security.  Throughout the Term, Landlord shall maintain at the Complex 24 hour security service (including 24/7 roving security) reasonably consistent with the standards of comparable, first class office complexes in the City.  The foregoing shall not in any manner whatsoever be deemed to create any liability for Landlord under the Lease for the security of any person or property.  Tenant shall be permitted to install, at Tenant’s sole cost and expense, a commercially reasonable security and/or controlled access system in the Premises, which is compatible with the security and/or controlled access system serving the Building (the “Building Security System”) so as to enable Tenant to utilize a single security/access card reader, provided in all events Tenant gives Landlord copies of duplicate keys, access codes, combinations, access cards and other access devices to enable Landlord’s continued access to the Premises in accordance with this Lease.

Section 11.09.Directory; Signage.  At no additional cost to Tenant, Tenant shall be provided with a listing in the electronic tenant directory, if such directory is so provided, in the Building’s lobby and on the fifth (5th) floor of Tenant’s elevator lobby.  Tenant shall also have the right to receive a single exterior identifying sign with Tenant’s name and logo on the entrance door to the Premises, provided such sign shall be at Tenant’s sole cost and expense; same shall be subject to and comply with all applicable Requirements; and same shall be in a location and of a size and appearance that is subject to Landlord’s reasonable, prior written approval (and compatible with the Complex’s standard signage program).

Section 11.10.Shaft Space.  At no additional cost to Tenant, Landlord shall provide commercially reasonable, secure and unobstructed shaft space (free of Hazardous Materials), on a proportionate basis, from the Building’s telecom two (2) points of entry through the Building’s telecom riser to the Premises for Tenant’s commercially reasonable data cabling needs.  For purposes of clarification, there are two (2) Building telecom points of entry, however, such points of entry lead to a single shaft space in the Building.

ARTICLE 12

Damage to or Destruction of the Premises

Section 12.01.Restoration; Abatement.

(a)If the Premises or any part thereof shall be partially damaged by fire or other casualty, Tenant shall give reasonably prompt notice thereof to Landlord, and upon such notice Landlord shall proceed with reasonable diligence to repair or replace or cause to be repaired or replaced the structural portions of the Premises (excluding any structural Tenant Alterations) and Building Systems serving the Premises, such that the basic structure of the Premises and its ability to receive services through the Building Systems (to the extent otherwise required by the terms of this Lease) and the Building standard finish conditions are in substantially the same condition as prior to the fire or other casualty.  Landlord shall also restore reasonable access to the Premises (if necessary).

(b)The Fixed Rent and Additional Rent shall be abated in the proportion that the Premises shall have been rendered untenantable, such abatement to be from the date of such damage or destruction until Landlord delivers the Premises to Tenant having substantially completed the repair and/or restoration thereof as and to the extent required by Section 12.01(a) above.  If (i) a material part of the Premises shall be damaged; (ii) Tenant shall be unable to operate its business in the remaining part of the Premises in substantially the same manner as such business was operated prior to the damage; and (iii) if Tenant shall be required to vacate all or substantially all of the Premises, then all Fixed Rent and Additional Rent shall abate until the earlier of: the date Landlord delivers the Premises to Tenant having substantially completed the repair and/or restoration thereof as and to the extent required by Section 12.01(a) above; or the date Tenant reoccupies the Premises for operation of its business.

Section 12.02.Tenant’s Right of Termination.

(a)Within thirty (30) days after notice to Landlord of any damage described in Section 12.01 hereof, Landlord shall deliver to Tenant a statement prepared by a licensed, independent architect setting forth such architect’s estimate (the “Estimate”) as to the time required to repair such damage, exclusive of time required to repair any Tenant’s Alterations.  If the estimated time period exceeds twelve (12) months from the date of the Estimate, Tenant may elect to terminate this Lease by notice to Landlord not later than thirty (30) days following receipt of the Estimate.  If Tenant makes such election, the Term shall expire upon the thirtieth (30th) day after notice of such election is given by Tenant, and Tenant shall vacate the Premises and surrender the same to Landlord in accordance with the provisions of Article 18 hereof.  If Tenant shall not have elected to terminate this Lease pursuant to this Article 12 (or is not entitled to terminate this Lease pursuant to this Article 12), the damage shall be diligently repaired by and at the expense of Landlord as, and to the extent, required by Section 12.01(a) above, subject to Unavoidable Delays.  If the estimated period of repair does not exceed twelve (12) months and, thereafter, Landlord fails to substantially complete such repairs within such twelve (12) month period, Tenant may terminate this Lease by notice to Landlord within thirty (30) days following the expiration of the twelve (12) month period.

(b)Notwithstanding the foregoing, if such damage occurs during the last eighteen (18) months of the Term of this Lease and if the estimated time period set forth in the Estimate delivered pursuant to Section 12.02(a) above exceeds one hundred eighty (180) days from the date of the Estimate (exclusive of time required to repair any Tenant’s Alterations), then Tenant or Landlord may serve notice on the other of its intention to terminate this Lease, and this Lease shall terminate on the date which is thirty (30) days after the date of Tenant’s or Landlord’s notice, as applicable, as if such termination date were the Expiration Date, and any prepaid portion of Fixed Rent and Additional Rent shall be abated as of such date of damage or destruction and shall be promptly refunded by Landlord to Tenant.

Section 12.03.Landlord’s Right of Termination.  If more than twenty percent (20%) of the Building shall be damaged by fire or other casualty, then in such event Landlord may, at its option, terminate this Lease (provided that Landlord simultaneously terminates all similarly -situated leases in the Building) by giving Tenant not less than thirty (30) days’ notice of such termination, which notice shall be given within sixty (60) days after the date of such damage.  In the event that such notice of termination shall be given, (a) this Lease shall terminate as of the date thirty (30) days after the giving of the notice of termination (whether or not the Term shall have commenced) with the same effect as if that were the Expiration Date, and subject to Section 12.06 below, (b) the Fixed Rent and Additional Rent shall be apportioned as of the date of damage or destruction, and (c) any prepaid portion of Fixed and Additional Rent shall be abated as of the date of damage or destruction and shall be promptly refunded by Landlord to Tenant.  If, at any time prior to Landlord giving Tenant the aforesaid notice of termination or commencing the repair and restoration pursuant to Section 12.02, the holder of a Superior Mortgage takes possession of the Building through foreclosure or otherwise, such holder or party shall have a further period of thirty (30) days from the date of so taking possession to terminate this Lease, under the same terms and conditions as set forth in this Section 12.03, by thirty (30) days written notice of termination.  If such notice shall be given, this Lease shall terminate as of the date provided in such thirty (30) days’ notice of termination (whether or not the Term shall have commenced) with the same effect as if that were the Expiration Date, and, subject to Section 12.06 below, the Fixed Rent and Additional Rent shall be abated as of the date of damage or destruction and any prepaid portion of Fixed Rent and Additional Rent for any period after such date (and the Security Deposit, if and to the extent applicable) shall be refunded by Landlord to Tenant.

Section 12.04.Liability.  Landlord shall not be liable for any inconvenience or annoyance to Tenant or injury to the business of Tenant resulting in any way from such damage by fire or other casualty or the repair thereof.  Landlord will not carry insurance of any kind on Tenant’s Property or Tenant’s Alterations nor shall it be required to repair any Tenant’s Property or Tenant’s Alterations.

Section 12.05.Cooperation.  Landlord and Tenant agree that they shall reasonably cooperate with the other in providing information to an insurance company with respect to any loss or damage occurring in the Premises and shall not unreasonably interfere with the other’s collection of insurance proceeds.

Section 12.06.Willful Misconduct.  Nothing herein contained shall relieve either party from any liability to the other caused by such party’s willful misconduct or criminally liable acts in connection with any damage to the Premises or the Building by fire or other casualty.

Section 12.07.Express Agreement.  This Lease shall be considered an express agreement governing any case of damage to or destruction of the Building or any part thereof by fire or other casualty, and any law providing for such contingency in the absence of such express agreement, now or hereafter enacted, shall have no application in such case.

Section 12.08.Disputes.  Any dispute under this Article 12 shall be determined by arbitration pursuant to Article 25 hereof.

ARTICLE 13

Eminent Domain

Section 13.01.Termination Rights.

(a)If the whole of the Premises, or such substantial part thereof as will render the remainder untenantable for the conduct of Tenant’s business consistent with Tenant’s past practices shall be acquired or condemned for any public or quasi-public use or purpose, this Lease shall end as of the date of the vesting of title in the condemning authority (either through court order or by voluntary conveyance by Landlord in lieu of condemnation) with the same effect as if said date were the Expiration Date.  If only a part the Premises shall be so acquired or condemned, then, except as otherwise provided in this Article, this Lease and the Term shall continue in force and effect but, from and after the date of the vesting of title, the Fixed Rent shall be an amount which bears the same ratio to the Fixed Rent payable immediately prior to such condemnation pursuant to this Lease as the value of the untaken portion of the Premises (appraised after the taking and repair of any damage to the Building pursuant to this Section) bears to the value of the entire Premises immediately before the taking and any Additional Rent payable or credits receivable pursuant to Article 6 shall be adjusted to reflect the diminution of the Premises.  The value of the Premises before and after the taking shall be determined for the purposes of this Section by an independent appraiser, said appraiser shall be chosen by arbitration pursuant to Article 25.

(b)If more than ten percent (10%) of the Building or a material part of the Land shall be so acquired or condemned, then: (i) Landlord, at Landlord’s sole option, may give to Tenant, within sixty (60) days next following the date upon which Landlord shall have received notice of vesting of title, ninety (90) days’ notice of termination of this Lease (provided that Landlord simultaneously terminates all similarly-situated leases in the Building); and (ii) if the part of the Building so acquired or condemned shall contain more than twenty-five percent (25%) of the total rentable area of the Premises immediately prior to such acquisition or condemnation, or if, by reason of such acquisition or condemnation, Tenant no longer has the ability to conduct its business in the Premises substantially in a manner consistent with past practices, or reasonable means of access to the Premises, Tenant, at Tenant’s sole option, may give to Landlord, within sixty (60) days following the date upon which Tenant shall have received notice of vesting of title, ninety (90) days’ notice of termination of this Lease.  Any dispute concerning the exercise by Landlord or Tenant of an option to terminate this Lease pursuant to this Section 13.01 shall be submitted to arbitration pursuant to Article 25 below.  In the event any such ninety (90) days’ notice of termination is given by Landlord or Tenant, this Lease shall terminate upon the expiration of said ninety (90) days with the same effect as if the date were the Expiration Date.  If a part of the Premises shall be so acquired or condemned, and the Lease shall not be terminated pursuant to the provisions of this Section, Landlord, at Landlord’s expense (but subject to recoupment from the proceeds of any award) shall restore that part of the Premises not so acquired or condemned to a self-contained rental unit in substantially the same condition as prior thereto.  In the event of any termination of this Lease pursuant to the provisions of this Section, the Fixed Rent and Additional Rent shall be apportioned as of the date of such termination and any prepaid portion of Fixed Rent and Additional Rent for any period after such date shall be refunded by Landlord to Tenant.

Section 13.02.The Award.  In the event of any such acquisition or condemnation of all or any part of the Building and/or Land, Landlord shall be entitled to receive the entire award for any such acquisition or condemnation.  Tenant shall have no claim against Landlord or the condemning authority for the value of any unexpired portion of the Term and Tenant hereby expressly assigns to Landlord all of its right, title and interest in and to any such award, and also agrees to execute any and all further documents reasonably requested that may be required in order to facilitate the collection thereof by Landlord.  Nothing contained in this Section shall be deemed to prevent Tenant from making a separate claim in any condemnation proceedings for any moving expenses and for the value of any Tenant’s Property and Tenant’s Alterations (in excess of Landlord’s contribution thereto, if any).

Section 13.03.Temporary Taking.  If the temporary use or occupancy of all or any part of the Premises shall be condemned or taken for any public or quasi-public use or purpose during the Term, this Lease shall be and remain unaffected by such condemnation or taking and Tenant shall continue responsible for all of its obligations hereunder and it shall continue to pay the Fixed Rent and Additional Rent, but all such Fixed Rent and Additional Rent shall be abated proportionately as to the part of the Premises so temporarily condemned and not occupied by Tenant.  In the event of the termination of such public or quasi-public occupancy prior to the Expiration Date, Tenant shall, at its own expense, restore the Premises as nearly as possible to the condition in which they were prior to the condemnation or taking provided, however, that Tenant shall have no obligation to expend any sum in excess of the condemnation proceeds received by Tenant under this Section 13.03 to restore the Premises in accordance with this Section.

ARTICLE 14

Default

Section 14.01.Events of Default.  Each of the following events shall be an “Event of Default” hereunder:

(a)if Tenant shall file a voluntary petition in bankruptcy or insolvency, or shall file any petition or answer seeking any reorganization, arrangement, composition, readjustment,

liquidation, dissolution or similar relief under the present or any future federal bankruptcy act or any other present or future applicable federal, state or other statute or law, or shall make an assignment for the benefit of creditors or shall seek or consent to or acquiesce in the appointment of any trustee, receiver or liquidator of Tenant or of all or any part of Tenant’s Property; or

(b)if there shall be filed against Tenant an involuntary petition in bankruptcy or insolvency, or if Tenant shall be adjudicated a bankrupt or insolvent, and if within ninety (90) days after the commencement of any such proceeding against Tenant such proceeding shall not have been dismissed, or if, within ninety (90) days after the appointment of any trustee, receiver or liquidator of Tenant, or of all or a substantial part of Tenant’s Property, without the consent or acquiescence of Tenant, such appointment shall not have been vacated or otherwise discharged, or if any execution or attachment shall be issued against Tenant or any of Tenant’s Property pursuant to which the Premises shall be taken or occupied or attempted to be taken or occupied; or

(c)if Tenant shall default for more than five (5) Business Days after Landlord notifies Tenant in writing of Tenant’s failure to pay when due of any installment of Fixed Rent or Additional Rent; or

(d)if Tenant shall default in the observance or performance of any term, covenant or condition of this Lease on Tenant’s part to be observed or performed (other than the covenants for the payment of Fixed Rent and Additional Rent) and Tenant shall fail to remedy such default within thirty (30) days after notice by Landlord to Tenant of such default, or if such default is of such a nature that it cannot with due diligence be completely remedied within said period of thirty (30) days and Tenant shall not commence within said period of thirty (30) days, and/or shall not thereafter diligently prosecute to completion, all steps necessary to remedy such default; or

(e)if any event shall occur or any contingency shall arise whereby this Lease or the estate hereby granted or the unexpired balance of the Term would, by operation of law or otherwise, devolve upon or pass to any person, firm or corporation other than Tenant except as is expressly permitted under Article 19;

(f)then in any of said events Landlord may give to Tenant notice of intention to end the Term at the expiration of five (5) days from the date of the giving of such notice, and, in the event such notice is given and Tenant shall not have cured such default, this Lease (whether or not the Term shall have commenced) shall terminate upon the expiration of said five (5) days with the same effect as if that day were the Expiration Date, and all rights of Tenant under this Lease shall expire and terminate and Tenant shall immediately quit and surrender the Premises but Tenant shall remain liable for all of its obligations hereunder and for damages as provided in Article 15.

Section 14.02.Use and Occupancy Payments.  Any monies received by Landlord from or on behalf of Tenant during the pendency of any proceeding or the types referred to in said subsections (a) and (b) of Section 14.01 shall be deemed paid as compensation for the use and occupation of the Premises and the acceptance of any such compensation by Landlord shall not be deemed an acceptance of rent or a waiver on the part of Landlord of any rights under Section 14.01.

ARTICLE 15

Landlord Remedies

Section 15.01.Remedies.  If an Event of Default shall occur under this Lease, or if this Lease and the Term shall terminate as provided for in Article 14 hereof, (or pursuant to any summary proceeding or in any other formal action or proceeding), or if Landlord shall re-enter the Premises pursuant to applicable law or a court order under any summary proceeding or any other action or proceeding, then, in any of said events:

(a)Tenant shall pay to Landlord all Fixed Rent and Additional Rent to the date upon which this Lease and the Term shall have terminated pursuant to the adjudication of any court of competent jurisdiction or to the date of re-entry, as the case may be;

(b)Landlord shall be entitled to retain all monies, if any, paid by Tenant to Landlord, whether as advance rent, security or otherwise, but such monies shall be credited by Landlord against any Fixed Rent or Additional Rent due at the time of such termination or re-entry, or at Landlord’s option, against any damages payable by Tenant hereunder;

(c)Tenant shall be liable for and shall pay to Landlord, as damages, any deficiency between (i) the Fixed Rent and Additional Rent payable hereunder for the period which otherwise would have constituted the unexpired portion of the Term (conclusively presuming the Additional Rent to be the same as was payable for the year immediately preceding such termination or re-entry) and (ii) the net amount, if any, of any rents (“Net Rents”) collected under any reletting effected pursuant to the provisions of Section 15.01(b) for any part of such period (first deducting from the rents collected under any such reletting all of Landlord’s reasonable out-of-pocket expenses in connection with the termination of this Lease or Landlord’s re-entry upon the Premises and in connection with such reletting including but not limited to all prorated brokerage commissions, reasonable legal expenses, reasonable attorneys’ fees, alteration costs and other reasonable expenses of preparing the Premises for such reletting);

(d)Any such deficiency shall be paid in monthly installments by Tenant on the days specified in this Lease for the payment of installments of Fixed Rent.  Landlord shall be entitled to recover from Tenant each monthly deficiency as the same shall arise and no suit to collect the amount of the deficiency for any month shall prejudice Landlord’s right to collect the deficiency for any subsequent month by a similar proceeding.  Alternatively, suit or suits for the recovery of such deficiencies may be brought by Landlord from time to time at its election;

(e)Whether or not Landlord shall have collected any monthly deficiencies as aforesaid, Landlord shall, at its sole option, be entitled to recover from Tenant, and Tenant shall pay Landlord, on demand, as and for liquidated and agreed final damages, a sum equal to the amount by which the Fixed Rent and Additional Rent payable hereunder for the period which otherwise would have constituted the unexpired portion of the Term following the last deficiency collected (conclusively presuming the Additional Rent to be the same as was payable for the year immediately preceding such termination or re-entry) exceeds the then fair and reasonable rental value of the Premises for the same period, both discounted to present worth at the Base Rate.  If, before presentation of proof of such liquidated damages to any court, commission or tribunal, the Premises, or any part thereof, shall have been relet by Landlord for the period which otherwise would have constituted the unexpired portion of the Term, or any part thereof, each party shall be entitled to have an expert testify before such court, commission or tribunal as to its determination of the fair and reasonable rental value for the part or the whole of the Premises so relet during the term of the reletting and the decision made by the judge of such court, commission or tribunal shall be binding upon the parties; and

(f)In no event (i) shall Tenant be entitled to receive any excess of the Net Rents over the sums payable by Tenant to Landlord hereunder, or (ii) shall Tenant be entitled in any suit for the collection of damages pursuant to this Section to a credit in respect of any Net Rent from a reletting except to the extent that such Net Rent is actually received by Landlord prior to the commencement of such suit.  If the Premises or any part thereof should be relet in combination with other space, then equitable apportionment on a square foot area basis shall be made of the rent received from such reletting and of the expenses of reletting.

(g)Nothing contained herein shall be construed to limit or preclude recovery by Landlord against Tenant any sums or damages to which, in addition to the damages particularly provided above, Landlord may lawfully be entitled to by reason of any Tenant breach or Event of Default under this Lease.

Section 15.02.Covenants.

(a)If this Lease be terminated as provided herein or by or under any summary proceeding or any other action or proceeding, or if Landlord shall re-enter the Premises pursuant to applicable law or a court order under any summary proceeding or any other action or proceeding, Tenant covenants and agrees, notwithstanding anything to the contrary contained in this Lease:

(i)That the Premises shall be, upon such earlier termination or re-entry, in the same condition as that in which the Tenant has agreed to surrender them to Landlord at the expiration of the Term hereof;

(ii)That Tenant, on or before the occurrence of any Event of Default, shall have performed or was performing every covenant contained in this Lease for the making of any improvement, alteration or betterment to the Premises, or for restoring or rebuilding any part hereof; and

(iii)That, for the breach of either Subdivision (a) or (b) of this Subsection, or both, Landlord shall be entitled immediately, without notice or other action by Landlord, to recover, and Tenant shall pay, as and for damages therefor, the then cost of performing such covenant, plus interest thereon at the Default Rate for the period between the occurrence of any Event of Default and the time when any such work or act, the cost of which is computed, should have been performed under the other provisions of this Lease had such Event of Default not occurred.

(b)Each and every covenant contained in this Section shall be deemed separate and independent, and not dependent on other provisions of this Lease.  It is understood that the consideration for the covenants in this Section is the making of this Lease, and the damages for failure to perform the same shall be deemed to be in addition to and separate and independent of the damages accruing by reason of default in observing any other covenant contained in this Lease.

Section 15.03.Cumulative Remedies.  Each right and remedy of Landlord provided for in this Lease shall be cumulative and shall be in addition to every other right and remedy provided for in this Lease or now or hereafter existing at law or in equity or by statute or otherwise through a court of competent jurisdiction.  In the context of an adjudication of any court of competent jurisdiction, and the related actions and proceedings before such court, Landlord shall not be restricted from enforcing any of its remedies at law, or in equity, pursuant to a court order, which, among other relief, terminates this Lease, provided that Tenant is entitled to all rights and remedies contained in this Lease to cure defaults hereunder.  The exercise or beginning of the exercise by Landlord of any one or more of the rights or remedies provided for in this Lease or now or hereafter existing at law or in equity or by statute or otherwise shall not preclude the simultaneous or later exercise by Landlord of any or all other rights or remedies provided for in this Lease or now or hereafter existing at law or in equity by statute or otherwise.  Notwithstanding anything to the contrary contained herein, in no event shall Landlord or Tenant be liable to the other under this Lease for any lost profits or special, consequential or punitive damages, except to the extent specifically provided in this Lease.

ARTICLE 16

Curing Tenant’s Defaults; Fees and Expenses

Section 16.01.Cure By Landlord.  If Tenant shall commit an Event of Default, Landlord, without thereby waiving such default, may perform the same for the account and at the expense of Tenant, upon prior notice except in the case of emergency (when no prior notice shall be required).  Bills for any reasonable out-of-pocket expense incurred by Landlord in connection with any such performance by it for the account of Tenant, and bills for all costs, expenses and disbursements of every kind and nature whatsoever, including reasonable counsel fees, involved in collecting or endeavoring to collect Fixed Rent or Additional Rent or other charge or any part thereof or enforcing or endeavoring to enforce any rights against Tenant, under or in connection with this Lease, or pursuant to law may be sent by Landlord to Tenant monthly or immediately, and shall be due and payable as Additional Rent in accordance with the terms of said bills.  Any such bills shall be payable with interest at the Default Rate from the date Landlord incurs the charge or expense to the date of payment by Tenant to Landlord.  Tenant’s obligations under this Section shall survive the Expiration Date or sooner termination of the Term.

Section 16.02.Late Charge.  If Tenant shall fail to pay any installment of Fixed Rent, Additional Rent or any other item of rent when due and payable hereunder more than once in any 12-month period during the Term, Tenant shall pay to Landlord from and after the date such payment was due hereunder, in addition to such installment of Fixed Rent, Additional Rent or other item of Rent, as the case may be, as a late charge and as Additional Rent, a sum equal to five percent (5%) on the amount unpaid.

ARTICLE 17

Non-Liability and Indemnification

Section 17.01.Indemnification By Tenant.  To the fullest extent permitted by law, Tenant shall indemnify, defend and hold harmless Landlord, the Managing Agent, George Comfort & Sons Inc. and Comfort Maintenance Corp., and its/their respective members, partners, subsidiaries and affiliates, and their respective directors, officers, agents, servants, and employees

(collectively, the “Landlord’s Parties”) from and against any and all third party claims, demands, liabilities, damages, judgments, orders, decrees, actions, proceedings, fines, penalties, costs and expenses, including without limitation, court costs and reasonable attorneys’ fees (collectively, “Losses”), arising from or relating to any act or omission (where Tenant had a duty to act) of Tenant, any other occupant of the Premises, or any of their respective agents, employees, invitees or contractors in connection with any violation of applicable Requirements, loss of life, damage or injury to persons, property or business occurring in, about or from the Premises, or directly or indirectly caused by or in connection with any violation of this Lease or use of the Premises or Building.  Without limiting the generality of the foregoing, Tenant specifically acknowledges that the indemnity undertaking herein shall also apply to claims in connection with or arising out of any “Tenant’s Work” as performed by or on Tenant’s behalf (unless the same is performed by Landlord, in which event the indemnity set forth herein shall not apply to claims in connection with or arising out of Tenant’s Work) as described in Article 3 or Exhibit G, the use or consumption of any utilities in the Premises under Article 11, any repairs or other work by or for Tenant under Articles 10 or 11, and Tenant’s transportation, use, storage, maintenance, generation, manufacturing, handling, disposal, release or discharge of any “Hazardous Materials” as described in Article 5 (whether or not such matters shall have been theretofore approved by Landlord).

Section 17.02.Indemnification by Landlord.  Except as expressly set forth to the contrary in this Lease, from and after the date hereof, Landlord shall indemnify and save Tenant and Tenant Parties harmless of and from all Losses, to the extent caused by the negligence or willful misconduct of Landlord or Landlord’s Parties.

Section 17.03.Constructive Eviction.  Except as expressly set forth to the contrary in this Lease, neither (a) the performance by Landlord, Tenant or others of any decorations, construction, repairs, alterations, additions or improvements in, to or on the Building, Land of the Premises, nor (b) any damage to the Premises or to Tenant’s Property, nor any injury to any persons, caused by other tenants or persons in the Building, or by operations in the construction of any private, public or quasi-public work, or by any other cause, nor (c) any temporary covering or bricking up of any windows of the Premises for any reason whatsoever including Landlord’s own acts (but only if required by Requirements), nor any permanent covering or bricking up of any such windows if required by law, order or regulation of Federal, county, state or municipal authorities or by any direction pursuant to law or any public officer, nor (d) any inconvenience or annoyance to Tenant or injury to or interruption of Tenant’s business by reason of any of the events or occurrences referred to in the foregoing subdivisions (a) through (d) shall constitute an actual or constructive eviction, in whole or in part, or entitle Tenant to any abatement or diminution of rent, or relieve Tenant of any of its obligations under this Lease, or impose any liability upon Landlord, or Landlord’s agents.  Notwithstanding anything to the contrary contained herein, if Tenant is unable to access or use the Premises for the ordinary conduct of Tenant’s business due to Landlord’s performance of capital improvement to the Complex (including the Premises) not arising from Tenant’s default under this Lease, and such inability to use or access the Premises continues for a period in excess of five (5) consecutive Business Days, then all Fixed Rent and Tenant’s obligation to pay Tenant’s Projected Share and Tenant’s Proportionate Share of any increase in Taxes shall be abated on a per diem basis for the period commencing on the 6th Business Day of such untenantability and ending on the date on which such condition is remedied.

Section 17.04.Defense of Actions.  If any claim, action or proceeding is made or brought against either party, which claim, action or proceeding the other party shall be obligated to indemnify such first party against pursuant to the terms of this Lease, then, upon demand by the indemnified party, the indemnifying party, at its sole cost and expense, shall resist or defend such claim, action or proceeding in the indemnified party’s name, if necessary, by such attorneys as the indemnified party shall approve, which approval shall not be unreasonably withheld, conditioned or delayed.  Attorneys for the indemnifying party’s insurer are hereby deemed approved for purposes of this Section.

Section 17.05.Payments.  All Tenant payments pursuant to this Article shall be paid as Additional Rent within thirty (30) days following rendition of bills or statements therefor.  The provisions of this Article shall survive the Expiration Date or sooner termination of the Term.

ARTICLE 18

Surrender

Section 18.01.Condition of Premises.  On the last day of the Term or upon any earlier termination of this Lease, Tenant shall, at its own expense, vacate and surrender exclusive possession of the Premises to Landlord broom clean, in as good order, condition and repair as at the Commencement Date (except with respect to Landlord’s obligations pursuant to the provisions of Article 10 of this Lease, and except for ordinary wear, tear and damage by fire or other insured casualty), together with all improvements which have been made upon the Premises (except as otherwise provided for in this Lease, including but not limited to Article 9 above).  Tenant shall remove from the Premises and the Building all of Tenant’s Property and all personal property and personal effects of all persons claiming through or under Tenant, including, without limitation, any and all Specialty Alterations as may be required pursuant to Article 9, but specifically excluding any wiring and cabling installed by Tenant.  Further, Tenant shall pay Landlord, as Additional Rent, the actual, reasonable, out-of-pocket cost of repairing all damage to the Premises and the Building occasioned by such removal.  Tenant’s obligations under this Section shall survive the Term.

Section 18.02.Holdover By Tenant.

(a)Tenant agrees that if possession of the Premises is not surrendered to Landlord on the Expiration Date or sooner termination of the Term, in addition to any other rights or remedies Landlord may have hereunder or at law, Tenant shall pay a sum (the “Holdover Rent”) equal to one hundred fifty percent (150%) for each month during the initial ninety (90) days, and to two hundred percent (200%) thereafter, of the aggregate of Fixed Rent and Additional Rent which was payable under this Lease during the last month of the Term to Landlord, on account of use and occupancy of the Premises for the term which Tenant holds over in the Premises after the Expiration Date or sooner termination of the Term.

(b)Except as provided in Section 18.02(a), nothing contained in this Section 18.02 shall be deemed to permit Tenant to retain possession of the Premises after the expiration or earlier termination of this Lease or to limit Tenant’s payment of the Holdover Rent from and after the Expiration Date, or Landlord’s right to regain possession of the Premises through summary proceedings, or any other formal court action or lawful proceeding, and no acceptance by Landlord of payments from Tenant after the Expiration Date or sooner termination of this Lease shall be deemed to be other than on account of the amount to be paid by Tenant in accordance with the provisions of this Section.

Section 18.03.Survival.  Tenant’s obligations under this Article shall survive the Expiration Date or sooner termination of this Lease.

ARTICLE 19

Assignment, Mortgaging and Subletting

Section 19.01.Landlord’s Consent Required.

(a)Except as otherwise expressly permitted hereunder, Tenant shall not (i) assign or otherwise transfer this Lease or the Term and estate hereby granted; (ii) sublet the Premises or any part thereof or allow the same to be used or occupied by or in violation of Article 5 or any other provision of this Lease (including this Article 19); (iii) mortgage, pledge or encumber this Lease or the Premises or any part thereof in any manner by reason of any act or omission on the part of Tenant or otherwise (each, a “Transfer”), without in each instance obtaining the prior written consent of Landlord which shall not be unreasonably withheld, conditioned or delayed if Landlord does not exercise its cancellation, recapture or sublease rights in Section 19.06(b), (c) or (d) below.

(b)For purposes of this Article 19, (i) the transfer of a majority of the issued and outstanding capital stock of any corporate Tenant, or of a corporate subtenant, or the transfer of a majority of the total interest or of the partnership or limited liability company interest in any partnership or limited liability company Tenant or subtenant, however accomplished, whether in a single transaction or in a series of related or unrelated transactions, or the creation of new stock, partnership interests, or limited liability company interests by which an aggregate of more than fifty (50%) percent of Tenant’s stock, partnership, or limited liability company interests shall be vested in a party or parties who are not stockholders or holders of partnership or limited liability company interests as of the date hereof, shall be deemed a Transfer (it being agreed that for purposes of this Article 19, references to a “partnership” shall be deemed also to refer to limited liability partnerships, registered limited liability partnerships and all other similar partnership entities), except that the sale of the capital stock of any corporate Tenant by the corporate Tenant or by any holder of such stock through the ‘over-the- counter market’ or through any recognized stock exchange, other than by holders of such stock who are deemed “insiders” within the meaning of the Securities Exchanges Act of 1934, as amended, shall not be deemed to be a Transfer; (ii) a takeover agreement of a corporate Tenant shall be deemed a Transfer; (iii) any person or, legal representative of Tenant, to whom Tenant’s interest under this Lease passes by operation of law, or otherwise, shall be bound by the provisions of this Article 19; and (iv) a modification, amendment or extension of a sublease shall be deemed a Transfer.  For the purposes of this Article 19, Tenant acknowledges that it will be liable to pay to Landlord, upon demand, Landlord’s reasonable attorneys’ fees and reasonable, out-of-pocket expenses incurred in connection with reviewing Tenant’s request for a Transfer.

(c)Landlord’s approval or consent shall not be required with respect to, and the other foregoing provisions of this Section 19.01 (together with the provisions of Sections 19.05, 19.06 and 19.07) shall not apply to the following Transfers (a “Permitted Transfer”):

(i)a Transfer that occurs as part of the merger, consolidation, sale of all or substantially all of Tenant’s assets, or the sale of all or substantially all of the ownership interests of Tenant, in either case, in one transaction or a series of related transactions that is (or are) not principally for the purpose of transferring Tenant’s interest in this Lease; provided that, in each case, Tenant gives Landlord notice of such transaction not later than thirty (30) days prior thereto; and provided, further that, the assignee’s tangible net worth, as determined in accordance with generally accepted accounting principles and practices or other reasonably acceptable accounting method accepted by the IRS, consistently applied, is not less than the tangible net worth of Tenant on the date immediately preceding such Transfer (more than to a de minimis extent).  Tenant shall provide Landlord with commercially reasonable documentation evidencing such net worth requirements, which documentation shall be certified as true and correct by the Chief Financial Officer or other similar responsible officer of both Tenant and the assignee; or

(ii)a Transfer to (including a Transfer that occurs as part of the merger or consolidation of Tenant with or into) an entity that will, Control, be Controlled by, or be under common Control with, Tenant; and provided that Tenant gives Landlord not less than thirty (30) days prior notice of such Transfer and, together with such transaction notice, documentation to Landlord proving the required affiliation between Tenant and such entity.

Section 19.02.Assumption of Lease by Transferee; No Release of Tenant.  Any Transfer, whether or not made with Landlord’s consent as required by Section 19.01 hereof, shall be made only if, and shall not be effective until, the recipient of a Transfer (“Transferee”) executes, acknowledges and delivers to Landlord a written agreement, in form and substance reasonably satisfactory to Landlord, whereby the Transferee assumes the obligations and performance of this Lease and agrees to be bound by all of the covenants, agreements, terms, provisions and conditions of this Lease to be performed or observed by Tenant and whereby the Transferee agrees that the provisions of Section 19.01 shall, notwithstanding the Transfer, continue to be binding upon it in the future.  Notwithstanding any Transfer, whether or not in violation of the provisions of this Lease, and notwithstanding the acceptance of Fixed Rent or Additional Rent by Landlord from a Transferee or any other party, Tenant shall remain fully and primarily liable for the payment of the Fixed Rent and Additional Rent due and to become due under this Lease and for the performance of all of the covenants, agreements, terms, provisions and conditions of this Lease to be performed or observed by Tenant.

Section 19.03.Modifications to Lease after Transfer.  The liability of Tenant for the due performance by Tenant of this Lease, shall not be discharged, released or impaired in any respect by any agreement or stipulation made by Landlord with any Transferee, extending the time of or modifying any of the obligations contained in this Lease, or by any waiver or failure of Landlord to enforce any of the obligations of this Lease, and Tenant shall continue to be liable under this Lease.  Landlord shall not be required to give any demand or notice of default to Tenant after a Transfer.  Tenant hereby waives any such demand or notice.

Section 19.04.No Advertising; No Exclusive Use Violations.  (a) Tenant shall not, without the prior written consent of Landlord, list or advertise or permit to be listed or advertised, or offered to any broker for listing or advertisement, all or any part of the Premises at rental rates less than those rates then being offered by Landlord for other similar space in the Complex.

(b)No Exclusive Use Violations.  Notwithstanding anything to the contrary contained in this Lease, Tenant shall not permit any use or occupancy of the Premises, or enter into or effectuate any Transfer of the Premises whatsoever, which violates any applicable exclusive use restrictions or non-competitor restrictions, which are applicable to the Building and/or the Complex on the date hereof; and in no event shall Landlord be deemed (or required) to consent to any such prohibited use or occupancy or any Transfer permitting such use or occupancy.  Upon Tenant’s written request from time to time, Landlord shall provide a list of current exclusive use restrictions applicable to the Building and/or the Complex; provided, however, in no event shall the Permitted Use be deemed to be a prohibited or an excluded use at any time during the Term.  Landlord hereby represents and warrants to Tenant that there are no exclusive uses at the Complex on the date hereof, except that Tenant hereby acknowledges that, as of the date of this Lease, Landlord has entered into lease negotiations with General Reinsurance Corporation (“Gen Re”) and that Landlord may grant to Gen Re certain exclusive use restrictions relating to the direct re-insurance business.

Section 19.05.Required Documentation.  If Tenant desires to enter into any Transfer which requires Landlord’s approval hereunder, it shall notify Landlord of such intention before offering the same to any party either directly or through any broker.  In no event may such an offer be made to an occupant of any part of the Building nor may such an offer be made to any other prospective Transferee (except pursuant to a Permitted Transfer) unless, to the best of Tenant’s knowledge, the prospective Transferee has not negotiated with Landlord for comparable space in the Building within the six (6) month period prior to the time Landlord is first notified of Tenant’s intention to Transfer unless Landlord was not able to accommodate such party’s space needs in the Complex.  If a Transfer is thereafter arranged with a permitted Transferee, Tenant shall, at least thirty (30) days before the proposed date of consummation thereof, notify Landlord thereof and deliver to Landlord:

(a)Reasonably detailed information concerning the nature of the business and the financial status of the proposed Transferee;

(b)A copy of the proposed sublease or assignment agreement, as the case may be, signed by the proposed subtenant or assignee and by Tenant, which shall contain all of the substantive terms of the proposed sublease or assignment, including, if a sublease is involved, the term, the rent, and date of commencement thereof or, if an assignment is involved, the effective date thereof and the amount of all consideration and to whom payable; and

(c)Any other related information reasonably required by Landlord.

Section 19.06.Landlord’s Cancellation Rights.  Within the thirty (30) day period described in Section 19.05 hereof, but only with respect to a proposed Transfer which involves an assignment of this Lease or a sublease of all or substantially all of the Premises for all or substantially all of the remainder of the Term, in each case, where Landlord’s approval or consent is required hereunder, Landlord shall have the right, exercisable by sending notice to Tenant, to cancel this Lease, in which event such cancellation shall become effective on the date of the proposed assignment or sublease or the date specified in Landlord’s notice (but not to exceed 90 days from the date Landlord exercises its right to cancel), whichever is later, and thereafter, this Lease shall terminate upon such date with the same effect as if that day were the Expiration Date.

Section 19.07.Profit Sharing.  If Landlord consents to any Transfer (and specifically excluding Permitted Transfers and those Transfers, which do not require Landlord’s consent under Section 19.01(b) hereinabove, or are otherwise permitted, without Landlord’s consent, pursuant to the provisions of this Article 19, and, as to all of which the provisions of Section 19.06 and this Section 19.07 shall not apply), Tenant shall in consideration therefor pay to Landlord, as Additional Rent a sum equal to fifty percent (50%) of:

(a)any rent or other consideration paid to Tenant (or any affiliate, parent or subsidiary or principal of Tenant) by any Transferee (or any affiliate, parent, subsidiary or principal of Transferee) (including, without limitation, rent or consideration paid for furniture, fixtures or leasehold improvements) which is in excess of the Fixed Rent and Additional Rent then being paid by Tenant to Landlord pursuant to the terms of this Lease and Tenant’s commercially reasonable costs and expenses incurred in connection with any such Transfer, including, without limitation, commercially reasonable advertising, brokerage commissions, legal fees, improvements and all subtenant/assignee concessions (such as free rent and improvement allowances), in each case, related to the assignment or subletting at issue; and

(b)any other consideration received by Tenant (or any affiliate, parent or subsidiary or principal of Tenant) from any such Transfer, whether (1) for the sale of this Lease, (2) by way of sale of fixtures or leasehold improvements, and (3) by way of sale of Tenant’s business (whether through sale of (x) stock or other equity interests, and/or (y) assets), to the extent that any such consideration is reasonably allocable to the value of this Lease.  If Landlord and Tenant do not agree as to that portion of the consideration received by Tenant which is allocable to the value of this Lease, the matter shall be submitted to arbitration in accordance with Article 25 hereof.

The sums payable under this Section 19.07 shall be paid to Landlord as and when paid by the Transferee to Tenant.  Tenant’s obligations under this Section 19.07 shall survive the expiration or earlier termination of this Lease.

Section 19.08.Lease Obligations Control.  Landlord’s consent to any Transfer shall not be deemed or construed to modify, amend or affect the terms and provisions of this Lease, or Tenant’s obligations hereunder, which shall continue to apply to all of the occupants of the Premises (including Tenant and the Transferee) in addition to the terms of the sublease or assignment, and, if and to the extent of a conflict between this Lease and the sublease or assignment, only as between Landlord, on the one hand, and Tenant and the Transferee, on the other, this Lease shall be controlling in the same manner as if the Transfer had not been made.  Tenant and any Transferee may be required, as a condition of Landlord granting its consent to a Transfer for which Landlord’s approval is required hereunder, to execute and deliver to Landlord Landlord’s Complex-standard form of Landlord Consent, subject to reasonable comments from Tenant.  Notwithstanding any Transfer, Tenant shall remain fully liable for the payment of Fixed

Rent and Additional Rent and for the performance by Tenant of all of its other obligations under this Lease.  Landlord may collect rent directly from any assignee of Tenant’s interest in this Lease or the Premises.  If Tenant defaults in the payment of any rent, Landlord is authorized to collect any rents due or accruing from any subtenant Transferee or other occupant of the Premises and to apply the net amounts collected to the total Rent and Additional Rent due under this Lease and the receipt of any such amount by Landlord from a Transferee or other occupant of the Premises, shall not be deemed or construed as releasing Tenant from Tenant’s obligations under this Lease or the acceptance of that Transferee as a direct Tenant.

Section 19.09.No Further Transfers without Landlord’s Prior Consent.  In each subletting permitted by this Article 19, and in each further subletting with the consent of Landlord, Tenant shall include, or cause to be included, in the sublease a provision prohibiting the assignment of the sublease or any further subletting thereunder without the consent of the Landlord (which consent shall not be unreasonably withheld, conditioned or delayed) in each instance obtained in accordance with this Article 19.  If the sublease or any sublease is assigned or further sublet without the consent of Landlord obtained in each instance (other than pursuant to a Permitted Transfer), then Tenant shall immediately terminate such sublease, or arrange for the termination thereof, and proceed expeditiously to have the occupant thereunder dispossessed.

Section 19.10.Landlord’s Failure to Consent.  If Landlord is determined to have unreasonably withheld its consent to a Transfer, Tenant’s sole remedy as a result thereof shall be the right to have such consent granted (by injunctive relief and otherwise at law or in equity), and in no event shall Landlord be liable for any damages as a result of such failure to consent, unless a court of competent jurisdiction determines that Landlord acted in bad faith, maliciously or capriciously in willful disregard of Tenant’s rights contained in this Lease.  If Landlord shall fail to respond to Tenant’s request for consent within the 30-day time period set forth in Sections 19.05 and 19.06 above, Tenant may deliver to Landlord a second notice, which shall have the following written at the top thereof in bold-faced capitalized letters —“THIS IS TENANT’S SECOND NOTICE REQUESTING LANDLORD’S APPROVAL.  LANDLORD’S FAILURE TO RESPOND TO THIS NOTICE WITHIN 5 BUSINESS DAYS SHALL BE DEEMED LANDLORD’S APPROVAL”— and if Landlord fails to respond thereto within five (5) Business Days, Landlord shall be deemed to have approved the proposed Transfer.

ARTICLE 20

Subordination and Attornment

Section 20.01.Subordination; Nondisturbance Agreement.

(a)This Lease shall be subject and subordinate to the interests of any lessor under a Superior Lease (herein, a “Lessor”) and/or to the lien or encumbrance of any trustee, mortgagee or holder of a Superior Mortgage (herein, a “Mortgagee”), as well as any and all common interest ownership and/or condominium documents now or hereafter affecting the Complex.  This clause shall be self-operative and no further instrument of subordination shall be required from Tenant to make the interest of any Lessor or Mortgagee or holder of a common interest ownership interest (herein, a “Holder”) superior to the interest of Tenant hereunder.  Tenant, however, at Tenant’s sole cost and expense, shall execute and deliver promptly any commercially reasonable agreement that Landlord or any Lessor or Mortgagee or Holder may request in confirmation of such subordination so long as any such agreement contains commercially reasonable attornment and non-disturbance provisions with respect to Tenant’s tenancy.

(b)If required by the Mortgagee, Lessor or Holder, within ten (10) Business Days after notice thereof, Tenant shall join in any commercially reasonable agreement to indicate its concurrence with the provisions thereof and its agreement set forth in Section 20.02 hereof to attorn to such Mortgagee or Lessor or Holder, as the case may be, as Tenant’s landlord hereunder.  Tenant shall promptly so accept, execute and deliver any said commercially reasonable agreement proposed by any such Mortgagee or Lessor or Holder, subject to any reasonable comments by Tenant thereto.

Section 20.02.Attornment.  Subject in any event to the terms of any agreement between Tenant and the Mortgagee or Holder, if at any time prior to the expiration of the Term, any Superior Lease shall terminate or be terminated for any reason or any Mortgagee or Holder comes into possession of the Land, Complex or the Building or the estate created by any Superior Lease by receiver or otherwise, Tenant agrees, at the election and upon demand of any owner of the Land, Complex or the Building, or of the Lessor, or Holder, or of any Mortgagee in possession of the Land, Complex or the Building, to attorn, from time to time, to any such owner, Lessor, Holder or Mortgagee or any party acquiring the interest of Landlord as a result of any such termination, or as a result of a foreclosure of the Mortgage or the granting of a deed in lieu of foreclosure, then upon the executory terms and conditions of this Lease, subject to the provisions of Section 20.01 hereof, for the remainder of the Term, provided that such owner, Lessor, Holder or Mortgagee, as the case may be, or receiver caused to be appointed by any of the foregoing, shall then be entitled to possession of the Premises.  The provisions of this Section 20.02 shall inure to the benefit of any such owner, Lessor, Holder or Mortgagee, and shall apply notwithstanding that, as a matter of law, this Lease may terminate upon the termination of any Superior Lease, and shall be self-operative upon any such demand, and no further instrument shall be required to give effect to said provisions.  Tenant, however, promptly after demand of any such owner, Lessor, Holder or Mortgagee, shall execute, at Tenant’s expense (except that Landlord shall be responsible to pay any costs or expenses imposed or incurred by such owner, Lessor, Holder or Mortgagee), from time to time, commercially reasonable instruments, in recordable form, in confirmation of the foregoing provisions of this Section 20.02, reasonably satisfactory to any such owner, Lessor, Holder or Mortgagee and Tenant in each instance, acknowledging such attornment and setting forth the terms and conditions of its tenancy.  Nothing contained in this Section 20.02 shall be construed to impair any right otherwise exercisable by any such owner, Lessor, Holder or Mortgagee or to modify any agreement between Tenant and such owner, Lessor, Holder or Mortgagee.

Section 20.03.Lease Modification.  Tenant agrees to execute and deliver to Landlord within thirty (30) days after written notice any commercially reasonable modifications of this Lease required by the holder or potential holder of a Superior Mortgage provided that no such modification shall adversely affect Tenant’s rights or obligations hereunder (or increase, other than to a de minimis extent, the rights of Landlord hereunder, or decrease, other than to a de minimis extent, the obligations of Landlord hereunder), including without limitation, that such modifications shall not affect the Term, amount of Fixed or Additional Rent payable hereunder or any other monetary obligations of Tenant set forth herein.

Section 20.04.SNDA.  Notwithstanding anything to the contrary contained in this Article 20, Landlord shall obtain from any future Lessor, Holder or Mortgagee and deliver to Tenant, a subordination, non-disturbance and attornment agreement in such Lessor, Holder or Mortgagee’s standard form (an “SNDA”) recognizing Tenant’s tenancy hereunder as long as Tenant is not in default of any of its Lease obligations beyond any applicable notice and cure periods, which form shall be subject to commercially reasonable comment by Landlord and Tenant.  In the event that Tenant shall propose or negotiate any changes to the standard form of SNDA from Landlord’s future Mortgagees, Lessors, or Holders, Tenant shall be responsible to pay, as Additional Rent, any attorneys’ fees and costs directly relating to such changes.  Any attorneys’ fees or costs so charged to Tenant shall not exceed $1,500.00 for any single transaction.  Landlord represents and warrants to Tenant that there are no Mortgagees, Lessors, or Holders having an interest in the Premises, Building or Complex on the Effective Date.

Section 20.05.Condominium Conversion.  Tenant acknowledges that the Land and the Building may be subjected to a condominium form of ownership prior to the end of the Term of this Lease.  Subject to Tenant’s receipt of a commercially reasonable subordination and non-disturbance agreement from the board of managers or unit owner(s) of any such future condominium, providing inter alia that Tenant agrees that if, at any time during the Term of this Lease, the Landlord and the Building shall be subjected to a new condominium form of ownership, then, this Lease and all rights of Tenant hereunder are and shall be subordinate in all respects to any condominium declaration and any other documents (collectively, the “Condominium  Documents”) which shall be recorded in order to convert the Land and the Building to a condominium form of ownership in accordance with the applicable Requirements.  If any such Declaration is to be recorded, Tenant, upon request of Landlord, shall enter into an amendment of this Lease in such respects as may be reasonably necessary to conform to such condominiumization, including, without limitation, appropriate adjustments to the Base Taxes, the Base Expenses, and Tenant’s Proportionate Share; provided, however, that no such adjustments shall increase Tenant’s payments (including, without limitation, with respect to Additional Rent payable under Article 6) above such payments that Tenant would have incurred had such condominium conversion not occurred, and provided further, that Tenant’s rights and obligations under the Lease shall not be affected (except to a de minimis extent) and the services provided to Tenant shall not be diminished.  Nothing in the conversion process or associated documents shall reduce the obligations of Landlord (except to a de minimis extent) (including, without limitation, the obligations of Landlord to provide the services that Landlord is obligated to provide to Tenant under this Lease), and Landlord shall reimburse Tenant for its reasonable and actual out-of-pocket legal fees and disbursements in connection with (i) any amendment of this Lease required in connection with this Section 20.05 and (ii) the Condominium Non-Disturbance Agreement.

ARTICLE 21

Access; Change in Facilities

Section 21.01.Changes in Facilities.  Landlord reserves the right, at any time, without incurring any liability to Tenant therefor, to make such changes in or to the Building or Complex and their fixtures and equipment, as well as in the entrances, passageways, halls, doors, doorways, corridors, elevators, escalators, stairs, toilets and other public parts of the Building or Complex, as it may deem reasonably necessary or desirable, provided that (i) the same shall not (other than to a de minimis extent)adversely affect Tenant’s use of or access to the Building or

Premises for the purposes permitted by this Lease, (ii) Landlord shall endeavor to provide Tenant with reasonable advance notice with respect to any such changes, and (iii) Landlord shall use commercially reasonable efforts to minimize interference with Tenant’s use of or access to the Premises.

Section 21.02.Installation.  Tenant shall permit Landlord to install, use and maintain pipes, ducts and conduits within or through the demising walls of the Premises, or through the walls, columns and ceilings therein, provided that the installation work shall be performed at such times and by such methods as will not reduce the usable office space in the Premises or unreasonably interfere with Tenant’s use and occupancy of the Premises.

Section 21.03.Access.  Landlord or Landlord’s agents shall have the right to enter the Premises during normal business hours, upon reasonable prior notice to Tenant (at least 24 hours’ notice, except in the event of an emergency, in which case no notice shall be required), for any of the purposes specified in this Article, including, without limitation: (a) to examine the Premises or for the purpose of performing any obligation of Landlord or exercising any right or remedy reserved to Landlord in this Lease; (b) to exhibit the Premises to a prospective tenant (during the last twelve (12) months of the Term), purchaser, mortgagee, ground Landlord of the Building at any time, or to others during the last twelve (12) months of the Term; (c) to make such repairs, alterations, improvements or additions or to perform such maintenance, including the maintenance of all air conditioning, elevator, plumbing, electrical, sanitary, mechanical and other service or utility systems as Landlord may deem reasonably necessary or desirable; and (d) to take all materials into and upon the Premises that may be required in connection with any such repairs, alterations, improvements, additions or maintenance, provided Landlord shall use commercially reasonable efforts to ensure that such materials do not unreasonably interfere with the conduct of Tenant’s business therein. Except in the case of an emergency, such access shall be during business hours, in the company of a designated Tenant representative (provided Tenant makes same available), and conducted in such a way as to reasonably minimize disruption to Tenant’s business.

Section 21.04.Constructive Eviction.  The exercise of any right reserved to Landlord in this Article shall not constitute an actual or constructive eviction, in whole or in part, or entitle Tenant to any abatement or diminution of rent, or relieve Tenant from any of its obligations under this Lease or impose any liability upon Landlord or Landlord’s agents, or upon the Holder of a Superior Mortgage.

ARTICLE 22

Inability to Perform

Section 22.01.Inability to Perform.  Except as expressly set forth in this Lease, this Lease and the obligations of Tenant to pay Fixed Rent and Additional Rent and to perform all of the terms, covenants and conditions on the part of Tenant to be performed shall in no way be affected, impaired or excused because Landlord, due to Unavoidable Delay, is (a) unable to fulfill any of its obligations under this Lease, or (b) unable to supply or delayed in supplying any service expressly or impliedly to be supplied, or (c) unable to make or delayed in making any repairs, replacements, additions, alterations or decorations, or (d) unable to supply or delayed in supplying any equipment or fixtures.  Landlord shall in each instance exercise reasonable diligence to effect performance when and as soon as is commercially reasonable under the circumstances.

Section 22.02.Notwithstanding anything to the contrary contained herein, except with respect to any monetary payments hereunder, neither Landlord nor Tenant shall be liable for any delays and other events beyond the reasonable control of such party (including, without limitation, Unavoidable Delays), and the period of any such delay shall be deemed added to the time provided for the performance of any obligation by such party.

ARTICLE 23

Waiver

Section 23.01.Trial by Jury.  To the extent permitted by applicable law, Landlord and Tenant hereby waive trial by jury in any action, proceeding or counterclaim brought by either against the other on any matter arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, or Tenant’s use or occupancy of the Premises, any claim of injury or damage, or any emergency or other statutory remedy with respect thereto.

Section 23.02.Survival.  The provisions of this Article shall survive the expiration or any sooner termination of this Lease.

ARTICLE 24

No Other Waiver

Section 24.01.No Waiver.  The failure of either party to insist in any one or more instances upon the strict performance of any one or more of the agreements, terms, covenants, conditions or obligations of this Lease, or to exercise any right, remedy or election herein contained, shall not be construed as a waiver or relinquishment for the future of the performance of such one or more obligations of this Lease or of the right to exercise such election, but the same shall continue and remain in full force and effect with respect to any subsequent breach, act or omission whether of a similar nature or otherwise.

Section 24.02.Specific Examples.  The following specific provisions of this Section shall not be deemed to limit the generality of the foregoing provisions of this Article:

(a)No agreement to accept a surrender of all or any part of the Premises shall be valid unless in writing and signed by Landlord.  No delivery of keys shall operate as a termination of this Lease or a surrender of the Premises.

(b)The receipt or acceptance by Landlord of rents with knowledge of breach by Tenant of any term, covenant or condition of this Lease shall not be deemed a waiver of such breach.

(c)No payment by Tenant or receipt by Landlord of a lesser amount than the correct Fixed Rent or Additional Rent shall be deemed to be other than a payment on account, nor shall any endorsement or statement on any check or any letter accompanying any check or payment be deemed to effect or evidence an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance or pursue any other remedy in this Lease or at law provided.

ARTICLE 25

Arbitration

Section 25.01.Procedures.  The parties hereto shall not be deemed to have agreed to determination of any dispute arising out of this Lease by arbitration unless determination in such manner shall have been specifically and unequivocally provided for in this Lease.  Any arbitration applicable under this Lease shall be final and binding on the parties and shall be conducted in accordance with the rules of the American Arbitration Association then pertaining, in the City; provided, however, that it shall be conducted by a sole arbitrator, sitting on successive days, who shall determine the allocation of costs of such arbitration proceeding.  The prevailing party shall also be entitled to interest on the amount of the award, if any, at the Default Rate.  Landlord and Tenant shall, during the pendency of any such arbitration proceeding, continue to perform their obligations hereunder (without prejudice to their respective positions), including without limitation, with respect to Tenant, the timely payment of all items of Fixed Rent and Additional Rent.  Any arbitrator acting under this Section 25.01 in connection with any matter shall (a) be experienced in the field to which the dispute relates, (b) have been actively engaged in such field for a period of at least ten (10) years before the date of his or her appointment as arbitrator hereunder, (c) be sworn fairly and impartially to perform his or her respective duties as an arbitrator, (d) not be an employee or past employee of Landlord or Tenant or of any affiliate of Tenant or of Landlord and (e) never have represented or been retained for any reason whatsoever by Landlord or Tenant or any affiliate of Tenant or of Landlord (unless both Landlord and Tenant waive the requirement set forth in this clause (e) in writing).  If the parties are unable to agree on the sole arbitrator within ten (10) Business Days after submission of a dispute to arbitration, then each party shall, within five (5) Business Days after expiration of such ten (10) Business Day period, select an arbitrator satisfying the foregoing requirements and the two selected arbitrators shall jointly select the sole arbitrator within five (5) Business Days after their appointment.  The obligations of Landlord and Tenant under the provisions of this Article 25 shall survive the expiration or earlier termination of the Term.

ARTICLE 26

Quiet Enjoyment

Section 26.01.Covenant.  Landlord covenants and agrees that so long as Tenant is not in default beyond any applicable notice or cure period in paying all Fixed Rent and Additional Rent and all other charges herein provided for and upon observing and keeping all the material covenants, agreements and provisions of this Lease on its part to be observed and kept, Tenant shall quietly hold and enjoy the Premises during the Term of this Lease without hindrance or molestation by or from any party claiming by, through or under Landlord, subject to the terms of this Lease.  Tenant shall be entitled to access to the Premises 24 hours per day, 7 days per week, 365 days per year, subject to the provisions of this Lease.

ARTICLE 27

Rules and Regulations

Section 27.01.Compliance.  Tenant, its servants, employees, agents, visitors, invitees, and licensees shall observe and comply with, and shall not permit violation of, the Rules and Regulations annexed hereto as Exhibit C, and such reasonable changes therein applicable uniformly to all similarly situated tenants in the Complex and their invitees, licensees, agents and employees (whether by modification, elimination or addition) as Landlord hereafter may make and communicate in writing to Tenant (“Rules and Regulations”) upon reasonable prior notice.  If there shall be any inconsistency between the terms set forth in the body of this Lease and the Rules and Regulations, the terms set forth in the body of this Lease shall govern and control.

Section 27.02.Enforcement.  The manner of enforcement or the failure of Landlord to enforce any of the Rules and Regulations against Tenant and/or any other tenant in the Complex shall not be deemed a waiver of any such Rules and Regulations, and Landlord shall not be liable to Tenant for violation of the same by any other tenant, its employees, agents, visitors or licensees except that Landlord shall not enforce any Rule or Regulation against Tenant which shall not be generally applicable to all other similarly situated office tenants in the Complex (other than Landlord or its affiliates).  Landlord shall not enforce the Rules and Regulations in a bad faith, discriminatory manner.

ARTICLE 28

Shoring

Section 28.01.Access to the Premises.  If an excavation or other substructure shall be undertaken or authorized upon land adjacent to the Building or in subsurface space, Tenant, without liability on the part of Landlord therefor, shall afford to the person causing or authorized to cause such excavation or other substructure work license to enter upon the Premises for the purpose of doing such work as such person shall deem necessary to protect or preserve any of the walls or structures of the Building or surrounding land from injury or damage and to support the same by proper foundations, pinning and/or underpinning, and, except in case of emergency, Landlord shall use reasonable efforts to have such entry accomplished during reasonable hours and within a reasonable time in the presence of a representative of Tenant, who shall be designated by Tenant promptly upon Landlord’s request.  The said license to enter shall not constitute an actual or constructive eviction, in whole or in part, or entitle Tenant to any abatement or diminution of rent, or relieve Tenant from any of its obligations under this Lease, except as provided in Article 11 or 22 or impose any liability upon Landlord or Landlord’s agents.  Landlord shall exercise its rights under this Article in a manner that will not unreasonably interfere with Tenant’s use of the Premises or Tenant’s operation in the Premises.

ARTICLE 29

Notice of Accidents

Section 29.01.Notice.  Tenant shall give prompt notice to Landlord of: (a) any accident in or about the Premises; (b) any fire or casualty in the Premises; (c) any and all damages to or defects in the Premises including the fixtures, equipment and appurtenances thereof, for the repair of which Landlord might be responsible or which constitutes Landlord’s Property; and (d) all damage to or defects in any parts or appurtenances of the Building’s air conditioning, elevator, plumbing, electrical, sanitary, mechanical or other service or utility systems located in or passing through the Premises, provided same are known to or manifestly apparent to Tenant, with no obligation of Tenant to inspect the same.

ARTICLE 30

Brokerage

Section 30.01.Representation; Payment.  Landlord and Tenant each represent to the other that in the negotiation of this Lease it has not dealt with any real estate broker, other than Cushman & Wakefield of Connecticut, Inc., and George Comfort & Sons, Inc. (collectively, “Broker”).  Each party hereby agrees to indemnify, defend and hold the other harmless from any and all liabilities, losses, damages, third party claims and expenses arising out of any inaccuracy or alleged inaccuracy of the above representation, including court costs and reasonable attorneys’ fees.  Landlord shall pay Broker pursuant to a separate commission agreement(s) and Landlord shall and does hereby indemnify, defend and hold Tenant harmless from any and all liabilities, losses, damages, claims and expenses for any failure to pay such brokerage commissions to Broker.  Landlord shall have no liability for brokerage commissions arising out of a sublease or assignment by Tenant and Tenant shall and does hereby indemnify, defend and hold Landlord harmless from any and all liabilities, losses, damages, claims and expenses for any actual or claimed brokerage commissions arising out of any such sublease or assignment.  The indemnities in this Section shall survive the expiration or earlier termination of this Lease.

ARTICLE 31

Window Cleaning

Section 31.01.Consent; Indemnity.  Tenant will not require, permit, suffer or allow the cleaning of any window in the Premises from the outside without Landlord’s prior written consent and unless the equipment and safety devices required by law, ordinance, rules and regulations are provided and used, and Tenant hereby agrees to indemnify, defend and hold harmless Landlord and Landlord’s agents for all liabilities, losses, damages, third party claims, expenses or fines suffered by them as a result of Tenant’s requiring, permitting, suffering or allowing any window in the Premises to be cleaned from the outside by Tenant’s contractor or in violation of the requirements of the aforesaid laws, ordinances, regulations and rules.

ARTICLE 32

Notices

Section 32.01.Method; Address.  All notices, demands or communications given under this Lease shall be in writing and shall be sent to the addresses first set forth in the introductory paragraph above or at such other addresses as the parties may respectively designate from time to time by written notice, and shall be by prepaid registered or certified U.S. mail, return receipt requested, or by a recognized commercial overnight courier, postage prepaid, return receipt requested, and shall be deemed given on the date received.  Copies of each notice to Landlord shall (until further notice) also be sent to Landlord’s address set forth in the preamble to this Lease to the attention of Peter S. Duncan.  Copies of each notice to Tenant shall (until further notice) be sent prior to the Commencement Date to: Cara Therapeutics, Inc., 4 Stamford Plaza, 107 Elm Street, 9th Floor, Stamford, Connecticut 06902, Attn: Chief Financial Officer, and thereafter to the Premises, or at any place where Tenant or any agent or employee of Tenant may be found if mailed subsequent to Tenant’s vacating, deserting, abandoning or surrendering the Premises.  Copies of each notice to Tenant shall (until further notice) also be sent to Wiggin and Dana LLP, One Century Tower, 265 Church Street, New Haven, CT 06510-7001, Attention: Elliot G. Kaiman, Esq.  Notice

sent by the parties’ respective counsel in accordance with this Section shall be deemed valid notices.

ARTICLE 33

Estoppel Certificate; Memorandum

Section 33.01.Estoppel.  At any time and from time to time within seven (7) Business Days after written notice by Landlord or Tenant, the other party shall execute, acknowledge and deliver to the requesting party a statement in writing in a form provided by such requesting party certifying that: (a) this Lease is unmodified and in full force and effect (or if there have been modifications, that same is in full force and effect as modified and stating the modifications), (b) the dates to which the Fixed Rent and Additional Rent have been paid, (c) whether there are any offsets then known to Tenant’s obligation to pay rent thereunder and describing them, if any, and (d) stating whether or not to the knowledge of certifying party, the requesting party is in default in performance of any term, covenant or condition contained in this Lease and, if so, specifying each such default of which such party may have knowledge, and any other commercially reasonable information concerning this Lease that may be reasonably requested; it being intended that any such statement delivered pursuant hereto may be relied upon by any prospective purchaser of the Land and/or the Complex and/or the Building or any part thereof or of the interest of Landlord in any part thereof, by any mortgagee or prospective mortgagee thereof, or by any Landlord or prospective Landlord thereof or by any lender of Tenant.  If either party fails to deliver the certificate within the seven (7) Business Day period described above, then the requesting party may deliver a second written notice requesting such certificate.  Failure to deliver the certificate within three (3) Business Days after receipt of such second written notice shall be conclusive evidence from the party from whom such certificate has been requested that this Lease is in full force and effect and has not been modified and that the requesting party is not in default of any term, covenant or condition contained in this Lease.

Section 33.02.Memorandum of Lease.  The parties hereto agree that this Lease shall not be recorded, except that a memorandum of this Lease, prepared in a form reasonably satisfactory to the parties, may be recorded by Tenant, at Tenant’s sole cost and expense, provided that Tenant concurrently therewith executes and delivers to Landlord a Release of Notice of Lease (in Landlord’s standard form) which only shall be recorded by Landlord following the expiration or sooner termination of the Term.  Tenant shall not otherwise record (or cause to be recorded) this Lease or any terms, portions of or references to this Lease.

ARTICLE 34

Security Deposit

Section 34.01.Security Deposit.

(a)Within ten (10) Business Days after Tenant’s execution and delivery of this Lease, Tenant shall deliver to Landlord a clean, irrevocable and unconditional standby letter of credit, substantially in the form of Exhibit I attached hereto and made a part hereof (the “Letter of Credit” with any changes to such form being reasonably acceptable to Landlord), issued by a reputable banking institution reasonably acceptable to Landlord.  The Letter of Credit shall be in favor of Landlord, and shall be in the amount of ONE MILLION FIVE HUNDRED THOUSAND

AND 00/100 DOLLARS ($1,500,000.00) (the “Security Deposit”), and shall serve as security for the faithful performance and observance by Tenant of all of the terms, conditions and provisions of this Lease.  The Letter of Credit shall have a term which expires no earlier than the date which is sixty (60) days following the Expiration Date; alternatively, Tenant may deliver a one (1) year clean, irrevocable and unconditional standby Letter of Credit in the form of Exhibit I, which by its express terms, automatically extends for the remainder of the Term, plus sixty (60) days.  The Letter of Credit must also, by its express terms, allow Landlord to either: (i) present same at a bank branch located in New York County, New York or in Fairfield County, Connecticut; or (ii) present same directly by facsimile or electronic or PDF transmission to the issuing bank’s branch located outside of such New York County or Fairfield County areas.

(b)It is agreed that in the event Tenant defaults beyond any applicable notice and/or cure period with respect to any of the terms, provisions and conditions of this Lease, including, without limitation, the payment of Fixed Rent or Additional Rent (or Tenant has a filing, voluntarily or involuntarily, under any state or federal bankruptcy laws), then Landlord may use, apply or retain the whole or any part of the security so deposited to the extent required for the payment of any Fixed Rent or Additional Rent or any other sum as to which Tenant is so in default or for any sum which Landlord may expend or may be required to expend by reason of Tenant’s default in respect of any of the terms, covenants and conditions of the Lease, including, without limitation, any damages or deficiency in the reletting of the Premises, whether such damages or deficiency accrued before or after summary proceedings or other re-entry by Landlord.  Landlord shall also have the right to draw down the entire amount of the Letter of Credit in the event that Landlord receives notice that the date of expiry of the Letter of Credit will not be extended by the issuing bank, unless Tenant provides to Landlord a replacement Letter of Credit meeting all of the criteria hereunder for the original Letter of Credit (including the issuing bank being reasonably acceptable to Landlord) at least ten (10) Business Days before the expiry date of the original Letter of Credit.  Neither the amount of the Security Deposit nor any portion thereof applied to cure any default or reimburse Landlord for any costs or damages shall be construed as liquidated damages or shall be deemed to limit any damages for which Landlord has a right to recover or otherwise to limit any right or remedy of Landlord at law or in equity.  Tenant further covenants that it shall not assign or encumber or attempt to assign or encumber the monies or the Letter of Credit deposited herein as security and that neither Landlord nor its successors or assigns shall be bound be any such assignment, encumbrance, attempted assignment or attempted encumbrance.

(c)If Landlord applies or retains any part of the proceeds of the Letter of Credit deposited by Tenant, Tenant, within ten (10) days after demand, shall deposit with Landlord or its designee the amount so applied or retained, so that Landlord or its designee shall have the full deposit as required hereunder.  Tenant’s failure to do so within ten (10) days of receipt of such demand shall constitute a default under this Lease.  Landlord shall not be required to exhaust its remedies against Tenant before having recourse to the Letter of Credit or such cash security held by Landlord.  Recourse by Landlord to the Letter of Credit or such cash security shall not affect any rights or remedies of Landlord which are provided in this Lease, or which are available to Landlord at law or in equity.  Notwithstanding the provisions of this Section, if the claims of Landlord exceed the Letter of Credit, Tenant will remain liable for the balance of such claims.  Landlord shall have the right to deliver the Letter of Credit to the transferee of Landlord’s interest in the Premises in the event such interest is assigned or transferred, and at the time Landlord shall be discharged from further liability with respect to said Letter of Credit.

(d)Notwithstanding anything to the contrary contained in this Section 34.01, provided Tenant is not then in default of its Lease obligations beyond any applicable notice and cure period, the aggregate amount of the Letter of Credit face amount shall be reduced by $500,000.00 on the first (1st) anniversary of the Rent Commencement Date; and further reduced by $500,000.00 on the second (2nd) anniversary of the Rent Commencement Date, leaving a final Security Deposit balance, if all such reductions are applicable, of $500,000.  If Tenant is entitled to a reduction in the Letter of Credit face amount as provided in this Section, then Landlord shall reasonably cooperate with Tenant and the issuing bank, at no cost to Landlord, to reduce the face amount of the Letter of Credit accordingly and to cause the issuing bank to return to Tenant any excess cash or cash equivalents held by the issuing bank in connection with the Letter of Credit.

ARTICLE 35

Parties Bound

Section 35.01.Successors and Assigns.  The terms, covenants and conditions contained in this Lease shall bind and benefit the parties hereto and their respective successors and assigns with the same effect as if mentioned in each instance where a party is named or referred to, except that no violation of the provisions of Article 19 shall operate to vest any rights in any successor or assignee or occupant of Tenant and that the provisions of this Article shall not be construed as modifying the conditions of limitation contained in Article 14.

Section 35.02.Transfer By Landlord.  The obligations of Landlord thereafter accruing under this Lease shall not be binding upon Landlord named herein after the sale, assignment or transfer (including, without limitation, pursuant to a foreclosure of a Superior Mortgage or a deed-in-lieu of foreclosure) by Landlord named herein (or upon any subsequent Landlord after the sale, assignment or transfer by such subsequent Landlord) of its interest in the Building as owner or Tenant, and in the event of such sale, assignment or transfer, such obligations shall thereafter be binding upon the grantee, assignee or other transferee of such interest that executes an agreement assuming Landlord’s obligations under this Lease arising following the Transfer.  The foregoing notwithstanding, the provisions of Article 20 shall apply in the event of a transfer pursuant to a foreclosure of a Superior Mortgage.  A lease of Landlord’s entire interest in the Building shall be deemed a transfer for the purpose of this Section.

Section 35.03.Nonrecourse Obligation.  Tenant shall look solely to the estate and property of Landlord’s Interest in the Land, Building and Complex for the satisfaction of Tenant’s remedies, for the collection of a judgment (or other judicial process) requiring the payment of money by Landlord in the event of any default or breach by Landlord with respect to any of the terms, covenants and conditions of this Lease to be observed and/or performed by Landlord, and no property or assets of any general or limited partner, member, partner, manager, shareholder or officer of such Landlord shall be subject to levy, execution or other enforcement procedure for the satisfaction of Tenant’s remedies.  “Landlord’s Interest in the Land, Building and Complex” shall include rents due from tenants, insurance proceeds and proceeds from the sale of the Land, Building and Complex.

ARTICLE 36

Right of First Offer

Section 36.01.Following the expiration of any present leases, occupancies, renewals or options existing as of the Effective Date with respect thereto, unless this Lease is sooner terminated, Tenant shall have a one-time right of first offer (the “Right of First Offer”) to lease those certain portions of office space located on the fifth (5th) floor of the Building not originally leased to Tenant under this Lease (which spaces are outlined on Exhibit A hereto and are hereafter referred to as the “Option Space”), subject to the following terms and conditions:

(a)If, following Landlord’s initial lease-up of same, all or any portion of such Option Space becomes vacant and/or available for leasing to the general public, and Landlord desires to lease same, before leasing all or a portion of such Option Space to any third party, Landlord shall deliver a written notice to Tenant specifying the portion of the Option Space available and the fair market terms and conditions of Landlord’s proposed leasing of such Option Space, which terms and conditions shall be determined by Landlord in its sole but good faith, reasonable judgment.  For purposes of clarification, provided there are not then less than three (3) Lease Years then remaining in the Lease Term, the duration of the leasing of the Option Space shall be co-terminus with the then remaining Lease Term.

(b)Tenant shall thereafter have ten (10) Business Days in which to accept (on the same terms and conditions as Landlord’s offer) or challenge such offer, any acceptance or challenge to be pursuant to a written notice delivered to Landlord, within such ten (10) Business Day period, time being of the essence, with Tenant’s rejection or failure to so accept or challenge such offer within such ten (10) Business Day period being deemed a waiver of its Right of First Offer, notwithstanding any principles of law or equity to the contrary.

(c)The annual Fixed Rent with respect to the applicable Option Space shall be the annual fair market rental rate for such Option Space, which shall mean the fixed annual rent that a willing lessee would pay and a willing lessor would then accept for the applicable Option Space, taking into account all relevant market factors.  If Tenant challenges Landlord’s determination of fair market rental, and Landlord and Tenant fail to agree as to the amount thereof within ten (10) Business Days after the giving of Tenant’s notice, then the dispute shall be resolved by binding arbitration in the same manner as a dispute involving the annual fair market rental rate pursuant to Section 2.05(g) herein.

(d)If Tenant rejects such offer or fails to so accept or challenge the same as herein required, within such ten (10) Business Day period, then Landlord shall be free to lease the applicable Option Space to any party on whatever terms and conditions Landlord desires and Tenant’s Right of First Offer with respect to the applicable Option Space shall be of no further force or effect.

(e)If Tenant validly exercises the Right of First Offer as provided herein, Tenant shall lease such Option Space on the terms and conditions stipulated in such offer, but otherwise on the terms and conditions as are applicable under this Lease (including that Tenant’s leasing of the Option Space shall be for a term that is co-terminus with the then remaining Term, provided, however, there is then not less than three (3) Lease Years remaining in such Term).  The parties shall, at Landlord’s request, execute and deliver a new lease for such Option Space with the same terms and conditions of this Lease, or such other documentation (such as an amendment to this Lease) as Landlord reasonably requires in order to confirm the leasing of such Option Space to Tenant, but an otherwise valid exercise of the Right of First Offer contained herein shall be fully effective, whether or not such confirmatory documentation is executed and delivered.

(f)Notwithstanding anything to the contrary contained in this Lease, Tenant’s Right of First Offer is subject to all of the following conditions: (i) as of the date of Landlord’s offer (and as of the date of Tenant’s acceptance of Landlord’s offer), this Lease must be in full force and effect and no default shall have occurred and be continuing; (ii) as of the date of Landlord’s offer, Tenant must be in occupancy of all of the Premises as then demised under this Lease; (iii) such Right of First Offer shall apply only during the period(s) set forth herein, and then only with respect to the entire Option Space as offered by Landlord, and may not be exercised with respect to only a portion of such offered space or on varying terms; (iv) such Right of First Offer is personal to the named Tenant herein only (i.e., Cara Therapeutics, Inc.), and may not be transferred to any other party under any circumstances whatsoever; and (v) such Right of First Offer is subject and subordinate to the tenancies, rights and options of other parties (if any) predating this Lease, including, without limitation, any present or future negotiated or exercised renewals, extensions or expansions with respect thereto; provided that Landlord may not amend any lease in effect as of the date of this Lease to include rights superior to Tenant’s Right of First Offer as it relates to the Option Space.

ARTICLE 37

Amenities

Section 37.01.Amenities.  Except as may be otherwise required by governmental order or Unavoidable Delays, (a) on all Business Days from and after the Commencement Date through and including the Expiration Date, Landlord shall cause the cafeteria at the Complex to be open, and (b) throughout the Term, Landlord shall cause a commercially reasonable outdoor terrace, fitness center and conference center at the Complex to be open, in each case with access granted to Tenant and Tenant’s employees on a no more restricted basis than any other tenants of the Complex.

ARTICLE 38

Entire Agreement; No Other Representations; Governing Law; Separability

Section 38.01.Governing Law; Etc.  This Lease shall be governed in all respects by the laws of the State of Connecticut.  The parties hereto hereby consent to the non-exclusive jurisdiction of the courts of the State of Connecticut, as well as the Federal District Courts of Connecticut, in connection with adjudicating any cases, claims, suits, proceedings or disputes under this Lease, except for those disputes specifically reserved for arbitration pursuant to Article 25 hereof.

Section 38.02.No Representations.  Tenant expressly acknowledges that neither Landlord nor Landlord’s agents has made or is making, and Tenant, in executing and delivering this Lease, is not relying upon any warranties, representations, promises or statements, except to the extent that the same are expressly set forth in this Lease, and no rights, easements or licenses are or shall be acquired by Tenant by implication or otherwise unless expressly set forth in this Lease.

Section 38.03.Separability.  Each covenant and agreement in this Lease shall be construed to be a separate and independent covenant and agreement and the breach of any such covenant or agreement by Landlord shall not discharge or relieve Tenant from Tenant’s obligations to perform every covenant and agreement of this Lease to be performed by Tenant.  If any term or provision of this Lease or any application thereof shall be invalid or unenforceable, the remainder of this Lease and any other application of such term shall not be affected thereby.

Section 38.04.Entire Agreement.  This Lease contains the entire agreement between the parties and all prior negotiations and agreements are merged in this Lease.  This Lease may not be changed, modified or discharged, in whole or in part, except by a written instrument executed by the parties hereto or their respective permitted successors in interest.

Section 38.05.Authorization.  Each party represents and warrants to the other that the execution and delivery of this Lease has been duly authorized and that the officers executing this Lease on behalf of both parties have been duly authorized to do so and that no other action or approval is required with respect to this transaction.

Section 38.06.Survival.  All unsatisfied or unperformed obligations and liabilities of Landlord or Tenant to the other which accrued before the expiration or other termination of this Lease, and which by their nature or under the circumstances can only be, or by the provisions of this Lease are expressly permitted to be, performed after such expiration or other termination, shall survive the expiration or other termination of this Lease.

Section 38.07.Counterparts; Etc.  This Lease may be executed and delivered in individual, duplicate counterparts, which, when executed and delivered by both parties, shall be deemed one and the same instrument.  This Lease may be executed and delivered via fax or PDF transmission, and any faxed or PDF’d signatures shall be deemed original signatures.  This Lease shall not be binding on either party until duplicate counterparts of this Lease have been executed and delivered by both parties.  Promptly following any facsimile transmittal or email transmittal of “PDF” format signatures, upon the written request of a party, each party shall deliver to the other parties the original executed Lease by reputable overnight courier to the addresses set forth on the herein, or such other address(es) as any party may designate by written notice, provided that a party or parties failure to do so shall not constitute the default of a party hereunder or affect in any way whatsoever the validity or enforceability of this Lease.  This Lease is a present lease and not a contract to enter into a lease.

ARTICLE 39

Tenant Roof Rights

Section 39.01.Tenant’s Rooftop Equipment.  Tenant may install and maintain a commercially reasonable and code-compliant generator, an antenna, satellite dishes and/or other commercially reasonable communications equipment, as well as a commercially reasonable and code-compliant deck, all on the roof of the Building, and Landlord shall not charge Tenant any Additional Rent or any other license or other fees or charges for the use of the roof for such equipment (the generator, deck, antenna, satellite dishes or other communication equipment, and electrical, fiber and other wiring apparatus connecting the equipment and the Premises are herein collectively referred to as, the “Rooftop Equipment”), subject to Landlord’s prior written, reasonable approval of the size, location, installation and type of any and all such Rooftop Equipment.  Landlord shall make available to Tenant access to the roof for the maintenance, repair, operation and use of the Rooftop Equipment.  All maintenance, repair, and operation activities shall be conducted at Tenant’s sole cost and expense. All Rooftop Equipment and any replacements thereof shall be deemed a Specialty Alteration for purposes of this Lease and must be removed by Tenant at the expiration or sooner termination of the Term with Tenant being responsible to repair and restore any areas affected by such installations or removal.  Tenant’s removal, repair and restoration obligations under this Article 39 shall survive the expiration or sooner termination of this Lease.  All of the Rooftop Equipment shall be located only in those areas of the roof reasonably designated by Landlord.  Landlord shall reasonably cooperate with Tenant in connection with connecting the Rooftop Equipment and the Premises and permitting reasonable, non-exclusive access through the Building’s existing risers and conduits, as may be necessary, subject to Landlord’s reasonable approval.  Tenant shall also have the right to reasonably connect is own fiber optic systems to the systems existing in the Building, subject to Landlord’s reasonable approval as to the nature and details of such connections.

Section 39.02.Interference.  Tenant shall use the Rooftop Equipment so as not to cause any interference to other tenants or Landlord in the Complex or interference with or disturbance to the operation of other equipment, or to the reception or transmission of communication signals by or from any existing antennae, dishes, or other similar equipment, in either case, installed by Landlord or any other tenant in the Complex, or damage to or interference with the operation of the Building or the Building Systems.  If the Rooftop Equipment causes any such interference, damage or disturbance, then Tenant, at its sole cost and expense, shall relocate said equipment to another area on the roof designated by Landlord.  If such interference or disturbance still occurs despite such relocation, or if no portion of the roof is available for such relocation, Tenant, at its sole cost and expense, shall remove the Rooftop Equipment from the roof of the Building.  In the event, Tenant fails to relocate or remove the Rooftop Equipment, Landlord may do so, and Tenant shall promptly reimburse Landlord for any reasonable out-of-pocket costs incurred by Landlord in connection therewith, as Additional Rent.

Section 39.03.Tenant’s Default.  If Tenant is in default after notice and expiration of the applicable cure period (other than in the event of an emergency, in which case no notice shall be required) under any provision of this Article 39 then, without limiting Landlord’s rights and remedies Landlord may otherwise have under this Lease, Tenant, upon written notice from Landlord, shall, at Tenant’s sole cost and expense, immediately discontinue its use of the Rooftop Equipment and, unless being contested in a formal action or proceeding, remove the same from the roof of the Building and repair and restore any areas affected by such removal.

Section 39.04.Tenant’s Obligations.

(a)Landlord shall not have any obligations with respect to the Rooftop Equipment or compliance with any Requirements relating thereto (including, without limitation, the obtaining of any required permits or licenses, or the maintenance thereof), nor shall Landlord be responsible for any damage that maybe caused to Tenant or to the Rooftop Equipment by any other tenant or occupant of the Building.  Landlord makes no representation that the Rooftop Equipment will be able to operate without interference or disturbance (whether or not by reason of the installation or use of similar equipment by others on the roof) and Tenant agrees that Landlord shall not be liable to Tenant therefor.  Notwithstanding the foregoing in this Section 39.04, Landlord shall have the obligation, acting in a commercially reasonable manner, not to take any unreasonable action, or suffer, allow or permit any unreasonable action or circumstances, the direct result or effect of which is to unreasonably interfere with or disturb the Rooftop Equipment and/or the operation thereof or Tenant’s rights under this Paragraph 39.

(b)Tenant shall (i) be solely responsible for any damage caused to the Landlord or any other person or property as a result of the installation, maintenance or use of Rooftop Equipment, (ii) promptly pay any tax, license, permit or other fees or charges imposed pursuant to any Requirements relating to the installation, maintenance or use of the Rooftop Equipment, (iii) promptly comply with all precautions and safeguards recommended by Landlord’s insurance company and all Governmental Authorities, and (iv) pay for all necessary insurance relating to the Rooftop Equipment and perform all necessary repairs or replacements to, or maintenance of, the Rooftop Equipment, except that at Landlord’s option, after notice to Tenant and the expiration of the applicable cure period (other than in the event of an emergency, in which case no notice shall be required) Landlord may elect to procure such insurance and perform such repairs, replacements or maintenance at Tenant’s sole cost and expense.

Section 39.05.License.  Tenant acknowledges and agrees that the privileges granted Tenant under this Article 39 shall merely constitute a license and shall not, now or at any time after the installation of the Rooftop Equipment, be deemed to grant Tenant a leasehold or other real property interest in the roof of the Building.  The license granted to Tenant in this Article 39 shall automatically terminate and expire upon the expiration or earlier termination of this Lease and the termination of such license shall be self-operative and no further instrument shall be required to effect such termination.  The foregoing notwithstanding, upon request by Landlord, Tenant, at Tenant’s sole cost and expense, promptly shall execute and deliver to Landlord, in recordable form, any reasonable certificate or other document confirming the termination of Tenant’s right to use the roof of the Building upon the termination of this Lease.

ARTICLE 40

Tenant’s Option to Terminate

Section 40.01.Tenant shall have a single option to terminate this Lease, on a one-time only basis, which termination shall be effective on the last day of the seventh (7th) year after the Rent Commencement Date (the “Cancellation Date”), subject to all of the following terms and conditions: (a) if Tenant wishes to exercise its termination option hereunder, Tenant must deliver to Landlord, clear and unconditional written notice (time being of the essence) of Tenant’s election to terminate this Lease (the “Election Notice”), given no later than twelve (12) months before the Cancellation Date (time being of the essence); (b) Landlord must have received, in full, all of Tenant’s Fixed Rent payments due and payable during the period up to the Cancellation Date; (c) upon Tenant’s timely exercise of its termination option, the effective date for the termination of this Lease shall be the Cancellation Date; (d) in consideration of said Lease termination, Tenant must pay Landlord an amount equal to the sum of (X) the unamortized value of (calculated by utilizing an eight percent (8%) annual interest factor, compounded monthly in advance): (1) any and all costs and expenses incurred by Landlord in connection with the Landlord’s Base Building Work as provided in Article 3 hereof; (2) the Abated Rent and the Tenant Improvement Allowance; and (3) any and all reasonable legal fees and brokerage commissions paid in connection with this Lease, PLUS (Y) three (3) full calendar months of Fixed Rent payable at the annual rate of $56.82 per rentable square foot of the Premises demised as of the Cancellation Date (such aggregate sum, the “Cancellation Fee”).  The Cancellation Fee shall be paid in good funds, subject to collection, by certified check payable to the order of Landlord and delivered to Landlord within ten (10) Business Date after receipt of Landlord’s calculation of the Cancellation Fee as set forth below; (e) from and after Tenant’s exercise of such termination option by Tenant’s timely delivery of its Election Notice as required herein, Tenant shall continue to timely perform all of its obligations under this Lease (including, without limitation, its Rent obligations) through and including the Cancellation Date; and (f) notwithstanding anything to the contrary contained in this Lease, Tenant’s termination option hereunder shall be subject to the following additional conditions: (i) As of the date of the Election Notice (and Landlord’s receipt of the Cancellation Fee), Tenant shall not be in default of any of its Lease obligations beyond any applicable notice and cure period; (ii) If Tenant fails to properly and timely exercise its option to terminate hereunder, said option shall be null and void; (iii) Tenant’s option to terminate herein shall be personal to the named Tenant herein only (i.e., Cara Therapeutics, Inc.), and shall not be transferred or assigned to any other parties; (iv) such termination of this Lease shall not release or discharge any of Tenant’s obligations under this Lease accruing up to and including the Cancellation Date; (v) in the event that Tenant is in default of any of its Lease obligations beyond any notice and cure period on the Cancellation Date, Landlord, at Landlord’s option, may negate Tenant’s exercise of such termination option by written notice to Tenant, in which case this Lease shall continue in full force and effect from the date of Landlord’s notice with such termination option being null and void.  Within ten (10) Business Days after receipt of Tenant’s written request, Landlord shall submit to Tenant a statement of the Cancellation Fee and calculating such unamortized value as set forth above, as of the Cancellation Date set forth above.  Any dispute concerning the exercise by Tenant of the option to terminate this Lease (including, without limitation, the calculation of the Cancellation Fee) pursuant to this Section 40.01 shall be submitted to arbitration pursuant to Article 25.

ARTICLE 41

No Relocation

Section 41.01.Landlord shall have no right to relocate Tenant from the Premises to other space in the Building.

ARTICLE 42

Confidentiality

Section 42.01.The parties hereto hereby agree not to publicly disclose, in any manner, to any third parties, any of the material or economic terms of this Lease, by press release, general publication or other disclosure, without prior consultation with, and the reasonable approval of, the other party, as to the timing, nature and content of such disclosure.  Each party agrees not to unreasonably withhold, condition or delay its approval under this Article.  This non-disclosure covenant shall not apply to commercially reasonable disclosures to a party’s employees, attorneys, brokers, lease administrators, lenders, accountants, consultants or actual or prospective sublessees, licensees, successors-in-interest who have a need to know the relevant information, nor shall such covenant apply to any disclosures required by applicable Requirements, nor in any action to enforce a party’s rights (or the other party’s obligations) under this Lease.

ARTICLE 43

Lobby and Access Work

Section 43.01.Lobby and Access Work.  Each of Landlord and Tenant acknowledge that, as of the date of this Lease, Landlord is performing certain renovation work to the Building lobby and certain of the Building access areas through the Building lobby (collectively, the “Lobby Work”).  Subject to any Tenant Delays, if Landlord fails to complete the Lobby Work and ensure that the Common Areas of the Building (including the lobby, elevators, hallways and restrooms) are code compliant and are otherwise in compliance with Law on or prior to the later to occur of (a) October 31, 2023 and (b) the date that Tenant first occupies the Premises for the regular conduct of its business therein (such later date, the “Lobby Work Outside Date”), and such failure materially and adversely interferes with Tenant’s access to or use of the Building lobby, then Tenant shall be entitled, on a day-for-day basis, to a ten percent (10%) reduction of Fixed Rent payable for each day beyond the Lobby Work Outside Date that Tenant’s access to or use of the Building lobby is materially and adversely impacted due to Landlord’s failure to complete the Lobby Work.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Lease as of the day and year first above written.

LANDLORD, as tenants-in-common:

400 ATLANTIC JOINT VENTURE LLC,
a Delaware limited liability company

By:	/s/ Peter S. Duncan
Name:	Peter S. Duncan
Title:	Manager, duly authorized

SLJ ATLANTIC STAMFORD LLC,
a Delaware limited liability company

By:	/s/ Peter S. Duncan
Name:	Peter S. Duncan
Title:	Manager, duly authorized

TENANT:

CARA THERAPEUTICS, INC.,
a Delaware corporation

By:	/s/ Ryan Maynard
Name:	Ryan Maynard
Title:	CFO,	duly authorized

[SIGNATURE PAGE TO LEASE]

EXHIBIT A

The Premises

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EXHIBIT B

The Land

All that certain piece, parcel or tract of land, with the buildings and improvements thereon, situated in the City of Stamford in the County of Fairfield and State of Connecticut, bounded and described as follows:

BEGINNING at a point on the southerly side of Tresser Boulevard at the intersection of said southerly side of Tresser Boulevard and the dividing line formed by the westerly boundary of property now or formerly of Willow Street Associates and the easterly boundary of the herein described parcel; thence along said property now or formerly of said Willow Street Associates the following courses: south 3˚ 20’ 49” west a distance of 388.092 feet, south 86˚ 39’ 11” east for a distance of 0.75 feet; thence south 3˚ 20’ 49” west for a distance of 70.00 feet; thence on a curve to the left the radius of which is 223.792 feet a distance of 126.54 feet to a point on the northerly side of North State Street; thence along said northerly side of North State Street the following courses: south 60˚ 45’ 25” west for a distance of 367.43 feet; thence on a curve to the right the radius of which is 1,367.50 feet a distance of 97.66 feet; thence south 64˚ 50’ 56” west for a distance of 11.90 feet; thence on a curve to the right the radius of which is 10.00 feet for a distance of 18.49 feet to a point on the easterly side of Atlantic Street; thence along said easterly side of Atlantic Street the following courses: on a curve to the right the radius of which is 465.00 feet a distance of 98.46 feet and north 2˚ 55’ 29” east a distance of 550.07 feet to a point on the southerly side of Tresser Boulevard; thence along said southerly side of Tresser Boulevard the following courses: on a curve to the right the radius of which is 10.00 feet a distance of 15.57 feet and thence south 87˚ 50’ 33” east a distance of 49.99 feet and thence on a curve to the left the radius of which is 1,500.00 feet for a distance of 91.67 feet and thence on a curve to the right the radius of which is 220.00 feet for a distance of 49.93 feet and thence on a curve to the left the radius of which is 240.00 feet for a distance of 73.96 feet and thence on a curve to the left the radius of which is 1,516.00 feet for a distance of 39.12 feet to the point and place of beginning.

Reference is hereby made to certain map entitled “Map Showing Boundary Lines of Property to be Conveyed to Champion International Stamford, Conn.”, dated August 22, 1978 and prepared by Parsons, Bromfield and Redniss, Engineers and Surveyors and certified as a Class A-1 Survey by Robert L.Redniss, R.L.S. No. 4671-Conn.  Filed in the Stamford Land Records as Map No. 10175.

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EXHIBIT C

Rules and Regulations

1.The Building Common Areas shall not be obstructed or encumbered by Tenant or used for any purpose other than ingress and egress to and from the Premises, and Tenant shall not permit any of its employees, agents or invitees to congregate in any of said areas.  No doormat of any kind whatsoever shall be placed or left in any public hall or outside any entry door of the Premises.

2.The rights of Tenant in the entrances, corridors, stairways and elevators in the Building are limited to ingress and egress to and from the Premises for Tenant, its employees, licensees and invitees.  Tenant shall not encumber or obstruct, or permit Tenant’s employees to provide encumbrance or obstruction of, or use, or permit the use of such entrances, corridors, stairways or elevators for any purpose other than such ingress and egress.  Tenant shall not invite to the Premises or permit the visit of, persons in such numbers or under such conditions as to interfere with the use and enjoyment of any of the entrances, corridors, stairways, elevators, or other facilities in the Building by other tenants.  Fire exits and stairways are for emergency use only, and they shall not be used for any other purpose by Tenant, its employees, licensees or invitees.  Landlord reserves the right to control and operate the public portions of the Building and the public facilities, as well as all facilities furnished for the common use of the tenants, in such manner as it reasonably deems best for the benefit of the tenants generally.  The cost of repairing any damage to the public portions of the Building or the public facilities or to any facilities used in common with other tenants, caused by Tenant or the employees, licensees or invitees of Tenant, shall be paid by Tenant.

3.No awnings or other projections shall be attached to the outside walls or windows of the Building or any entrance to the Premises.

4.No sign, insignia, advertisement, object, notice or other lettering shall be exhibited, inscribed, painted or affixed by Tenant on any part of the outside or inside of the Premises or Building, except as permitted by the Lease.  Interior signs on doors to the Premises and directory tablet, if any, shall be inscribed, painted or affixed for Tenant by Landlord at the expense of Tenant, and shall be of a size, color and style acceptable to Landlord.  Landlord shall not unreasonably withhold its consent to a sign in the corridor at the entrance to Tenant’s offices.

5.No acids, vapors or other materials which may damage the waste lines, vents or flues of the Building shall be discharged or permitted to be discharged.  The water and wash closets and other plumbing fixtures shall not be used for any purposes other than those for which they were constructed, and no sweepings, rubbish, rags, or other substances shall be thrown therein.  All damages resulting from any misuse of the fixtures shall be borne by the tenant who, or whose servants, employees, agents, visitors or licensees, shall have caused the same.

6.Tenant shall not in any way deface any part of the Premises or the Building.

7.No bicycles, vehicles or animals (other than reasonable animals lawfully registered as aiding the disabled), fish or birds of any kind shall be brought into or kept in or about the Premises.  Tenant shall not cause or permit any unreasonably objectionable odors to be produced

C-1

upon or permeate from the Premises.  Tenant shall not throw anything out of the doors, windows, or skylights, or down the passageways.

8.No space in the Building shall be used for manufacturing, for the storage of merchandise, goods or property (except storage permitted hereunder) or for any kind of auction.

9.No noise, including the playing of musical instruments or the operation of radio, television, or audio devices, which, in the reasonable judgment of Landlord, might disturb other tenants in the Building, shall be made or permitted by Tenant.  No cooking shall be done in the Premises (except customary and reasonable pantry uses). No dangerous, inflammable, combustible or explosive object or material shall be brought into the Building by Tenant or with the permission of Tenant (other than standard office supplies as permitted by Requirements).

10.No additional locks or bolts of any kind shall be placed upon any of the doors or windows by Tenant, nor shall any changes be made in existing locks or the mechanism thereof without Landlord’s consent. In such event, Tenant shall provide Landlord with keys or other means of entry to the Premises.  Tenant must, upon the termination of its tenancy, restore to Landlord all keys of stores, offices and toilet rooms, either furnished to or otherwise procured by, Tenant, and in the event of the loss of any keys so furnished, Tenant shall pay to Landlord the cost thereof.

11.All removals, or the carrying in or out of any safes, freight, furniture or bulky matter of any description must take place in the freight elevator.

12.Landlord may refuse admission to the Building outside of ordinary business hours to any person not having a pass issued by Landlord or Tenant.  Tenant shall be responsible for all persons for whom Tenant has requested a pass and shall be liable to Landlord for all acts of such persons.  Any person whose presence in the Building at any time shall, in the reasonable judgment of Landlord, be prejudicial to the safety, character, reputation or interest of the Building or of its tenants may be denied access to the Building or may be ejected therefrom.  In case of invasion, riot, public excitement or other commotion Landlord may prevent all access to the Building for the safety of the tenants and protection of property in the Building.

13.The Premises shall not be used for lodging or sleeping or for any immoral or illegal purpose.

14.Tenant shall cooperate with Landlord in obtaining maximum effectiveness of the air conditioning system by lowering and closing Venetian blinds and/or drapes and curtains when the sun’s rays fall directly on the windows of the Premises.

C-2

EXHIBIT D

CLEANING SPECIFICATIONS

MISCELLANEOUS

The quality of the cleaning will be consistent with the services rendered in comparable, multi-tenant, first-class office buildings in the City.

All cleaning services, except those performed by day porters, matrons and window cleaners are to be performed nightly, five nights per week excluding Saturdays, Sundays or Building holidays.

Tenant will be charged for cleaning services in the areas of the Premises used for special purposes requiring greater and more difficult cleaning work than typical office areas, including, but not limited to, data processing areas, mail rooms, private restrooms, toilets and showers, pantries, pantry tables and chairs, glass partitions, white boards, shampooing of carpets, polishing and stripping of vinyl floors, polishing woodwork or desks and cleaning furniture, etc.

RECYCLING

Landlord shall provide recycling services and receive any income therefrom.

Arrangements can be made for the removal of excess recycling material including electronics, e--waste, batteries, etc. at the cost of the tenant.

GENERAL OFFICE CLEANING

DAILY

1.	Sweep or dry mop all stone, resilient tile and wood floors; Floor finishing, if any, will be done at Tenant’s expense.
2.	Empty and damp wipe waste baskets.
3.	Remove trash to designated area.
4.	Dust all horizontal surfaces with treated dust cloths; this includes furniture, fixtures, window sills, etc. that can be reached without use of a ladder.
5.	Damp wipe all telephones with germicidal solutions.
6.	Spot clean to remove smudges, marks and fingerprints from walls, equipment, doors, partitions, light switches, etc. within reach.
7.	Clean main entrance doors to office.
8.	Turn off all lights when areas have been cleaned.

WEEKLY

1.	Vacuum three times weekly.

QUARTERLY

1.	High dust all horizontal and vertical surfaces not reached in nightly cleaning such as pipes, light fixtures, door frames, picture frames, etc.
2.	Vacuum all ceiling and wall air supply and exhaust diffusers and grills.
3.	Vacuum or dust all books in place.
4.	Damp wipe diffusers, vents, grills, etc., including surrounding wall or ceiling areas that are soiled.

SEMI-ANNUAL

1.	Wash interior/exterior windows.

ANNUALLY

1.	Wash light fixtures including reflectors, globes, diffusers and trim.
2.	Clean all vertical surfaces not attended to in nightly, weekly, monthly or quarterly schedules.

COMMON AREA

NIGHTLY

1.	Remove trash.
2.	Sweep or dry mop all stone, resilient tile and wood floors;
3.	Empty outdoor ashtrays.
4.	Dust all horizontal surfaces with treated dust cloths; this includes furniture, blinds, louvers, etc. that can be reached without a ladder.
5.	Spot clean to remove smudges, marks and fingerprints from walls, equipment, doors, partitions, light switches, etc. within reach.
6.	Clean lobby entrance doors and glass.
7.	Wash water fountains with germicidal solution.
8.	Wash cafeteria tables and chairs.
9.	Damp mop all non resilient floors.
10.	Thoroughly clean all elevator cabs and landing doors.
11.	Wash glass displays, building directory, entrance doors both sides.
12.	Vacuum.

WEEKLY

1.	Sweep all stairwell areas.
2.	Scrub and recondition resilient tile floors.
3.	Brush/wipe all fabric covered chairs.

MONTHLY

1.	Wash stairwell landing and treads.
2.	Vacuum all ceiling and wall air supply and exhaust diffusers and grills monthly.
3.	Scrub and recondition resilient tile using buffable nonslip floor finish.

QUARTERLY

1.	High dust all horizontal and vertical surfaces not reached in nightly cleaning such as pipes, light fixtures, door frames, picture frames, etc.
2.	Damp wipe diffusers, vents, grills, etc., including surrounding wall or ceiling areas that are soiled.
3.	Wash and polish vertical terrazzo or marble surfaces.

ANNUALLY

1.	Wash light fixtures including reflectors, globes, diffusers and trim.
2.	Wash walls in corridors, lobbies and cafeteria.
3.	Clean all vertical surfaces not attended to in nightly, weekly, monthly or quarterly schedules.

COMMON RESTROOMS

DAILY

1.	Clean mirrors, soap dispensers, shelves, basins, exposed plumbing, dispensers and disposal units using disinfectant solution.
2.	Damp wipe all ledges, toilet stalls and doors.
3.	Spot clean light switches, doors and walls.
4.	Thoroughly clean commodes and urinals with disinfectant solution.
5.	Pour one ounce of bowl cleaner into bowls and urinals when finished cleaning. Do not flush.
6.	Remove all trash to designated area.
7.	Refill all soap, toilet tissue and towel and other dispensers.
8.	Damp mop tile floors with disinfectant solution.
9.	Clean all baseboards.

WEEKLY

1.	Brush all fabric covered chairs and couches in the Ladies lounges with a lint brush.

MONTHLY

1.Vacuum all ceiling and wall air supply and exhaust units.

QUARTERLY

1.	High dust all horizontal and vertical surfaces not reached in nightly cleaning.
2.	Damp wash diffusers, vents and grills.

ANNUALLY

1.	Wash light fixtures.
2.	Wash walls with disinfectant solution.
3.	Machine scrub floors using disinfectant solution.

EXHIBIT E

HVAC SPECIFICATIONS

Heat and Air Conditioning Performance

Specifications and Conditions

The existing HVAC equipment servicing the Premises shall be capable of producing sufficient cooling during normal business hours to meet the following specifications:

1.A maximum of 76 degF +/- 2 degF indoors, w/50% relative humidity when outside temperature is 90 degF DB/75 degF WB; and

2.A minimum of 70 degF +/- 2 degF indoors, when outside temperature is 5 degF DB.

This specification is based on an average of 5 watts per USF for lighting and power and one person per 150 USF and assuming properly engineered distribution and blinds to be installed by Tenant as part of Tenant’s Work to the Premises.

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EXHIBIT F

LANDLORD’S BASE BUILDING WORK

Landlord, at its sole cost and expense, shall cause to be performed the following work (collectively, the “Landlord’s Base Building Work”), which shall consist of “Landlord’s Critical Path Work” to be substantially completed on or before the date that is sixty (60) days after the Effective Date of this Lease, and “Landlord’s Post-Delivery Work” to be substantially completed in accordance with a commercially reasonable construction schedule to be mutually agreed upon by Landlord and Tenant, subject to any Tenant Delays or Unavoidable Delays.

The term “Landlord’s Critical Path Work” herein shall mean the following work items considered in the “critical path” for Tenant’s commencement of Tenant’s Work:

•

The Premises shall be demolished (including, without limitation, all internal staircases) and delivered in broom-clean condition with legal demising walls.  All floors will be delivered in commercially reasonable, broom-clean condition.  Building shall be delivered without any Hazardous Materials (including, without limitation, asbestos) present.

•	Landlord shall deliver condenser valve and capped outlets on the floor for the IT room supplemental cooling A/C units to be installed by Tenant (proportionate share of approx. 10 tons per floor).
•	Landlord shall deliver fireproofing and enclosure of any exposed structural steel, as well as all penetrations within the Premises fire-stopped.
•

Landlord shall deliver all columns within the Premises repaired and fireproofed or appropriately protected, per code, enclosed in sheetrock, which is taped and spackled, and ready to accept Tenant finishes.

•

Landlord shall deliver the exterior walls where existing convectors have been removed repaired and fireproofed or appropriately protected, per code, enclosed in sheetrock, which is taped and spackled, and ready to accept Tenant finishes.

•

Landlord shall deliver the currently existing complete sprinkler infrastructure in the Premises, including combination standpipe/sprinkler risers, pumps, valve connections suitable for general office occupancy.  Landlord shall keep the existing sprinkler distribution in place and available for Tenant’s Work.  Sprinkler head distribution shall be completed as a part of Tenant’s Work.

•	Exterior Building enclosure shall be delivered water tight.
•	Landlord shall remove the convenience staircases between the 4th/5th and 5th/6th floors

The term “Landlord’s Post-Delivery Work” shall mean the following work items:

•

The Building shall have a code-compliant fire alarm and life safety system, with the necessary components (speaker/strobes, manual pulls, smoke detectors, water flows and tamper switches) installed in core Common Areas.  Landlord shall provide a life safety infrastructure, including panels and power sources with adequate capacity within the base Building fire alarm system to provide for Tenant’s commercially reasonable fire/life safety installations within the Premises.  Landlord shall provide for all connection points at the Premises on the floor.

•

Landlord shall deliver the main HVAC supply and return ductwork through perimeter wall of MER and stubbed to a connection point at the Premises, complete with smoke and fire dampers at the core of the Premises, including wiring to fire alarm and Building Management System as required.  Landlord shall deliver hot water via taps at the mechanical room wall for Tenant distribution to fan powered VAV boxes, fan coils or fin tube radiation.

•	Landlord shall provide the existing domestic hot water piping riser (supply and return piping) to the common restrooms.
•	Landlord shall deliver the currently existing Building mechanical systems brought to the Premises, fully operational and tied into the Building Management System.
•

Landlord to provide distribution panels and transformers as required to provide 6 watts demand load per usable square foot Electrical Capacity.  Landlord shall deliver adequate riser space for electrical and telephone service.  All branch wiring in the Premises shall be a part of Tenant’s Work.

1.Delivery.  Upon substantial completion of Landlord’s Critical Path Work, the Premises shall be turned over to Tenant in vacant, broom-clean condition, ready for Tenant to commence Tenant’s Work.

2.Substantial Completion.  Landlord’s agreement to perform Landlord’s Base Building Work shall not require it to incur premium labor or overtime costs and expenses and shall be subject to Unavoidable Delays, Tenant Delays and for any other causes or events beyond Landlord’s reasonable control.  The terms “substantial completion” or “substantially complete” as to Landlord’s Base Building Work shall be deemed to have been achieved on the earliest date when the following criteria have been met:

(a)In the case of Landlord’s Base Building Work, said work has been substantially completed such that any requisite certificate of occupancy (or other required sign-offs) have been issued by local governmental authorities.

(b)Tenant acknowledges that Landlord’s Base Building Work shall be deemed substantially completed notwithstanding the fact that minor or insubstantial details or minor or insubstantial defects of construction remain to be performed or corrected, so long as the non-completion or non-correction thereof does not materially interfere with the Tenant’s construction of Tenant’s Work (such items, “Punch-List Items”).  Landlord shall perform and/or correct such Punch-List Items within a commercially reasonable period (but no more than thirty (30) days, provided that such thirty (30) day period shall be extended as necessary to the extent such items cannot reasonably be completed within thirty (30) days and Landlord is otherwise diligently pursuing completion thereof) following the parties’ inspection of Landlord’s Base Building Work and the itemization of a mutually agreed-upon list of Punch-List Items, prepared jointly by the parties and/or their respective architects.

3.Tenant Delay.  A “Tenant Delay” shall mean any delay actually encountered by Landlord or Landlord’s agents, employees, contractors or subcontractors, in the performance of any of Landlord’s obligations under the Lease (including, without limitation, Landlord’s Base Building Work), to the extent such delay is solely caused by Tenant or Tenant’s agents, employees, contractors, subcontractors, architects or representatives.

4.Landlord’s Base Building Work Standards.  Landlord’s Base Building Work shall be performed in a good and workmanlike manner, in compliance with all applicable legal Requirements, and using new materials and reputable, experienced contractors and subcontractors, subject to Tenant Delays and delays beyond Landlord’s reasonable control.

5.Arbitration.  In the event of any disputes between the parties concerning Landlord’s Base Building Work, any Tenant’s Delays, any Punch-List Items, or the Commencement Date, which are not resolved in writing by the parties within thirty (30) days after notice of such dispute, may be submitted by either party to binding, expedited arbitration in accordance with Article 25 of the Lease.

6.Warranty.  Notwithstanding anything to the contrary contained in this Lease, Landlord shall warranty that Landlord’s Base Building Work shall be free from defects in workmanship, materials and installation for a period of one (1) year following the completion of Landlord’s Base Building Work.

EXHIBIT G

TENANT’S WORK LETTER

1.Tenant’s Work.  The construction of the fit-up improvements and alterations for Tenant’s occupancy (collectively, the “Initial Alterations” or “Tenant’s Work”) shall be performed by Tenant, subject to the terms and conditions of the Lease and this Exhibit G.

2.Costs.  Except as otherwise specifically set forth in Section 3.02 of the Lease, Tenant shall pay all costs and expenses (collectively, the “Work Costs”) associated with Tenant’s Work, when and as incurred.  Said Work Costs shall include, without limitation, all costs for permits, approvals, authorizations, licenses, inspections, space planners, contractors, architects, engineers, utility connections, labor, materials, bonds (if any), certificates of occupancy, insurance, taxes and any structural or mechanical work, additional HVAC equipment or sprinkler heads, or modifications to any mechanical, electrical, plumbing or other systems and equipment required as a result of the layout, design or construction of Tenant’s Work.

3.Tenant Improvement Allowance; Plans.  Provided Tenant is not in default of any of its obligations under the Lease (including this Exhibit G, as applicable) beyond any applicable notice and cure periods, Tenant shall be entitled to the Tenant Improvement Allowance as provided in Section 3.02 of the Lease.

Except as specifically provided in Section 3.02 of the Lease, Landlord shall have no liability whatsoever for the payment of any costs or expenses associated with Tenant’s Work or Tenant’s Plans (as hereinafter defined), Tenant being fully responsible therefor.  Tenant shall keep the Premises, Building and Complex free of mechanics’ and materialmen’s liens in connection with Tenant’s Work, subject to the terms of Paragraph 12 hereof.  Tenant’s Work shall be performed in accordance with the plans, specifications and drawings of partition layouts (including openings), ceiling and lighting layouts, colors, mechanical and electrical drawings, HVAC system design and distribution plans and specifications and any and all other information as may be reasonably acceptable to Landlord, and necessary and sufficient to obtain a building permit and to complete the Initial Alterations to the Premises in accordance with this Exhibit G (such plans are collectively referred to herein as “Tenant’s Plans” or the “Plans”), which Plans shall be prepared by Tenant’s architects, engineers, and reputable, duly-licensed space planners, who shall be subject to the prior written approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed.  Landlord shall not charge any supervisory fee in connection with Tenant’s Work or Tenant’s Plans.  However, Tenant’s Plans shall be subject to the review of Landlord’s architect(s) and engineer(s) (as commercially reasonable and necessary and at commercially reasonable out-of-pocket cost).  Tenant shall promptly reimburse Landlord, as Additional Rent, for Landlord’s reasonable, out-of-pocket costs to have such parties review Tenant’s Plans.  Tenant’s Plans shall be subject to the prior written approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed.  Landlord agrees to provide its written approval (or disapproval, with reasons for such disapproval) of Tenant’s Plans with five (5) days of receipt of same, and within five (5) days of receipt of Tenant’s revised Plans given in response to Landlord’s reasons for disapproval, if any.  If Landlord fails to respond to Tenant’s request within the applicable review period set forth herein, Tenant may deliver to Landlord a second notice, which shall have the following written at the top thereof in bold-faced capitalized letters — “THIS IS TENANT’S

SECOND NOTICE REQUESTING LANDLORD’S APPROVAL.  LANDLORD’S FAILURE TO RESPOND TO THIS NOTICE WITHIN 3 BUSINESS DAYS SHALL BE DEEMED LANDLORD’S APPROVAL”— and if Landlord fails to respond thereto within three (3) Business Days, Landlord shall be deemed to have approved the work shown on such Tenant’s Plans.  Said Plans shall also be prepared in accordance with all applicable Requirements.  Tenant acknowledges that Landlord’s approval of the Plans shall not in any way be deemed a warranty or approval of same with respect to their quality, adequacy or compliance with the aforementioned requirements.  In the event that any material aspects of Tenant’s Work are not performed substantially in accordance with the approved Plans, Tenant shall not be permitted to occupy the Premises until the same reasonably complies in all material respects with said approved Plans, but such inability to occupy shall not relieve Tenant of any obligations to pay any rent under the Lease.

4.Change Orders.  No material changes, modifications, alterations or additions to the approved Plans shall be made without the prior written approval of Landlord in each instance, after written request therefor by Tenant.  Landlord’s approval to any such changes shall not be unreasonably withheld, conditioned or delayed.  Any such change order approval or disapproval shall be given within five (5) Business Days after receiving the same, with any disapproval reasonably specifying the reasons therefor.  If Landlord fails to respond to Tenant’s request within the applicable review period set forth herein, Tenant may deliver to Landlord a second notice, which shall have the following written at the top thereof in bold-faced capitalized letters — “THIS IS TENANT’S SECOND NOTICE REQUESTING LANDLORD’S APPROVAL.  LANDLORD’S FAILURE TO RESPOND TO THIS NOTICE WITHIN 3 BUSINESS DAYS SHALL BE DEEMED LANDLORD’S APPROVAL”— and if Landlord fails to respond thereto within three (3) Business Days, Landlord shall be deemed to have approved the work shown on such change order.

5.Tenant’s Work Standards.  Tenant’s Work shall be performed by a reputable, commercial general contractor first approved by Landlord in writing, which approval shall not be unreasonably withheld, conditioned or delayed.  Such contractor shall be insured as provided in Paragraph 7 of this Exhibit G, and shall work in harmony with any workers at the Building and Complex so as to maintain proper labor relations and so as to avoid any work stoppages.  Landlord will give its approval or disapproval of any contractors within five (5) Business Days of receipt of written request of same from Tenant, Tenant may deliver to Landlord a second notice, which shall have the following written at the top thereof in bold-faced capitalized letters —”THIS IS TENANT’S SECOND NOTICE REQUESTING LANDLORD’S APPROVAL.  LANDLORD’S FAILURE TO RESPOND TO THIS NOTICE WITHIN 3 BUSINESS DAYS SHALL BE DEEMED LANDLORD’S APPROVAL”— and if Landlord fails to respond thereto within three (3) Business Days, Landlord shall be deemed to have approved such contractor(s).  If Landlord fails to respond to Tenant’s request within the applicable review period set forth herein, Landlord’s approval shall be deemed granted and Tenant shall have the right to proceed with the requested contractor.  Tenant’s Work shall comply with the current design standards, structural and mechanical criteria, and the general layout of the Building.  Said Tenant’s Work shall be commenced promptly after Tenant, at its sole cost and expense, obtains all necessary permits, consents, authorizations, licenses and approvals therefor.  Any required zoning approval (including the zoning permit and zoning certificate of compliance) obtained in connection with Tenant’s Work shall be obtained at Tenant’s expense.  Landlord shall reasonably cooperate with Tenant, at Tenant’s expense, in connection with Tenant obtaining the permits, consents, etc., which

Tenant is required to obtain hereunder.  Tenant’s Work shall be performed diligently until completion, by trained, supervised and adequately staffed personnel and strictly in accordance with the approved Plans and all Requirements (including, without limitation, applicable zoning, fire, health, building and disability codes).  Tenant’s Work shall be performed in a good and workmanlike manner as to workmanship and materials, and so as not to unreasonably interfere with any work or construction by Landlord, or the management, operations or occupancies of the Complex.  Tenant shall obtain Landlord’s prior written approval for any space outside the Premises, which Tenant (or Tenant’s contractors or subcontractors) desire(s) to use for storage, handling or moving of any materials and equipment, as well as the location of any facilities for personnel.  Tenant (or its contractors or subcontractors) shall be required to remove from the Premises and the Building and dispose of at least once per week (or more frequently as Landlord may reasonably direct), all debris and rubbish caused by or resulting from Tenant’s Work.  Said removal and disposal shall be performed in compliance with all Requirements.  Upon completion of Tenant’s Work, said contractors and subcontractors shall remove all surplus materials, equipment, debris and rubbish of whatever kind remaining on or at the Building associated with Tenant’s Work.  If rubbish, surplus material or temporary structures within five (5) days after notice from Landlord to Tenant, then Landlord may cause the same to be removed at Tenant’s sole cost and expense.  Tenant shall, at its sole cost and expense, diligently apply for and obtain any and all building permits and certificates of occupancy and zoning compliance with respect to the Tenant’s Work (and provided copies thereof to Landlord upon Tenant’s obtaining same).  Notwithstanding anything to the contrary contained herein, Tenant’s Work shall be performed so as to minimize interfere with other occupants of the Complex (or Landlord’s management or operation of the Complex), and said Tenant’s Work shall be subject to such additional commercially reasonable rules or criteria as Landlord may reasonably require upon prior written notice to Tenant as set forth in Article 27 of the Lease.

6.Indemnity.  Tenant’s Work shall be performed at Tenant’s sole risk.  Tenant hereby agrees to indemnify, defend and hold Landlord (and Landlord’s employees and agents) harmless from and against any and all third party claims, liabilities, reasonable costs, damages or expenses (including, without limitation, reasonable attorney’s fees and disbursements) arising from or in connection with the installation, performance or nonperformance of Tenant’s Work or Tenant’s breach of any of its obligations under this Exhibit G.

7.Insurance.  Tenant (and its contractors and subcontractors) shall carry and maintain at all times during the performance of Tenant’s Work, comprehensive public liability insurance, contractual liability insurance, property damage insurance and worker’s compensation insurance, all issued by insurers and having coverage amount which is required in Article 7 of the Lease.  Said insurance policies shall name Landlord and any mortgagee designated by Landlord as additional insured(s) as their interests may appear.  Certificates of such insurance policies shall be delivered to Landlord before the commencement of Tenant’s Work.

8.Completion; C/O.  The completion (or non-completion) of Tenant’s Work on the Premises, shall not affect, in any way, the Rent Commencement Date or the commencement of Tenant’s obligations to pay Fixed Rent and Additional Rent under the Lease.  Within sixty (60) days following the completion of Tenant’s Work on the Premises, Tenant shall provide Landlord with final “as-built” plans and specifications accurately reflecting all of Tenant’s Work, including, without limitation, any approved change orders thereto.  Tenant shall also be responsible for obtaining and delivering to Landlord, at its sole cost and expense, a duly issued, valid, certificate of occupancy from the appropriate Stamford authorities confirming that Tenant’s Work has been completed in accordance with the Plans and permitting lawful occupancy of Premises (said certificate to be in form and substance reasonably satisfactory to Landlord and Tenant shall obtain the same, within six (6) months after the Commencement Date (subject to Unavoidable Delays)).

9.Conflicts; Default.  Notwithstanding anything to the contrary contained in the Lease, in the event of any express inconsistencies between the Lease and this Exhibit G, this Exhibit G shall govern and control in each instance with respect to the parties’ respective obligations under this Exhibit G.  If Tenant shall fail to duly perform any of its obligations required in this Exhibit G, such failure shall, following five (5) Business Days’ notice (except in cases of genuine emergency, when only immediate notice shall be required or in the event that such failure is of such a nature that it cannot with due diligence be completely remedied within said period of five (5) Business Days and Tenant shall not commence within said period of five (5) Business Days, and/or shall not thereafter diligently prosecute to completion), at Landlord’s option, be deemed a default under the Lease, and Landlord may order that all Tenant’s Work be stopped immediately until default is cured, without limitation as to Landlord’s other rights and/or remedies under the Lease or at law or in equity.  Tenant shall comply immediately with any such stop orders.  Landlord shall also have the right, upon ten (10) days’ written notice to Tenant (except in cases of genuine emergencies, when only immediate notice shall be required) to cure Tenant’s violations of this Exhibit G at Tenant’s sole cost and expense.  Notwithstanding anything to the contrary contained herein or in the Lease, from and after the Effective Date of the Lease and at all times thereafter, Tenant shall comply strictly with all of the provisions of this Exhibit G and any applicable obligations of Tenant under Lease.  The Lease (including this Exhibit G) is a present lease and not a contract to make a lease at some future date, even though the Term has not yet commenced.

10.Access; Inspections.  Landlord shall at all times have reasonable access upon reasonable notice to Tenant (except in the event of genuine emergency, in which case no notice shall be required) in the company of a designated Tenant representative (provided Tenant makes same available) into and about the Premises during the performance of Tenant’s Work for purposes of inspecting same and to monitor compliance with this Exhibit G (Landlord agreeing to exercise such access in a commercially reasonable manner).  Tenant shall regularly and promptly keep Landlord duly apprised of the progress of Tenant’s Work.  Subject to the terms of this Exhibit G, Landlord and Tenant shall cooperate with each other (and their respective agents and contractors) reasonably and in good faith in connection with any work being performed by Landlord and Tenant so as not to unreasonably interfere with any other party’s work.

11.Warranties.  Tenant shall use commercially reasonable, good faith efforts to obtain from its contractors a warranty, for the benefit of Landlord and Tenant, warranting that Tenant’s Work shall be free from defects in workmanship, materials and installation for a period of one (1) year following the completion of Tenant’s Work.

12.Liens.  Notice is hereby given that neither Landlord, any lessor, any ground lessor, nor any mortgagee of the Premises shall be liable for any labor or materials furnished or to be furnished to Tenant upon credit, and that no mechanic’s, materialman’s or other lien for such labor or material shall attach to or affect any estate or interest of Landlord, any ground lessor or any mortgagee of the Premises.  Tenant, at its expense, and with diligence and dispatch, shall, procure the cancellation or discharge of all notices of violation arising from or otherwise connected with any Tenant’s Work, or any work, labor, services or materials done for or supplied to Tenant, or any person claiming through or under Tenant, which shall be issued by any public authority having or asserting jurisdiction Tenant hereby agrees to defend, indemnify and save harmless Landlord from and against any and all mechanic’s, materialman’s and other liens and encumbrances filed in connection with Tenant’s Work or any work, labor, services or materials done for or supplied to Tenant or any person claiming through or under Tenant, including, without limitation, security interests in any materials, fixtures or articles so installed in and constituting part of the Premises and against all costs, expenses and liabilities incurred in connection with any such lien or encumbrance or any action or proceeding brought thereon.

EXHIBIT H

INTENTIONALLY OMITTED

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EXHIBIT I

FORM OF LETTER OF CREDIT

_________________, 20___

400 Atlantic Joint Venture LLC and
SLJ Atlantic Stamford LLC (tenants-in-common)
c/o George Comfort & Sons, Inc.

200 Madison Avenue

New York, New York 10016

Attn: Peter S. Duncan

Re: Clean Irrevocable Letter of Credit No._______

Gentlemen:

We hereby establish our Clean Irrevocable Letter of Credit No.______ in your favor for the account of __________________________ (the “Tenant”), up to the aggregate amount of $_______________.00.  You may draw upon such Letter of Credit at sight on or before ___________________, ________, upon the presentation of your draft.  We will honor the same without requiring anything further of any party or person and regardless of any contrary claims, demands or instructions.  You may make partial or full drawings not to exceed the foregoing aggregate amount.

This Letter of Credit expires at the close of banking business on __________________, ________, (hereinafter, as such date may be extended pursuant to the provisions hereof, the “Expiration Date”).  It is a condition of this Letter of Credit that the Expiration Date of this Letter of Credit shall be deemed automatically extended for additional periods of one (1) year each from the Expiration Date through and ending _______________, ________, unless not less than _______ (____) days prior to the then prevailing Expiration Date, we shall notify you in writing, by registered or certified mail, that we elect not to extend this Letter of Credit for any such additional period.  In such latter event, you may draw the full aggregate amount of this Letter of Credit.

This Letter of Credit is binding upon, and shall inure to the benefit of, the parties and their successors and assigns.  This Letter of Credit may be transferred by you, as beneficiary hereof, upon prior written notice to us, without any additional charge.  This Letter of Credit sets forth our entire undertaking and shall not be modified, amended or expanded by reference to any other document, instrument or agreement.

[NAME OF BANK]

By:
Name:
Its:
duly authorized

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